   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1997



                                                      REGISTRATION NO. 333-38369

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               MEDPARTNERS, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

                 DELAWARE                                     8011                                    63-1151076
     (State or Other Jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
      Incorporation or Organization)              Classification Code Number)                   Identification Number)

                             ---------------------
        3000 GALLERIA TOWER, SUITE 1000, BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                         J. BROOKE JOHNSTON, JR., ESQ.
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                               MEDPARTNERS, INC.
                        3000 GALLERIA TOWER, SUITE 1000
                         BIRMINGHAM, ALABAMA 35244-2331
                                 (205) 733-8996
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   COPIES TO:

                 ROBERT E. LEE GARNER, ESQ.                                     PHILIP A. THEODORE, ESQ.
               F. HAMPTON MCFADDEN, JR., ESQ.                                       KING & SPALDING
             HASKELL SLAUGHTER & YOUNG, L.L.C.                                    191 PEACHTREE STREET
                 1200 AMSOUTH/HARBERT PLAZA                                      ATLANTA, GEORGIA 30303
                  1901 SIXTH AVENUE NORTH                                            (404) 572-4676
                 BIRMINGHAM, ALABAMA 35203
                       (205) 251-1000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger of a wholly-owned subsidiary of the Registrant, ASG Merger Corporation (the "Subsidiary"), with America Service Group Inc. ("ASG").

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------


                        CALCULATION OF REGISTRATION FEE



=================================================================================================================================
                                                                      PROPOSED               PROPOSED
               TITLE OF EACH                       AMOUNT              MAXIMUM               MAXIMUM               AMOUNT OF
            CLASS OF SECURITIES                     TO BE          OFFERING PRICE           AGGREGATE            REGISTRATION
              TO BE REGISTERED                   REGISTERED           PER UNIT            OFFERING PRICE             FEES
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
  (including the Common Stock Purchase
  Rights)...................................  2,502,072 shares      Inapplicable        $59,027,753.75(1)        $17,887.20(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share
  (including the Common Stock Purchase
  Rights)...................................    56,800 shares       Inapplicable          $1,395,200(3)           $422.79(4)
------------------------------------------------------------------------------------------------------------------------------
Total.......................................  2,558,872 shares           --               $60,422,953.75          $18,309.99
==============================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(f)(1), the maximum aggregate offering price is the product of (a) $16.75, representing the average of the high and low sale prices of the ASG Common Stock as reported on The Nasdaq Stock Market, National Market System on October 15, 1997, and (b) 3,524,045, the number of shares of ASG Common Stock anticipated to be acquired by MedPartners in connection with the acquisition of ASG pursuant to the Plan of Merger.


(2) $17,887.20 represents the amount paid at the time of the original filing of the Registration Statement.


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(f)(1), the maximum aggregate offering price is the product of (a) $17.44, representing the average of the high and low sale prices of the ASG Common Stock as reported on The Nasdaq Stock Market, National Market System on November 14, 1997, and (b) 80,000, the number of shares of ASG Common Stock anticipated to be acquired by MedPartners in connection with the acquisition of ASG pursuant to the Plan of Merger.


(4) $422.79 represents the registration fee due on the additional shares registered hereby.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

[LETTERHEAD OF AMERICA SERVICE GROUP INC.]


                               November 20, 1997


Dear Stockholder:


     You are cordially invited to attend an important Special Meeting of the Stockholders of America Service Group Inc. ("ASG") to be held on December 29, 1997, at 10:00 a.m. local time, at the offices of Equitable Securities Corporation, 800 Nashville City Center, 611 Union Street, Nashville, Tennessee 37219.


     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of October 1, 1997 (the "Plan of Merger"), by and among ASG, MedPartners, Inc. ("MedPartners") and ASG Merger Corporation, a wholly-owned subsidiary of MedPartners (the "Subsidiary"), which provides for (i) the acquisition of ASG by MedPartners and
(ii) the merger of the Subsidiary with and into ASG (the "Merger"). If the Merger is consummated, each outstanding share of ASG Common Stock will be converted into the right to receive 0.71 of a share of MedPartners Common Stock.

     The Plan of Merger has been approved and adopted by the Board of Directors of ASG and MedPartners and is subject to approval by the holders of a majority of the outstanding shares of ASG Common Stock.

     THE BOARD OF DIRECTORS OF ASG HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ASG AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER, HAS APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT THE ASG STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE PLAN OF MERGER.


     Details of the background and reasons for the proposed Merger appear and are explained in the accompanying Prospectus-Proxy Statement. Additional information regarding ASG and MedPartners also is set forth in the Prospectus-Proxy Statement and incorporated therein by reference to other documents. Also, the Prospectus-Proxy Statement is accompanied by ASG's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and should be read in conjunction therewith.


     It is important that your shares be represented at the Special Meeting either in person or by proxy. A proxy card for the ASG Common Stock you own is enclosed. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return such card in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,
                                          /s/ Scott L. Mercy
                                          Scott L. Mercy
                                          President and Chief Executive Officer

                           AMERICA SERVICE GROUP INC.

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 29, 1997


                             ---------------------


     Notice is hereby given that a Special Meeting (the "Special Meeting") of the stockholders of America Service Group Inc. ("ASG") will be held on December 29, 1997, at 10:00 a.m., local time at the offices of Equitable Securities Corporation, 800 Nashville City Center, 611 Union Street, Nashville, Tennessee 37219, to consider and vote upon:


          (1) A proposal to approve and adopt the Plan and Agreement of Merger, dated as of October 1, 1997 (the "Plan of Merger"), among MedPartners, Inc., a Delaware corporation ("MedPartners"), ASG, and ASG Merger Corporation, a Delaware corporation and a newly-formed, wholly-owned subsidiary of MedPartners (the "Subsidiary"). Pursuant to the Plan of Merger, at the Effective Time (as defined in Section 1.3 of the Plan of Merger): (i) the Subsidiary will merge with and into ASG and (ii) each outstanding share of ASG Common Stock, par value $.01 per share, will be converted into the right to receive 0.71 of a share of MedPartners Common Stock, par value $.001 per share, as more fully set forth in the Plan of Merger and described in the attached Prospectus-Proxy Statement; and

          (2) Such other matters as may properly come before the meeting or any adjournments or postponements thereof.

     Holders of shares of ASG Common Stock have no right to dissent from the Merger or to receive a statutory payment for the "fair value" of their shares, although such holders may vote against the Merger or abstain from voting. Failure to submit a proxy card or the abstention from voting by an ASG stockholder will have the same effect as a vote "against" the approval and adoption of the Plan of Merger.


     The Board of Directors has fixed the close of business on November 10, 1997 as the record date for determination of stockholders entitled to notice of, and to vote at the Special Meeting or any adjournment or postponement thereof.


     Your attention is directed to the Prospectus-Proxy Statement accompanying this notice.

                                          By order of the Board of Directors

                                          /s/ Michael Catalano

                                          Michael Catalano
                                          Secretary

Brentwood, Tennessee


November 20, 1997


     PLEASE COMPLETE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN SUCH CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

PROSPECTUS-PROXY STATEMENT

                                PROXY STATEMENT

                                       OF

                           AMERICA SERVICE GROUP INC.
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 29, 1997


                                   PROSPECTUS
                                       OF
                               MEDPARTNERS, INC.


     THIS PROSPECTUS-PROXY STATEMENT RELATES TO UP TO 2,558,872 SHARES OF THE COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "MEDPARTNERS COMMON STOCK"), TOGETHER WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, OF MEDPARTNERS, INC., A DELAWARE CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, "MEDPARTNERS"), ISSUABLE TO THE STOCKHOLDERS OF AMERICA SERVICE GROUP INC., A DELAWARE CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, "ASG"), UPON CONSUMMATION OF THE MERGER (AS DEFINED BELOW) AS CONSIDERATION FOR THE MERGER (THE "MERGER CONSIDERATION"). SUCH NUMBER OF SHARES REPRESENTS THE MAXIMUM ANTICIPATED NUMBER OF SHARES THAT WILL BE ISSUED IN THE MERGER. THIS PROSPECTUS-PROXY STATEMENT ALSO SERVES AS THE PROXY STATEMENT OF ASG FOR ITS SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 29, 1997, AND ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF (THE "SPECIAL MEETING"). SEE "THE SPECIAL MEETING".


     This Prospectus-Proxy Statement describes the terms of the proposed acquisition by MedPartners of ASG by means of the merger (the "Merger") of ASG Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of MedPartners (the "Subsidiary"), with and into ASG, with ASG being the surviving corporation. After the Merger, the combined operations of MedPartners and ASG are expected to be conducted with ASG as a subsidiary of MedPartners. At the Special Meeting, the stockholders of ASG will be asked to approve and adopt the Plan of Merger (as defined below), which approval and adoption will also constitute approval of the transactions contemplated thereby, including the Merger. The Merger will be effected pursuant to the terms, and subject to the conditions, of the Plan and Agreement of Merger, dated as of October 1, 1997 (the "Plan of Merger"), among MedPartners, the Subsidiary and ASG. The Plan of Merger is attached to this Prospectus-Proxy Statement as Annex A and is incorporated herein by reference.

     Upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of ASG (the "ASG Common Stock" and sometimes, collectively, referred to herein as the "ASG Shares") will automatically be converted into the right to receive 0.71 (the "Exchange Ratio") of a share of MedPartners Common Stock. Cash will be paid (without interest) in lieu of fractional shares of MedPartners Common Stock. For a more complete description of the terms of the Merger, see "The Merger".


     On November 19, 1997, the closing price of MedPartners Common Stock on The New York Stock Exchange was $25.88. At such price, the equivalent value of a share of ASG Common Stock would have been $18.37, calculated on the basis of the Exchange Ratio (the "Equivalent Value"), and the aggregate value of the Merger Consideration would be approximately $66.2 million. The actual market price of the MedPartners Common Stock is subject to fluctuation and could be more or less than the market price of the MedPartners Common Stock on the date of this Prospectus-Proxy Statement or the date of the Special Meeting. Any such change will cause a corresponding change in the Equivalent Value and the aggregate value of the Merger Consideration. Each ASG stockholder is urged to obtain updated market information.


     All information contained herein with respect to MedPartners and the Subsidiary has been furnished by MedPartners, and all information contained herein with respect to ASG has been furnished by ASG. See "Available Information".


     This Prospectus-Proxy Statement, the accompanying Notice of Special Meeting and the form of Proxy are first being mailed to stockholders of ASG on or about November 20, 1997.



     SEE "RISK FACTORS" AT PAGE 13 FOR A DISCUSSION OF CERTAIN RISK FACTORS RELATED TO THE MERGER AND TO MEDPARTNERS.


    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS-PROXY STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


       The date of this Prospectus-Proxy Statement is November 20, 1997.

                             AVAILABLE INFORMATION

     MedPartners has filed a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the shares of MedPartners Common Stock to be issued in connection with the Merger. This Prospectus-Proxy Statement does not contain all the information set forth in the Registration Statement which MedPartners has filed with the SEC. Certain portions have been omitted pursuant to the rules and regulations of the SEC, and reference is hereby made to such portions for further information with respect to MedPartners, ASG and the MedPartners Common Stock to be issued in the Merger. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or incorporated by reference. Each such statement is qualified in its entirety by such reference.

     MedPartners and ASG are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (SEC File Nos. 0-27276 and 0-19673, respectively), and in accordance therewith, file periodic reports, proxy statements and other information with the SEC relating to their respective businesses, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. The MedPartners Common Stock is listed on The New York Stock Exchange (the "NYSE"). The Registration Statement, reports, proxy statements and certain other information with respect to MedPartners can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005. The ASG Common Stock is listed on The Nasdaq Stock Market, National Market System (the "Nasdaq Stock Market"), and the Registration Statement, reports, proxy statements and certain other information with respect to ASG may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus-Proxy Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of MedPartners and ASG. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. MedPartners and ASG caution readers that such "forward-looking statements", including without limitation, those relating to MedPartners' and ASG's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to MedPartners or ASG, are necessarily estimates reflecting the best judgment of MedPartners' and ASG's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements". Such "forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this Prospectus-Proxy Statement. Other factors set forth from time to time in MedPartners' and ASG's reports and registration statements filed with the SEC should also be considered.

     The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These "forward-looking statements" are found at various places throughout this document and the other documents incorporated herein by reference including but not limited to, MedPartners' and ASG's Annual Reports on Form 10-K (including any amendments thereto). Additionally, the discussions therein with respect to MedPartners under the captions "Business of MedPartners --

Acquisition Program", "Business of MedPartners -- Industry", "Business of MedPartners -- Strategy", "Business of MedPartners -- Operations", "Business of MedPartners -- Government Regulation", "Business of MedPartners -- Corporate Liability and Insurance", "Business of MedPartners -- Legal Proceedings", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- MedPartners" and with respect to ASG under the captions
"Business -- Correctional Healthcare Services", "Business -- Employees and Independent Contractors", "Business -- Medical Supplies, Pharmacy and Prescription Services", "Business -- 1996 Corporate Reorganization", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" are susceptible to the risks and uncertainties discussed herein that could cause actual results to differ materially from those contemplated in such forward looking statements. For a discussion of such risks, see "Risk Factors". Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Neither MedPartners nor ASG undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, MedPartners and ASG, through senior management, may from time to time make "forward-looking statements" about the matters described herein or other matters concerning MedPartners and ASG.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are hereby incorporated by reference in this Prospectus-Proxy Statement, all of which were previously filed by MedPartners with the SEC:

          1. MedPartners' Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996.


          2. MedPartners' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997.



          3. MedPartners' Current Report on Form 8-K filed August 27, 1997 (containing audited consolidated financial statements of MedPartners at December 31, 1996 and for the three years then ended reflecting the combined operations of MedPartners and InPhyNet Medical Management Inc.).



          4. MedPartners' Current Report on Form 8-K filed November 4, 1997.



          5. The description of MedPartners' Common Stock contained in MedPartners' Registration Statement filed with the SEC on Form 8-B under the Exchange Act and declared effective on November 29, 1995, including any amendment or reports filed for the purpose of updating such description.


     The following documents are hereby incorporated by reference in this Prospectus-Proxy Statement, all of which were previously filed by ASG with the
SEC:

          1. ASG's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.


          2. ASG's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997.



          3. ASG's Current Report on Form 8-K filed October 3, 1997.



          4. The description of ASG's Common Stock set forth in ASG's Registration Statement on Form 8-A filed on November 11, 1991.


     Additionally, all documents subsequently filed by MedPartners or ASG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Proxy Statement and prior to the termination of its offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus-Proxy Statement. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus-Proxy Statement to the extent that a statement contained herein or in a subsequently filed document modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus-Proxy Statement.

     THIS PROSPECTUS-PROXY STATEMENT IS ACCOMPANIED BY ASG'S LATEST ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q AND INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS-PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST FROM MEDPARTNERS AT 3000 GALLERIA TOWER, SUITE 1000, BIRMINGHAM, ALABAMA 35244,
ATTENTION: CORPORATE SECRETARY (TELEPHONE (205) 733-8996) AND FROM ASG AT SUITE 300, 105 WESTPARK DRIVE, BRENTWOOD, TENNESSEE 37027, ATTENTION: MICHAEL CATALANO, SECRETARY (TELEPHONE (615) 373-3100). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 24, 1997.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS-PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS-PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING MEDPARTNERS OR ASG CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT SINCE THE DATE OF SUCH INFORMATION. THE INFORMATION CONTAINED HEREIN WITH RESPECT TO MEDPARTNERS AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY MEDPARTNERS; THE INFORMATION CONTAINED HEREIN WITH RESPECT TO ASG AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY ASG. THIS PROSPECTUS-PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS-PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     i
FORWARD-LOOKING STATEMENTS..................................     i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    ii
SUMMARY OF PROSPECTUS-PROXY STATEMENT.......................     1
  The Companies.............................................     1
  MedPartners' Acquisition Program..........................     2
  Recent Developments.......................................     3
  Second Investment Decision................................     3
  Risk Factors..............................................     4
  The Special Meeting.......................................     4
  Record Date and Shares Entitled to Vote...................     4
  Vote Required.............................................     4
  The Merger................................................     5
  Market and Market Prices..................................     8
  Comparative Per Share Information.........................     9
  Selected Financial Information -- MedPartners.............    11
  Selected Financial Information -- ASG.....................    12
RISK FACTORS................................................    13
  Risks Relating to Integration in Connection with
     Acquisitions and the Merger............................    13
  PhyCor Merger.............................................    13
  Risks Relating to MedPartners' Growth Strategy;
     Integration and Identification of Growth
     Opportunities..........................................    14
  Risks Relating to Capitated Nature of Revenues; Control of
     Healthcare Costs.......................................    16
  Risks Relating to Certain Caremark Legal Matters..........    17
  Risks Relating to Exposure to Professional Liability;
     Liability Insurance....................................    18
  Government Regulation.....................................    19
  Risks Relating to Pharmacy Licensing and Operation........    20
  Risks Relating to Healthcare Reform; Proposed
     Legislation............................................    21
  Anti-Takeover Considerations..............................    21
  Possible Volatility of Stock Price; Risks Relating to
     Fixed Exchange Ratio...................................    21
  Risks Relating to Federal Income Taxes....................    22
THE SPECIAL MEETING.........................................    23
  General...................................................    23
  Date, Place and Time......................................    23
  Record Date, Quorum and Voting............................    23
  Vote Required.............................................    23
  Voting and Revocation of Proxies..........................    23
  Solicitation of Proxies...................................    24
THE MERGER..................................................    24
  Terms of the Merger.......................................    24
  Background of the Merger..................................    25
  Reasons for the Merger; Recommendation of the ASG Board of
     Directors..............................................    26
  Opinion of Financial Advisor to ASG.......................    27
  Interests of Certain Persons in the Merger................    30
  Effective Time of the Merger..............................    31
  Appraisal Rights..........................................    31
  Exchange of Certificates..................................    31
  Conditions to the Merger..................................    32
  Representations and Covenants.............................    33
  Regulatory Approvals......................................    34
  Business Pending the Merger...............................    34
  Waiver and Amendment......................................    34
  Termination...............................................    35
  The New York Stock Exchange Listing.......................    35

                                                              PAGE
                                                              ----
  Resale of MedPartners Common Stock by Affiliates..........    35
  Accounting Treatment......................................    36
  Federal Income Tax Consequences...........................    36
  Federal Income Tax Consequences of MedPartners/PhyCor
     Merger.................................................    37
  No Solicitation of Transactions...........................    37
  Expenses..................................................    38
  Indemnification...........................................    38
DESCRIPTION OF CAPITAL STOCK OF MEDPARTNERS.................    39
  Authorized Capital Stock..................................    39
  Common Stock..............................................    39
  Preferred Stock...........................................    39
  Certain Provisions of the Certificate of Incorporation and
     the DGCL...............................................    39
  Stockholder Rights Plan...................................    40
  Limitations on Liability of Officers and Directors........    42
  Registration Rights.......................................    43
  Transfer Agent and Registrar..............................    43
COMPARISON OF RIGHTS OF ASG STOCKHOLDERS AND MEDPARTNERS
  STOCKHOLDERS..............................................    44
  Classes and Series of Capital Stock.......................    44
  Size and Election of the Board of Directors...............    44
  Removal of Directors......................................    45
  Conversion and Dissolution................................    45
  Amendment or Repeal of the Certificate of Incorporation
     and Bylaws.............................................    45
  Stockholder Rights Plan...................................    46
  Advance Notice Provisions for Stockholder Proposals and
     Stockholder Nominations of Directors...................    46
  Action by Written Consent.................................    47
OWNERSHIP OF COMMON STOCK OF ASG............................    48
  Principal Stockholders....................................    48
  Information as to Directors and Executive Officers........    49
EXPERTS.....................................................    52
ASG STOCKHOLDER PROPOSALS...................................    53
LEGAL MATTERS...............................................    53
OTHER BUSINESS..............................................    53
ANNEXES:
A. PLAN AND AGREEMENT OF MERGER DATED AS OF OCTOBER 1, 1997
   BY AND AMONG MEDPARTNERS, INC., ASG MERGER CORPORATION
   AND AMERICA SERVICE GROUP INC............................   A-1
B. OPINION OF EQUITABLE SECURITIES CORPORATION..............   B-1
C. ASG PROXY................................................   C-1

                     SUMMARY OF PROSPECTUS-PROXY STATEMENT


     The following is a summary of certain information contained elsewhere in this Prospectus-Proxy Statement or incorporated by reference herein. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus-Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Prospectus-Proxy Statement and in the Annexes hereto. Shareholders of ASG are urged to read this Prospectus-Proxy Statement, the Annexes hereto and the documents incorporated herein by reference in their entirety. Also, this Prospectus-Proxy Statement must be accompanied by and read in conjunction with ASG's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Report on Form 10-Q for the period ended September 30, 1997.


                                 THE COMPANIES


     MedPartners. MedPartners is the largest physician practice management ("PPM") company in the United States, based on revenues. MedPartners develops, consolidates and manages comprehensive integrated healthcare delivery systems, consisting of primary care and specialty physicians, as well as the nation's largest group of physicians engaged in the delivery of emergency medicine and other hospital-based services. MedPartners provides services to prepaid managed care enrollees and fee-for-service patients in 40 states through its network of approximately 13,350 affiliated physicians. As an integral part of its PPM business, MedPartners operates one of the nation's largest independent pharmacy benefit management ("PBM") programs and provides disease management services and therapies for patients with certain chronic conditions.


     MedPartners affiliates with physicians who are seeking the resources necessary to function effectively in healthcare markets that are evolving from fee-for-service to managed care payor systems. MedPartners enhances clinic operations by centralizing administrative functions and introducing management tools, such as clinical guidelines, utilization review and outcomes measurement. MedPartners provides affiliated physicians with access to capital and advanced management information systems. In addition, MedPartners contracts with health maintenance organizations and other third-party payors that compensate MedPartners and its affiliated physicians on a prepaid basis (collectively, "HMOs"), as well as hospitals and outside providers on behalf of its affiliated physicians. These relationships provide physicians with the opportunity to operate under a variety of payor arrangements and increase their patient flow. MedPartners also operates the largest hospital-based physician ("HBP") group in the country with over 2,200 physicians providing emergency medicine, radiology, anesthesiology, primary care and other hospital-based physician services. In addition, MedPartners provides comprehensive medical care for inmates at various correctional institutions and for military personnel and their dependents at facilities owned by the Department of Defense.


     MedPartners manages outpatient prescription drug benefit programs for clients throughout the United States, including corporations, insurance companies, unions, government employee groups and managed care organizations. MedPartners dispenses over 44,000 prescriptions daily through four mail service pharmacies and manages patients' immediate prescription needs through a network of retail pharmacies. MedPartners is in the process of integrating its PBM program with the PPM business by providing pharmaceutical services to affiliated physicians, clinics and HMOs. MedPartners' disease management services are intended to meet the healthcare needs of individuals with chronic diseases or conditions. These services include the design, development and management of comprehensive programs that comprise drug therapies, physician support and patient education. MedPartners currently provides therapies and services for individuals with such conditions as hemophilia, growth disorders, immune deficiencies, genetic emphysema, cystic fibrosis and multiple sclerosis.


     The principal executive office of MedPartners is located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996.

     ASG. America Service Group Inc. ("ASG"), primarily through its subsidiary Prison Health Services ("PHS"), enters into capitated (fixed-fee per person covered, with certain adjustments) contracts and other contractual arrangements with state, county, and local government agencies to provide comprehensive healthcare services to prison and jail inmates. ASG focuses its services on facilities with an average daily population of over 300 inmates. The services provided include a wide range of on-site healthcare programs, as well as off-site hospitalization and specialty out-patient care. Medical services provided on-site include physical and mental health screening, dental screening and care, psychiatric care, OB-GYN screening and care, and diagnostic testing. Off-site services include specialty out-patient diagnostic testing and care, emergency room care, surgery and hospitalization.

     In addition, ASG provides administrative support services both on-site and at ASG's headquarters and regional offices. ASG also maintains a utilization review system to monitor the expense and duration of most healthcare services required by inmates on an in-patient and out-patient basis. Also, through its subsidiary UniSource, Inc. ("UniSource"), ASG sells pharmaceutical-related products and distributes medical supplies to various institutions but primarily to those for which PHS delivers healthcare services.

     ASG is incorporated under the laws of the State of Delaware. ASG Common Stock is currently traded on The Nasdaq Stock Market under the symbol "ASGR". Unless the context otherwise requires, references to ASG include America Service Group Inc. and its subsidiaries.

     ASG's principal executive office is located at Suite 300, 105 Westpark Drive, Brentwood, Tennessee 37027, and its telephone number is (615) 373-3100.

     ASG Merger Corporation. The Subsidiary is a newly formed, wholly owned subsidiary of MedPartners and has not engaged in any business activity unrelated to the Merger. The principal executive office of the Subsidiary is located at 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244, and its telephone number is (205) 733-8996.

                        MEDPARTNERS' ACQUISITION PROGRAM

     MedPartners believes it is the leading consolidator in the PPM industry. MedPartners' acquisition strategy is to develop locally prominent, integrated healthcare delivery networks that provide high quality, cost-effective healthcare in selected geographic markets. MedPartners implements this strategy through growth in its existing markets, expansion into new markets through acquisitions and affiliations and through the implementation of comprehensive healthcare solutions for patients, physicians and payors. In pursuing its acquisition strategy, MedPartners creates strategic alliances with hospital partners and HMOs. As an integral element of these alliances, MedPartners utilizes sophisticated information systems to improve the operational efficiency of, and to reduce the operating costs associated with, MedPartners' networks and the practices of affiliated physicians. MedPartners' principal methods of expansion are the acquisition of PPM businesses and affiliations with physician and medical groups.

     In June 1997, MedPartners acquired InPhyNet Medical Management Inc. ("InPhyNet"), a publicly traded PPM company based in Fort Lauderdale, Florida and specializing in HBP operations and correctional care, in exchange for approximately 19.3 million shares of MedPartners Common Stock having a total value of approximately $413 million, creating the largest HBP group in the United States. The acquisition of InPhyNet was accounted for as a pooling of interests.

     In September 1996, MedPartners acquired Caremark International Inc. ("Caremark"), a publicly traded PPM and PBM company based in Northbrook, Illinois, in exchange for approximately 90.5 million shares of MedPartners Common Stock having a total value of approximately $1.8 billion (the "Caremark Acquisition"), creating the largest PPM business in the United States. Caremark provided PPM services to approximately 1,000 affiliated physicians.

     In November 1995, MedPartners acquired Mullikin Medical Enterprises, L.P. ("MME"), a privately held PPM entity based in Long Beach, California, in exchange for approximately 13.5 million shares of MedPartners Common Stock having a total value of approximately $384.1 million. MME provided PPM services to approximately 400 group and 2,600 IPA physicians. In February 1996, MedPartners acquired Pacific Physician Services, Inc. ("PPSI"), a publicly traded PPM company based in Redlands, California, in exchange for approximately
11.0 million shares of MedPartners Common Stock having a total value of approximately $341.8 million. PPSI provided PPM services to approximately 710 group and 100 IPA physicians. PPSI had acquired Team Health, Inc. ("Team Health"), based in Knoxville, Tennessee in June 1995. Team Health primarily manages physicians and other healthcare professionals engaged in the delivery of emergency medicine and hospital-based primary care.


     MedPartners had affiliated with 190 physicians through December 31, 1994 (without giving effect to physicians who became affiliated with MedPartners through acquisitions that were accounted for as poolings of interests). As of September 30, 1997, MedPartners had affiliated with approximately 13,350 physicians.


                              RECENT DEVELOPMENTS


     On October 29, 1997, MedPartners executed a Plan and Agreement of Merger (the "PhyCor Merger Agreement") with PhyCor, Inc., a Delaware corporation ("PhyCor"), pursuant to which MedPartners would be merged with and into PhyCor (the "MedPartners/PhyCor Merger") upon the satisfaction of certain conditions, as noted below. Under the terms of the PhyCor Merger Agreement, holders of MedPartners Common Stock will receive a fixed ratio of 1.18 shares of PhyCor stock for each share of MedPartners Common Stock held. The PhyCor transaction is expected to be accounted for as a pooling-of-interests and to be treated as a tax-free exchange. The transaction is subject to customary conditions, including, among others, the approval of various state and Federal regulatory agencies and the approval of both MedPartners and PhyCor stockholders.



     PhyCor, Inc. is a physician practice management company that operates multi-specialty clinics and manages independent practice associations ("IPAs"). PhyCor operates 53 clinics with approximately 3,780 physicians in 28 states and manages IPAs with over 17,800 physicians in 27 markets.



     Assuming the MedPartners/PhyCor Merger is consummated, the PhyCor Merger Agreement provides that Joseph C. Hutts, Chairman, President and Chief Executive Officer of PhyCor, will retain those positions in the combined entity. Larry R. House, Chairman and Chief Executive Officer of MedPartners, will join PhyCor's current 11-member board along with another current MedPartners director, Richard
M. Scrushy, Chairman and Chief Executive Officer of HEALTHSOUTH Corporation of Birmingham, Alabama.



     In the case of MedPartners' stockholders, the PhyCor Merger Agreement will be submitted to them for their consideration at a special meeting at which all MedPartners stockholders of record (as of a record date to be established by MedPartners' Board of Directors in accordance with applicable law) will be entitled to vote. The record date for the meeting related to the PhyCor Merger Agreement will be set subsequent to the Effective Time. Therefore, unless the former ASG shareholders sell or otherwise dispose of the MedPartners Common Stock they receive in the Merger, they will be stockholders of record as of the record date relating to the MedPartners/PhyCor Merger and will be entitled to vote on the PhyCor Merger Agreement. To be approved at MedPartners' special stockholder's meeting, the PhyCor Merger Agreement must receive the affirmative vote of the holders of a majority of the issued and outstanding shares of MedPartners Common Stock. See "-- Second Investment Decision".


     On September 23, 1997, MedPartners completed a cash tender offer to purchase all of the issued and outstanding common stock, par value $.01 per share, of Talbert Medical Management Holdings Corporation ("Talbert") at a price of $63.00 net per share in cash or an aggregate acquisition price of approximately $200 million. Ninety-nine percent of the shares were tendered and purchased. Talbert is a physician practice management company representing 282 primary and specialty care physicians and operating 52 clinics in five Southwestern states.


                           SECOND INVESTMENT DECISION



     It is the intention of MedPartners and ASG to consummate the Merger prior to the date that MedPartners establishes as the record date for the holders of MedPartners Common Stock who will be entitled to notice of and to vote at MedPartners' special meeting to consider the PhyCor Merger Agreement. Assuming the approval of the Plan of Merger by the holders of ASG Common Stock and following the consummation of the Merger prior to such MedPartners' record date, holders of MedPartners Common Stock, including the former holders of ASG Common Stock, will receive a prospectus-joint proxy statement relating to the MedPartners/PhyCor Merger. Upon the receipt of such prospectus-joint proxy statement, holders of MedPartners Common Stock, including the former holders of ASG Common Stock, will be asked to make a new investment decision relating to the PhyCor Merger Agreement. Such stockholders will be asked to approve the PhyCor Merger Agreement. A summary of the terms of the PhyCor Merger Agreement that have been publicly disclosed as of the date of this Prospectus-Proxy Statement can be found at "Summary -- Recent Developments" above. See also "Risk
Factors -- PhyCor Merger."


                                  RISK FACTORS


     Certain factors to be considered in connection with an investment in MedPartners Common Stock and approval of the Merger are set forth under "Risk Factors". These risk factors include risks associated with the Merger, the MedPartners/PhyCor Merger, MedPartners' growth strategy in general, and risks associated with the businesses of MedPartners and ASG, including: capital requirements; the capitated nature of revenues; control of healthcare costs; reduction in third party reimbursement; dependence on affiliated physicians; federal income taxes; certain Caremark legal matters; professional liability concerns; competition; government regulation; pharmacy licensing and operations; healthcare reform; the risks associated with a fixed Exchange Ratio; and possible volatility of MedPartners' stock price. For a complete discussion of the risk factors, see "Risk Factors".


                              THE SPECIAL MEETING


     At the Special Meeting and any adjournment or postponement thereof, the stockholders of ASG will be asked to consider and vote upon the proposal to approve and adopt the Plan of Merger and the transactions contemplated thereby. The Special Meeting is to be held on December 29, 1997, at 10:00 a.m., local time, at the offices of Equitable Securities Corporation, 800 Nashville City Center, 611 Union Street, Nashville, Tennessee 37219. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. The enclosed proxy card, the accompanying Notice of Special Meeting of Stockholders and this Prospectus-Proxy Statement are being first mailed to stockholders of ASG on or about November 20, 1997. For additional information relating to the Special Meeting, see "The Special Meeting".


                    RECORD DATE AND SHARES ENTITLED TO VOTE


     Only stockholders of record at the close of business on November 10, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 3,524,311 shares of ASG Common Stock issued and outstanding. Holders of record of ASG Common Stock on the Record Date for the Special Meeting are entitled to one vote per share on any matter that may properly come before the Special Meeting.


                                 VOTE REQUIRED


     Approval and adoption of the Plan of Merger by the stockholders of ASG require the affirmative vote of a majority of the issued and outstanding shares of ASG Common Stock as of the Record Date. Because the required vote of ASG stockholders to approve the Plan of Merger is based upon the total number of outstanding shares, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by an ASG stockholder (including broker non-votes) will have the same effect as a vote "against" the approval and adoption of the Plan of Merger. The affirmative vote of the holders of 1,762,156 shares of ASG Common Stock is required to approve the Plan of Merger. As of the Record Date, directors and executive officers of ASG owned in the aggregate 216,572 shares of ASG Common Stock (or approximately 6.1% of the outstanding shares of ASG Common Stock). All the directors and executive officers of ASG have indicated their present intent to vote all of the shares of ASG Common Stock beneficially owned by them in favor of the Plan of Merger and the transactions contemplated thereby. See "The Special Meeting -- Vote Required" and "The Merger -- Conditions to the Merger".

                                   THE MERGER

     Terms of the Merger. Upon consummation of the Merger, each ASG Share will be converted into the right to receive 0.71 of a share of MedPartners Common Stock and cash paid in lieu of fractional shares. For example, if an ASG stockholder owned 100 shares of ASG Common Stock at the time the Merger is consummated (the "Effective Time"), that stockholder would receive 71 shares of MedPartners Common Stock. In addition, all outstanding and unexercised options to acquire ASG Common Stock will be adjusted at the Effective Time to permit them to remain outstanding and become exercisable for MedPartners Common Stock as more fully described in the Plan of Merger. Each outstanding share of MedPartners Common Stock will remain outstanding and unchanged following the Merger. See "The Merger -- Terms of the Merger".


     On November 19, 1997, the closing price of MedPartners Common Stock on the NYSE was $25.88. At such price, the Equivalent Value of a share of ASG Common Stock would be $18.37 and the aggregate value of the Merger Consideration would be approximately $66.2 million. The actual market price of the MedPartners Common Stock is subject to fluctuations and could be more or less than its market price on the date of this Prospectus-Proxy Statement or on the date of the Special Meeting. Any such change will cause a corresponding change in the Equivalent Value and the aggregate value of the Merger Consideration. See "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio". ASG stockholders are urged to obtain updated market information concerning the shares of MedPartners Common Stock and to review the historical trading prices of the MedPartners Common Stock. See "-- Market and Market Prices". ASG stockholders may obtain updated information regarding the market prices for the MedPartners Common Stock by calling toll-free 1-800-633-9509.


     Recommendation of the ASG Board of Directors. THE BOARD OF DIRECTORS OF ASG HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ASG AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER, HAS APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT THE ASG STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE PLAN OF MERGER.

     Opinion of Financial Advisor to ASG. Equitable Securities Corporation ("Equitable"), which has acted as financial advisor to ASG in connection with the Merger, has rendered its opinion to ASG's Board of Directors that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to ASG and its stockholders. A copy of such opinion is attached as Annex B to this Prospectus-Proxy Statement. ASG's stockholders are urged to, and should, read such opinion carefully in its entirety in conjunction with this Prospectus-Proxy Statement for assumptions made, matters considered and the limits of the review by Equitable. See "The Merger -- Opinion of Financial Advisor to ASG".

     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of ASG with respect to the Plan of Merger, ASG stockholders should be aware that certain members of ASG's management have certain interests in the Merger that are in addition to, or different from, the interests of the stockholders of ASG generally. See "The Merger -- Interests of Certain Persons in the Merger".


     Appraisal Rights. Holders of ASG Common Stock are not entitled to appraisal rights in connection with the Merger. See "The Merger -- Appraisal Rights" and "The Special Meeting".



     Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger by the Subsidiary and ASG under the General Corporation Law of the State of Delaware (the "DGCL"), or at such later time as may be specified in such Certificate of Merger. The Plan of Merger requires that this filing be made as soon as practicable on or after the date of the consummation of the Merger. If the Plan of Merger is approved by the stockholders of ASG, it is presently anticipated that such filing will be made as soon as practicable after the Special Meeting on December 29, 1997, and that the Effective Time will occur as of January 1, 1998, although there can be no assurance as to whether or when the Merger will occur. See "The
Merger -- Effective Time of the Merger" and "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio".

     Exchange of Certificates. As soon as reasonably practicable but no later than ten business days on or after the Effective Time, transmittal materials will be provided to each holder of record of ASG Shares for use in exchanging such holder's stock certificates for certificates evidencing shares of MedPartners Common Stock and for receiving cash in lieu of fractional shares. CERTIFICATES OF ASG COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE OBTAINED AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS. See "The Merger -- Exchange of Certificates".

     Conditions to the Merger. The obligation of each of MedPartners, the Subsidiary and ASG to consummate the Merger is subject to certain conditions. See "The Merger -- Conditions to the Merger".

     Representations and Covenants. At the time the Plan of Merger was executed, MedPartners and ASG each made a number of representations regarding the organization and capital structures of the respective companies and their affiliates, their operations, financial condition and other matters, including their authority to enter into the Plan of Merger and to consummate the Merger. These representations and warranties will be reconfirmed at the consummation of the Merger. Under the Plan of Merger, ASG has agreed not to, directly or indirectly, furnish information or access, in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire such party upon a merger, purchase of assets, purchase of or tender offer for shares of its common stock or similar transaction. See "The Merger -- Representations and Covenants" and "-- No Solicitation of Transactions".


     Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC"), and certain waiting period requirements (including any extensions thereof) have been satisfied. MedPartners and ASG each made their respective filings with the DOJ and the FTC on October 24, 1997. Under the HSR Act, these filings commenced a 30-day waiting period during which the Merger may not be consummated. Notwithstanding the termination of the waiting period on November 23, 1997, the FTC, the DOJ or others could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or, after the Effective Time, seeking the divestiture by MedPartners of all or any part of the assets of ASG acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge was made, that it would not be successful. See "The Merger -- Regulatory Approvals".


     Business Pending the Merger. The Plan of Merger provides that, until the Effective Time, except as otherwise provided in the Plan of Merger, ASG will use its reasonable best efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with ASG. ASG has also agreed to abide by certain restrictions and limitations with respect to its business (as set forth in the Plan of Merger) prior to the Effective Time and to cooperate on certain matters relating to the Merger. See "The Merger -- Business Pending the Merger".

     Waiver and Amendment. The Plan of Merger provides that, at any time prior to the Effective Time, MedPartners and the Subsidiary, on the one hand, and ASG, on the other hand, may, under certain circumstances, waive compliance with covenants or conditions for the benefit of that company or amend or otherwise change the Plan of Merger. Under the Plan of Merger and the DGCL, if the Plan of Merger is approved at the Special Meeting, the Board of Directors of ASG may not amend or waive any covenant or condition in a manner that would adversely affect the stockholders of ASG without the requisite approval of ASG's stockholders. Any determination to amend the Plan of Merger or waive a covenant or condition and to obtain stockholder approval, if required, would depend on the facts and circumstances existing at the time of such amendment or waiver and would be made by ASG's Board of Directors, exercising its fiduciary duties and in compliance with Delaware law. As of the date of this Prospectus-Proxy Statement, the parties to the Plan of Merger have no reason to believe that any of the material conditions to the Merger will not be satisfied. See "The Merger -- Waiver and Amendment".

     Termination. The Plan of Merger may be terminated prior to the Effective Time, and whether or not the Plan of Merger has been approved by the stockholders of ASG, if, among other things, (i) any court of competent jurisdiction or other governmental entity shall have issued an order permanently enjoining, restraining or otherwise prohibiting the Merger, and such order shall have become final and nonappealable; (ii) the Merger shall not have occurred on or before March 31, 1998 other than due to the willful breach of the Plan of Merger by the party seeking to terminate the Plan of Merger; (iii) at the option of ASG if the average closing price per share of the MedPartners Common Stock as reported on the New York Stock Exchange Composite Tape, during any consecutive thirty trading day period between October 1, 1997 and the date five trading days before the Special Meeting is less than $17.50; or (iv) ASG's Board of Directors, in the exercise of its fiduciary obligations, withdraws its recommendation of the Merger or recommends approval of another Acquisition Transaction (as defined herein). See "The Merger -- Termination".

     Accounting Treatment. It is expected that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. The consummation of the Merger is conditioned upon ASG and MedPartners receiving letters at the closing from Ernst & Young LLP, as independent auditors of MedPartners, regarding such firm's concurrence with the conclusions of management of both ASG and MedPartners as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board ("APB") Opinion No. 16 if the Merger is closed and consummated in accordance with the Plan of Merger. See "The Merger -- Accounting Treatment".

     Federal Income Tax Consequences. The Merger is expected to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); however, neither MedPartners nor ASG has requested or will receive an advance ruling from the Internal Revenue Service. Instead, Haskell Slaughter & Young, L.L.C., counsel to MedPartners, and King & Spalding, counsel to ASG, have each delivered opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions are based on federal income tax laws in existence at the time such opinions were delivered, facts and assumptions of fact described therein and upon certain customary representations provided by MedPartners, ASG and certain ASG stockholders. Collectively, the opinions of counsel state, among other matters, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and MedPartners, the Subsidiary and ASG will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by MedPartners, ASG or the Subsidiary as a result of the Merger; (iii) no gain or loss will be recognized by an ASG stockholder who receives solely shares of MedPartners Common Stock in exchange for ASG Shares; (iv) the receipt of cash in lieu of fractional shares of MedPartners Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners; (v) the tax basis of the shares of MedPartners Common Stock received by an ASG stockholder will be equal to the tax basis of the ASG Shares exchanged therefor, excluding any basis allocable to a fractional share of MedPartners Common Stock for which cash is received; and (vi) the holding period of the shares of MedPartners Common Stock received by an ASG stockholder will include the holding period or periods of the ASG Shares exchanged therefor, provided that the ASG Shares are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time. See "The Merger -- Federal Income Tax Consequences".

     EACH HOLDER OF ASG SHARES IS URGED TO CONSULT HIS OR HER OWN PERSONAL TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES.


     Federal Income Tax Consequences of MedPartners/PhyCor Merger. The consummation of the MedPartners/PhyCor Merger is conditioned upon the receipt of similar opinions by MedPartners and PhyCor from their respective counsel. The tax treatment of the MedPartners/PhyCor Merger is currently expected to be substantially similar to the tax treatment outlined above. See
"Summary -- Recent Developments".


     Resale Restrictions. All shares of MedPartners Common Stock received by ASG stockholders in the Merger will be freely transferable, except that shares of MedPartners Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of ASG at the time of the Special Meeting may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to pooling of interests accounting treatment. See "The Merger -- Resale of MedPartners Common Stock by Affiliates".

     NYSE Listing. A subsequent listing application will be filed with the NYSE to list the shares of MedPartners Common Stock to be issued to the ASG stockholders upon consummation of the Merger. Although no assurance can be given that the NYSE will accept such shares of MedPartners Common Stock for listing, MedPartners anticipates that these shares will qualify for listing. See "The Merger -- The New York Stock Exchange Listing". The consummation of the Merger is conditioned upon the listing of the shares of MedPartners Common Stock to be issued in the Merger on the NYSE.

                            MARKET AND MARKET PRICES

     Prior to February 21, 1995, the effective date of the initial public offering of MedPartners, there was no public market for the MedPartners Common Stock. The MedPartners Common Stock traded on the Nasdaq Stock Market under the symbol "MPTR" from February 21, 1995 until February 21, 1996. On February 22, 1996, the MedPartners Common Stock was listed on the NYSE under the symbol "MDM".

     The following table sets forth for the quarterly periods indicated the high and low reported bid prices for the MedPartners Common Stock as reported on the Nasdaq Stock Market through February 21, 1996 and thereafter as reported on the NYSE Composite Tape.


                                                               HIGH     LOW
                                                              ------   ------
1995
First Quarter (from February 21)............................  $24.00   $14.75
Second Quarter..............................................   24.50    17.75
Third Quarter...............................................   30.00    18.00
Fourth Quarter..............................................   33.00    26.00
1996
First Quarter...............................................  $34.75   $28.50
Second Quarter..............................................   30.25    20.13
Third Quarter...............................................   23.13    16.63
Fourth Quarter..............................................   24.50    19.88
1997
First Quarter...............................................  $24.63   $18.63
Second Quarter..............................................   22.38    18.00
Third Quarter...............................................   24.06    20.31
Fourth Quarter (through November 19, 1997)..................   31.00    21.88



     There were approximately 42,511 holders of record of the MedPartners Common Stock as of October 10, 1997.


     Restrictions contained in the credit facility between MedPartners and NationsBank, National Association (South), as administrative agent for itself and the other lenders party thereto, limit the payment of non-stock dividends on the MedPartners Common Stock.

     The ASG Common Stock is listed on the Nasdaq Stock Market under the symbol "ASGR". The following table sets forth the high and low bid prices for the ASG Common Stock through November 17, 1997 for the quarterly periods indicated as reported on the Nasdaq Stock Market:



                                                               HIGH      LOW
                                                              -------   ------
1995
First Quarter...............................................  $  5.88   $ 4.13
Second Quarter..............................................     6.38     4.88
Third Quarter...............................................     6.38     5.25
Fourth Quarter..............................................     9.75     5.88
1996
First Quarter...............................................  $  9.00   $ 6.88
Second Quarter..............................................    21.25     9.75
Third Quarter...............................................    17.50    10.75
Fourth Quarter..............................................    15.75     9.13
1997
First Quarter...............................................  $ 13.63   $ 9.25
Second Quarter..............................................    14.75     9.25
Third Quarter...............................................    15.75    14.00
Fourth Quarter (through November 19, 1997)..................    19.13    13.38



     There were approximately 1,430 holders of record of the ASG Common Stock as of November 19, 1997.


     ASG has not declared cash dividends on its Common Stock since prior to its initial public offering effective November 21, 1991, and does not currently anticipate paying any dividends in the foreseeable future. ASG currently anticipates that it will retain any future earnings for use in its business. Restrictions contained in the credit facility, between ASG, Prison Health Services, Inc., Unisource, Inc. and NationsBank of Tennessee, a national banking association, limit the payment of cash dividends on the ASG Common Stock.

     On September 30, 1997, the trading day immediately preceding the public announcement of the proposed Merger, the high and low sale prices of the MedPartners Common Stock as reported on the NYSE Composite Tape were $22.50 and $21.25, respectively, and the high and low sales prices for the ASG Common Stock as reported on the Nasdaq Stock Market were $15.75 and $15.38, respectively.

     STOCKHOLDERS OF ASG ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE MEDPARTNERS COMMON STOCK. No assurance can be given as to the market price of MedPartners Common Stock at the Effective Time or at any other time.

                       COMPARATIVE PER SHARE INFORMATION

     The following summary presents selected comparative per share information for (i) MedPartners on a historical basis in comparison with pro forma information giving effect to the Merger on a pooling of interests basis, and
(ii) ASG on a historical basis in comparison with pro forma equivalent information after giving effect to the Merger, assuming that 0.71 of a share of MedPartners Common Stock is issued in exchange for each ASG Share in the Merger. The historical and pro forma financial information should be read in conjunction with the historical consolidated financial statements of MedPartners, the historical consolidated financial statements of ASG and the related notes thereto incorporated herein by reference. See "Incorporation of Certain Information by Reference".

     MedPartners has not paid cash dividends since inception. It is anticipated that MedPartners will retain all earnings for use in the expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of MedPartners and will depend, among other things, upon MedPartners' earnings, capital requirements, financial condition and debt covenants.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the future combined results of operations or financial position. See "Summary -- Recent Developments" and "-- Second Investment Decision" and "Risk Factors -- PhyCor Merger".



                                              PER COMMON AND COMMON EQUIVALENT SHARES
                             --------------------------------------------------------------------------
                                           INCOME (LOSS)
                             ------------------------------------------
                                                          NINE MONTHS          STOCKHOLDERS' EQUITY
                                                             ENDED                 (BOOK VALUE)
                             YEAR ENDED DECEMBER 31,     SEPTEMBER 30,     ----------------------------
                             ------------------------   ---------------    DECEMBER 31,   SEPTEMBER 30,
                             1994      1995     1996     1996     1997         1996           1997
                             -----    ------   ------   ------   ------    ------------   -------------
Net income (loss):
MedPartners
  Historical(1)............  $0.61    $(0.66)  $(0.83)  $(1.01)  $(0.11)      $ 4.81          $4.56
  Pro forma combined.......   0.61     (0.65)   (0.87)   (0.18)   (0.15)        4.76           4.52
ASG
  Historical...............   0.31      0.21    (2.81)   (1.16)    0.44         0.78           1.26
  Pro forma
     equivalent(2).........   0.43     (0.46)   (0.62)   (0.13)   (0.11)        3.38           3.21
Income (loss) from
  continuing operations(3):
MedPartners
  Historical(3)............   0.43      0.20    (0.44)   (0.61)    0.53
  Pro forma combined.......   0.43      0.20    (0.48)    0.22     0.25
ASG
  Historical...............   0.31      0.21    (2.81)   (1.16)    0.44
  Pro forma
     equivalent(2).........   0.31      0.14    (0.34)    0.16     0.18


---------------

(1) MedPartners' historical pro forma net income (loss) per common share is computed, after adjusting historical net income for the estimated tax provision applicable to the pooled companies, by dividing net income (loss) by the number of common equivalent shares outstanding during the period in accordance with the applicable rules of the SEC. All stock options and warrants issued have been considered as outstanding common share equivalents, even if anti-dilutive, under the treasury stock method. Shares of MedPartners Common Stock issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common share equivalents.
(2) ASG pro forma equivalent per common share data is calculated by multiplying the MedPartners pro forma combined amounts by the Exchange Ratio of 0.71.
(3) Income (loss) from continuing operations per share data is computed, after adjusting historical net income (loss) to eliminate the effects of discontinued operations, by dividing adjusted net income (loss) by the number of common equivalent shares outstanding during the period in accordance with applicable rules of the SEC. All stock options issued have been considered as outstanding common share equivalents, even if anti-dilutive, under the treasury stock method. Shares of MedPartners Common Stock issued in February 1995, upon conversion of the then outstanding Convertible Preferred Stock, are assumed to be common share equivalents. The pro forma combined per share data for income (loss) from continuing operations relates to Caremark excluding results from its Clozaril(R) Patient Management System, Home Infusion business, Oncology Management Service business, Caremark Orthopedic Services Inc. subsidiary and Nephrology Services division, all of which have been reflected as discontinued operations in accordance with APB Opinion No. 30 -- Reporting the Results of Operations -- Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events & Transactions.

                 SELECTED FINANCIAL INFORMATION -- MEDPARTNERS


     The selected consolidated financial data of MedPartners for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1996, have been derived from the audited consolidated financial statements of MedPartners. The selected consolidated financial data for each of the nine months ended September 30, 1996 and 1997, and as of September 30, 1997, have been derived from the unaudited consolidated financial statements of MedPartners, which reflect, in the opinion of management of MedPartners, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with the consolidated financial statements of MedPartners and the notes thereto which have been incorporated by reference herein. See also "Summary -- Recent Developments" and "Risk Factors -- PhyCor Merger".



                                                                                               NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                           --------------------------------------------------------------   -----------------------
                              1992         1993         1994         1995         1996         1996         1997
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue..............  $1,484,027   $1,980,967   $2,909,024   $3,908,717   $5,222,019   $3,837,426   $4,642,595
Income (loss) from
  continuing
  operations.............  $   25,351   $   55,017   $   63,510   $   32,189   $  (76,790)  $ (106,734)  $  100,887
Income (loss) from
  discontinued
  operations.............  $    5,858   $   30,808   $   25,902   $ (136,528)  $  (68,698)  $  (68,698)  $  (80,707)
Net income (loss)........  $   31,209   $   85,825   $   89,412   $ (104,339)  $ (145,488)  $ (175,432)  $  (20,180)
Income (loss) per share
  from continuing
  operations(1)..........  $     0.24   $     0.42   $     0.43   $     0.20   $    (0.44)  $    (0.61)  $     0.53
Income (loss) per share
  from discontinued
  operations(1)..........  $     0.05   $     0.24   $     0.18   $    (0.86)  $    (0.39)  $    (0.40)  $    (0.42)
Net income (loss) per
  share(1)...............  $     0.29   $     0.66   $     0.61   $    (0.66)  $    (0.83)  $    (1.01)  $    (0.11)
Number of shares used in
  net income (loss) per
  share calculations.....     107,460      130,903      146,773      158,109      174,269      173,088      188,640



                                                             DECEMBER 31,
                                    --------------------------------------------------------------   SEPTEMBER 30,
                                       1992         1993         1994         1995         1996          1997
                                    ----------   ----------   ----------   ----------   ----------   -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents.........  $   40,249   $   44,852   $  101,101   $   87,581   $  127,397    $  235,725
Working capital...................     158,634      251,736      180,198      286,166      226,409       439,313
Total assets......................     832,671    1,117,557    1,682,345    1,964,130    2,423,120     3,059,925
Long-term debt, less current
  portion.........................      92,873      177,141      394,811      541,391      715,996     1,230,376
Total stockholders' equity........     395,441      491,039      644,918      674,442      837,408       920,187


---------------

(1) Income (loss) per share amounts are computed by dividing income (loss) by the number of common equivalent shares outstanding during the periods presented in accordance with the applicable rules of the Commission. All stock options issued have been considered as outstanding common equivalent shares for all periods presented, even if anti-dilutive, under the treasury stock method. Shares of MedPartners Common Stock issued in February 1995 upon conversion of the then outstanding convertible preferred stock are assumed to be common equivalent shares for all periods presented.

                     SELECTED FINANCIAL INFORMATION -- ASG


     The selected consolidated financial data of ASG for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1996, have been derived from the audited consolidated financial statements of ASG. The selected consolidated financial data for each of the nine months ended September 30, 1996 and 1997, and as of September 30, 1997, have been derived from the unaudited consolidated financial statements of ASG, which reflect, in the opinion of management of ASG, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with ASG's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference from ASG's Annual Report on Form 10-K for the period ended December 31, 1996.



                                   SELECTED CONSOLIDATED FINANCIAL DATA            NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                            ---------------------------------------------------   -------------------
                             1992       1993       1994       1995       1996       1996       1997
                            -------   --------   --------   --------   --------   --------   --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)              (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues..................  $77,530   $108,932   $109,983   $115,238   $152,282   $115,407   $103,000
Gross margin..............   10,602     10,256     10,983     12,088      6,664      6,188      8,652
Income (loss) before taxes
  (benefits) &
  extraordinary item......    2,806        363      1,646      1,146     (9,933)    (4,679)     1,618
Income (loss) before
  extraordinary item......    1,776        225        996        687     (8,686)    (2,805)     1,517
Extraordinary item(1).....   (1,710)        --         --         --         --         --         --
Net income (loss)
  attributable to common
  shares..................       66        225        996        687     (8,912)    (3,617)     1,574
Income (loss) per common
  and common equivalent
  share -- before
  extraordinary item......  $  0.49   $   0.07   $   0.31   $   0.21   $  (2.81)  $  (1.16)      0.44
Net income (loss) per
  common and common
  equivalent share........  $  0.02   $   0.07   $   0.31   $   0.21   $  (2.81)  $  (1.16)      0.44
Weighted average common
  and common equivalent
  shares outstanding......    3,608      3,254      3,219      3,335      3,171      3,128      3,617

BALANCE SHEET DATA:
Working capital
  (deficit)...............  $ 3,128   $   (399)  $  2,302   $  2,692   $ (3,466)  $  1,689   $   (141)
Total assets..............   25,012     34,634     32,108     42,501     46,457     46,653     35,453
Stockholders' equity(2)...    6,926      7,151      8,188      8,666      2,468      7,624      4,564


---------------

(1) Consists of the cost of litigation settlement.

(2) Stockholders' equity for 1996 does not include $1,916,000 of Common Stock that ASG can be required to redeem. Stockholders' equity for the nine months ended September 1996 and 1997 does not include $2,662,000 and $1,842,000 of Common Stock that ASG can be required to redeem.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus-Proxy Statement, ASG stockholders should consider carefully the factors listed below in evaluating the Merger.

RISKS RELATING TO INTEGRATION IN CONNECTION WITH ACQUISITIONS AND THE MERGER

     MedPartners has recently completed major acquisitions and is still in the process of integrating those acquired businesses. While the business plans of these acquired companies are similar, their histories, geographical location, business models and cultures are different in many respects. The MedPartners Board of Directors and senior management of MedPartners face a significant challenge in their efforts to integrate the businesses of MedPartners and the acquired companies so that the different cultures and the varying emphases on managed care and fee-for-service can be effectively managed to continue to grow these businesses. The dedication of management resources to such integration may detract attention from the day-to-day business of MedPartners. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects as a result of these integration efforts. Such effects could have a material adverse effect on the operating results and financial condition of MedPartners.


     Physician Compensation. Approximately 70% of MedPartners' PPM revenue for the nine months ended September 30, 1997 was derived from or through contracts between MedPartners and hospitals or HMOs. None of ASG's revenue is derived from such relationships. The balance of MedPartners' PPM revenue is generated through professional corporations ("PCs") that have entered into contracts directly with HMOs or have the right to receive payment directly from HMOs for the provision of medical services. MedPartners has a controlling financial interest in these PCs by virtue of a long-term management agreement that also provides for physician compensation.



     The most significant clinic expense, physician compensation, accounted for 42% of total expenses in MedPartners' PPM service area in the first nine months of 1997. Physicians that generated 8% of PPM revenue in the first nine months of 1997 received a fixed-dollar amount plus a discretionary bonus based on performance criteria goals. Physician compensation expense was 46% of this first category of PCs' total net revenue in the first nine months of 1997. Physicians that were compensated on a fee-for-service basis produced approximately 6% of MedPartners' PPM revenue in the first nine months of 1997. Physician compensation expense pursuant to such agreements represented 50% of this second category of PCs' total net revenue in the first nine months of 1997. The remaining 16% of PPM revenues were generated by physicians who were provided a salary, bonus and/or profit-sharing payment based on the PC's net income. Physician compensation expense pursuant to such agreements represented 41% of this third category of PCs' total net revenue in the first nine months of 1997. Under each of these arrangements, revenue is assigned to MedPartners by the PC, and MedPartners is responsible and at risk for all clinic expenses. See "Business of MedPartners -- Operations" and Note 1 of the consolidated financial statements of MedPartners set forth in MedPartners' Annual Report on Form 10-K/A and incorporated herein by reference.


     While management of MedPartners believes that the diverse experience of each of the combined companies will serve to strengthen MedPartners, there can be no assurance that management's efforts to integrate the operations of MedPartners will be successful or that the anticipated benefits of the Merger will be fully realized. The profitability of MedPartners is largely dependent on its ability to develop and integrate networks of physicians from the affiliated practices, to manage and control costs and to realize economies of scale. MedPartners' operating results could be adversely affected in the event it incurs costs associated with developing networks without generating sufficient revenues from such networks.


PHYCOR MERGER



     The information contained in this Prospectus-Proxy Statement with respect to MedPartners, including financial information, does not contain information about PhyCor, including historical financial information or pro forma financial information reflecting a combined MedPartners/PhyCor entity. Such information, which MedPartners and PhyCor are in the process of preparing, will most likely differ materially from the information relating to MedPartners contained in this Prospectus-Proxy Statement. ASG's stockholders will not receive a prospectus-joint proxy statement relating to the MedPartners/PhyCor Merger prior to the date of ASG's Special Meeting. For information on the Special Meeting, see "The Special Meeting". Assuming the Merger is consummated, holders of MedPartners Common Stock, including former holders of ASG Common Stock, will receive a prospectus-joint proxy statement relating to the MedPartners/PhyCor Merger. See "Summary -- Second Investment Decision". The ability of former ASG stockholders to prevent the MedPartners/PhyCor Merger will most likely be limited to a vote against (or convincing other MedPartners' stockholders to vote against) such merger. In addition, under certain circumstances, MedPartners may be required to pay a "break-fee" of $200 million to PhyCor if the MedPartners/PhyCor Merger is not consummated.



     The MedPartners' Common Stock is being valued by the market giving consideration to the probability that the MedPartners/Phycor Merger will be consummated. If the MedPartners/PhyCor Merger is not consummated for any reason, then the price per share of MedPartners Common Stock may change significantly. The obligation of MedPartners and PhyCor to complete the MedPartners/PhyCor Merger is subject to certain conditions, including the approval of stockholders of both companies, various state and federal regulatory agencies and other customary conditions.


RISKS RELATING TO MEDPARTNERS' GROWTH STRATEGY; INTEGRATION AND IDENTIFICATION OF GROWTH OPPORTUNITIES

     MedPartners intends to continue to pursue an aggressive growth strategy through acquisitions and internal development for the foreseeable future. MedPartners' ability to pursue new growth opportunities successfully will depend on many factors, including, among others, MedPartners' ability to identify suitable growth opportunities and successfully integrate acquired businesses and practices. There can be no assurance that MedPartners will anticipate all of the changing demands that expanding operations will impose on its management, management information systems and physician network. Any failure by MedPartners to adapt its systems and procedures to those changing demands could have a material adverse effect on the operating results and financial condition of MedPartners.

     Competition for Expansion Opportunities. MedPartners is subject to the risk that it will be unable to identify and recruit suitable acquisition candidates in the future. MedPartners competes for acquisition, affiliation and other expansion opportunities with national, regional and local PPM companies and other physician management entities. In addition, certain companies, including hospital management companies, hospitals and insurers, are expanding their presence in the PPM market. MedPartners' failure to compete successfully for expansion opportunities or to attract and recruit suitable acquisition candidates could have a material adverse effect on the operating results and financial condition of MedPartners. MedPartners is also subject to the risk that it will be unable to recruit and retain qualified physicians and other healthcare professionals to serve as employees or independent contractors of MedPartners and its affiliates. See "Business of MedPartners -- Competition" set forth in MedPartners' Annual Report on Form 10-K/A and incorporated herein by reference.

     Integration Risks. Acquisitions of PPM companies and physician practices entail the risk that such acquisitions will fail to perform in accordance with expectations and that MedPartners will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of MedPartners is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic location, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from MedPartners' past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of MedPartners. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to MedPartners' existing physician networks, which could have a material adverse effect on the operating results and financial condition of MedPartners.

     The major acquisitions carried out by MedPartners since January 1995 have been structured as poolings of interests. As a result, the operating income of MedPartners has been reduced by the merger expenses incurred in connection with those acquisitions, resulting in a net loss for the year ended December 31, 1996. There can be no assurance that future merger expenses will not result in further net losses. Nor can there be any assurance that there will not be substantial future costs associated with integrating acquired companies; that MedPartners will be successful in integrating such companies; or that the anticipated benefits of such acquisitions will be realized fully. The unsuccessful integration of such companies or the failure of MedPartners to realize such anticipated benefits fully could have a material adverse effect on the operating results and financial condition of MedPartners. See "-- Risks Relating to Capital Requirements".

     Dependence on HMO Enrollee Growth. MedPartners is also largely dependent on the continued increase in the number of HMO enrollees who use its physician networks. This growth may come from development or acquisition of other PPM entities, affiliation with additional physicians, increased enrollment in HMOs currently contracting with MedPartners through its affiliated physicians and additional agreements with HMOs. There can be no assurance that MedPartners will be successful in identifying, acquiring and integrating additional medical groups or other PPM companies or in increasing the number of enrollees. A decline in enrollees in HMOs could have a material adverse effect on the operating results and financial condition of MedPartners. MedPartners is statutorily and contractually prohibited from controlling any medical decisions made by a healthcare provider. Accordingly, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by MedPartners or may enter into contracts for the provision of medical services or make other financial commitments that are not intended to benefit MedPartners and which, accordingly, could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business of MedPartners -- Operations" set forth in MedPartners' Annual Report on Form 10-K/A and incorporated herein by reference.

     Risks Relating to Capital Requirements. MedPartners' growth strategy requires substantial capital for the acquisition of PPM businesses and assets of physician practices, and for their effective integration, operation and expansion. Affiliated physician practices may also require capital for renovation, expansion and additional medical equipment and technology. MedPartners believes that its existing cash resources, the use of MedPartners Common Stock for selected practice and other acquisitions, and available borrowings under the $1.0 billion credit facility (the "Credit Facility") with NationsBank, National Association (South), as administrative bank to a group of lenders, or any successor credit facility, will be sufficient to meet MedPartners' anticipated acquisition, expansion and working capital needs for the next twelve months. MedPartners expects from time to time to raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows in order to meet the capital needs of MedPartners. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing networks can be obtained. Any of such financings could result in increased interest and amortization expense, decreased income to fund future expansion and dilution of existing equity positions.

     Dependence on Affiliated Physicians. MedPartners' revenue depends on revenues generated by the physicians with whom MedPartners has practice management agreements. These agreements define the responsibilities of the physicians and MedPartners and govern all terms and conditions of their relationship. The practice management agreements have terms generally of 20 to 40 years, subject to termination for cause, which includes bankruptcy or a material breach. Practice management agreements with certain of the affiliated practices contain provisions giving the physician practice the option to terminate the agreement without cause, subject to significant limitations. Because MedPartners cannot control the provision of medical services by its affiliated physicians contractually or otherwise under the laws of California and most other states in which MedPartners operates, affiliated physicians may decline to enter into HMO agreements that are negotiated for them by MedPartners or may enter into contracts for the provision of medical services or make other financial commitments which are not intended to benefit MedPartners and which could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business of MedPartners -- Operations -- Affiliated Physicians" set forth in MedPartners' Annual Report on Form 10-K/A and incorporated herein by reference.

RISKS RELATING TO CAPITATED NATURE OF REVENUES; CONTROL OF HEALTHCARE COSTS

     A substantial portion of MedPartners' revenue is derived from agreements with HMOs that provide for the receipt of capitated fees. Under these agreements, MedPartners, through its affiliated physicians, is generally responsible for the provision of all covered outpatient benefits, regardless of whether the affiliated physicians directly provide the medical services associated with the covered benefits. MedPartners is statutorily and contractually prohibited from controlling any medical decisions made by any healthcare provider. To the extent that enrollees require more care than is anticipated or require supplemental medical care that is not otherwise reimbursed by the HMO, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, the operating results and financial condition of MedPartners could be materially adversely affected. As a result, MedPartners' success will depend in large part on the effective management of healthcare costs through various methods, including utilization management, competitive pricing for purchased services and favorable agreements with payors. Recently, many providers, including MedPartners, have experienced pricing pressures with respect to negotiations with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to measurable accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or could decrease. There can be no assurance that these pricing pressures will not have a material adverse effect on the operating results and financial condition of MedPartners. In addition, changes in healthcare practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of healthcare could have a material adverse effect on the operating results and financial condition of MedPartners.

     MedPartners' financial statements include estimates of costs for covered medical benefits incurred by HMO enrollees, but not yet reported. While these estimates are based on information available at the time of calculation, there can be no assurance that actual costs will approximate the estimates of such amounts. If the actual costs significantly exceed the amounts estimated and accrued, such additional costs could have a material adverse effect on the operating results and financial condition of MedPartners.

     The HMO agreements often contain shared-risk provisions under which additional revenue can be earned or economic penalties can be incurred based upon the utilization of hospital and non-professional services by HMO enrollees. MedPartners' financial statements contain accruals for estimates of shared-risk amounts receivable from or payable to the HMOs that contract with their affiliated physicians. These estimates are based upon inpatient utilization and associated costs incurred by HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable or payable relating to HMO risk-sharing arrangements are generally reconciled annually. This may cause fluctuations from amounts previously accrued. To the extent that HMO enrollees require more care than is anticipated or require supplemental care that is not otherwise reimbursed by the HMOs, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. Any such insufficiency could have a material adverse effect on the operating results and financial condition of MedPartners.

     Physician groups that render services on a fee-for-service basis (as opposed to a capitated plan) typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. A significant portion of the revenue of MedPartners is derived from payments made by these third-party payors. There can be no assurance that payments under governmental programs or from other third-party payors will remain at present levels. In addition, third-party payors can deny reimbursement if they determine that treatment was not performed in accordance with the cost-effective treatment methods established by such payors or was experimental or for other reasons. Any material decrease in payments received from such third-party payors could have a material adverse effect on the operating results and financial condition of MedPartners.

RISKS RELATING TO CERTAIN CAREMARK LEGAL MATTERS

     OIG Settlement and Related Claims. Caremark agreed in June 1995 to settle with the Office of the Inspector General (the "OIG") of the United States Department of Health and Human Services (the "DHHS"), the DOJ, the Veteran's Administration, the Federal Employee Health Benefits Program ("FEHBP"), the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") and related state investigative agencies in all 50 states and the District of Columbia a four-year-long investigation of Caremark (the "OIG Settlement"). Under the terms of the OIG Settlement, which covered allegations dating back to 1986, a subsidiary of Caremark pled guilty to two counts of mail fraud -- one each in Minnesota and Ohio -- resulting in the payment of civil penalties and criminal fines. The basis of these guilty pleas was Caremark's failure to provide certain information to CHAMPUS, FEHBP and federally funded healthcare benefit programs concerning financial relationships between Caremark and a physician in each of Minnesota and Ohio. See "Business of MedPartners -- Legal Proceedings" set forth in MedPartners' Annual Report on Form 10-K/A and incorporated herein by reference.

     In its agreement with the OIG and DOJ, Caremark agreed to continue to maintain certain compliance-related oversight procedures. Should these oversight procedures reveal credible evidence of legal or regulatory violations, Caremark is required to report such violations to the OIG and DOJ. Caremark is, therefore, subject to increased regulatory scrutiny and, in the event it commits legal or regulatory violations, Caremark may be subject to an increased risk of sanctions or penalties, including disqualification as a provider of Medicare or Medicaid services, which would have a material adverse effect on the operating results and financial condition of MedPartners.


     In connection with the matters described above relating to the OIG Settlement, Caremark is a party to various non-governmental claims and may in the future become subject to additional OIG-related claims. Caremark is a party to, or the subject of, and may be subjected to in the future, various private suits and claims (including stockholder derivative actions) being asserted in connection with matters relating to the OIG Settlement by Caremark's stockholders, patients who received healthcare services from Caremark and such patients' insurers. Caremark is engaged in discussions with a group of approximately 23 health insurance companies and HMOs regarding their claim for reimbursement of certain claims paid to MedPartners on behalf of Caremark based on the OIG settlement. The parties are endeavoring to settle this matter without litigation. MedPartners cannot determine at this time what costs may be incurred in connection with future disposition of non-governmental claims or litigation. Such additional costs, if incurred, could have a material adverse effect on the operating results and financial condition of MedPartners. See "Business of MedPartners -- Legal Proceedings" and Note 13 to the consolidated financial statements of MedPartners set forth in MedPartners' Annual Report on Form 10-K/A and incorporated herein by reference.



     In August and September 1994, stockholders, each purporting to represent a class, filed complaints against Caremark and certain officers and employees of Caremark in the United States District Court for the Northern District of Illinois, alleging violations of the Securities Act and the Exchange Act, and fraud and negligence and various state law claims in connection with public disclosures by Caremark regarding Caremark's business practices and the status of the OIG investigation discussed above. The complaints sought unspecified damages, declaratory and equitable relief, and attorneys' fees and expenses. In June 1996, the complaint filed by one group of stockholders alleging violations of the Exchange Act only, was certified as a class. This action has been settled for $25 million, most of which will be paid by Caremark's directors and officers insurance. MedPartners recorded an after tax charge of $5 million in the third quarter of 1997 in connection with the settlement.


     In May 1996, three home infusion companies, purporting to represent a class consisting of all of Caremark's competitors in the alternate site infusion therapy industry, filed a complaint against Caremark, a subsidiary of Caremark, and two other corporations in the United States District Court for the District of Hawaii alleging violations of the federal conspiracy laws, the antitrust laws and of California's unfair business practices statute. The complaint seeks unspecified treble damages, and attorneys' fees and expenses. MedPartners intends to defend this case vigorously. Although management believes, based on information currently available, that the ultimate resolution of this matter is not likely to have a material adverse effect on the operating results and financial condition of MedPartners, there can be no assurance that the ultimate resolution of this matter, if adversely determined, would not have a material adverse effect on the operating results and financial condition of MedPartners.

     Private Payor Settlements. In March 1996, Caremark agreed to settle all disputes with a number of private payors. These disputes relate to businesses that were covered by the OIG Settlement. The settlements resulted in an after-tax charge of approximately $43.8 million. In addition, Caremark paid $24.1 million after tax to cover the private payors' pre-settlement and settlement-related expenses. An after-tax charge for the above amounts was recorded in first quarter 1996 discontinued operations.

     Coram Litigation. On September 11, 1995, Coram Healthcare Corporation ("Coram") filed a complaint in the San Francisco Superior Court against Caremark and its subsidiary, Caremark Inc., and 50 unnamed individual defendants. The complaint, which arises from Caremark's sale to Coram of Caremark's home infusion therapy business in April 1995, for approximately $209.0 million in cash and $100.0 million in securities, alleges breach of the Asset Sale and Note Purchase Agreement, dated January 29, 1995, as amended April 1, 1995, between Coram and Caremark, breach of related contracts, fraud, negligent misrepresentation and a right to contractual indemnity. Coram's amended complaint included claims for specific performance, declaratory relief, injunctive relief and requested damages of $5.2 billion. However, at a pretrial hearing in May 1997 and in motions subsequently filed with the court, counsel for Coram stated to the court that, with respect to compensatory damages, Coram was realistically seeking approximately $300 million. Caremark filed counterclaims against Coram in this lawsuit and also filed a lawsuit in the United States District Court in Chicago claiming that Coram committed securities fraud in its sale to Caremark of its securities in connection with the sale of Caremark's home infusion business to Coram. The lawsuit filed in federal court in Chicago was dismissed, but on appeal by Caremark the dismissal was reversed and the lawsuit was remanded. On July 1, 1997, the parties to the Coram litigation announced that a settlement had been reached pursuant to which Caremark returned for cancellation all of the securities issued by Coram in connection with the acquisition and paid Coram $45 million in cash on or about September 1, 1997. The settlement agreement also provides for termination and resolution of all disputes and issues between the parties and for the exchange of mutual releases. MedPartners recognized an after tax charge from discontinued business operations of $75.4 million in the second quarter of 1997 related to this settlement.

RISKS RELATING TO EXPOSURE TO PROFESSIONAL LIABILITY; LIABILITY INSURANCE

     In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Although MedPartners does not engage in the practice of medicine or provide medical services, and does not control the practice of medicine by its affiliated physicians or the compliance with regulatory requirements directly applicable to the affiliated physicians and physician groups, there can be no assurance that MedPartners will not become involved in such litigation in the future. Through the ownership and operation of U.S. Family Care Medical Center ("USFMC") and Friendly Hills Hospital ("Friendly Hills"), acute care hospitals located in Montclair and La Habra, California, respectively, MedPartners could be subject to allegations of negligence and wrongful acts by its hospital-based physicians or arising out of providing nursing care, emergency room services, credentialing of medical staff members and other activities incident to the operation of an acute care hospital. In addition, through its management of clinic locations and provision of non-physician health care personnel, MedPartners could be named in actions involving care rendered to patients by physicians employed by or contracting with affiliated medical organizations and physician groups.

     MedPartners maintains professional and general liability insurance and other coverage deemed necessary by MedPartners. Nevertheless, certain types of risks and liabilities are not covered by insurance and there can be no assurance that the limits of coverage will be adequate to cover losses in all instances. In addition, MedPartners' practice management agreements require the affiliated physicians to maintain professional liability and workers' compensation insurance coverage on the practice and on each employee and agent of the practice, and MedPartners generally is indemnified under each of the practice management agreements by the affiliated physicians for liabilities resulting from the performance of medical services. However, there can be no assurance that a future claim or claims will not exceed the limits of these available insurance coverages or that indemnification will be available for all such claims. See "Business of MedPartners -- Corporate Liability and Insurance" set forth in MedPartners' Annual Report on Form 10-K/A and incorporated herein by reference.

GOVERNMENT REGULATION

     Federal and state laws regulate the relationships among providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of patients covered by any federal healthcare program, including Medicare and Medicaid, or for recommending, leasing, arranging, ordering or purchasing of services covered by any federal healthcare program, as well as laws that impose significant penalties for false or improper billings for physician services. These laws also impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in all federal healthcare programs. Such exclusion and penalties, if applied to MedPartners' affiliated physicians, could result in significant loss of reimbursement.

     Moreover, the laws of many states, including California (from which a significant portion of MedPartners' revenues are derived), prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As stated in Note 1 to the consolidated financial statements of MedPartners incorporated herein by reference, MedPartners believes that it has perpetual and unilateral control over the assets and operations of the various affiliated professional corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the practice of medicine or other federal restrictions. Although MedPartners believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of MedPartners and its contractual arrangements with affiliated physicians will not be successfully challenged as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. There can be no assurance that review of the business of MedPartners and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or expansion thereof. In the event of action by any regulatory authority limiting or prohibiting MedPartners or any affiliate from carrying on its business or from expanding the operations of MedPartners and its affiliates to certain jurisdictions, structural and organizational modifications of MedPartners may be required, which could have a material adverse effect on the operating results and financial condition of MedPartners.

     In addition to the regulations referred to above, significant aspects of MedPartners' operations are subject to state and federal statutes and regulations governing workplace health and safety, the operation of pharmacies, repackaging of drug products, dispensing of controlled substances and the disposal of medical waste. MedPartners' operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations. Accordingly, changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations or enactment of new legislation could have a material adverse effect on the operating results and financial condition of MedPartners. See "-- Risks Relating to Pharmacy Licensing and Operation".


     For the nine months ended September 30, 1997, approximately 11% of the revenues of MedPartners' affiliated physician groups were derived from payments made by government-sponsored healthcare programs (principally, Medicare and state reimbursed programs). As a result, any change in reimbursement regulations, policies, practices, interpretations or statutes could adversely affect the operations of MedPartners. There are also state and federal civil and criminal statutes imposing substantial penalties (including civil penalties and criminal fines and imprisonment) on healthcare providers that fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. MedPartners believes it is in material compliance with such laws, but there can be no assurance that MedPartners' activities will not be challenged or scrutinized by governmental authorities or that any such challenge or scrutiny would not have a material adverse effect on the operating results and financial condition of MedPartners.


     Certain provisions of the Social Security Act, commonly referred to as the "Anti-Kickback Statute", prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients or patient care opportunities covered by any federal healthcare program (including Medicare and Medicaid), or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by any federal healthcare program. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients. The Anti-Kickback Statute contains provisions prescribing civil and criminal penalties to which individuals or providers who violate such statute may be subjected. The criminal penalties include fines up to $25,000 per violation and imprisonment for up to five years or both. Additionally, the DHHS has the authority to exclude anyone, including individuals or entities, who has committed any of the prohibited acts from participation in any federal healthcare program. If applied to MedPartners or any of its subsidiaries or affiliated physicians, such exclusion could result in a significant loss of reimbursement for MedPartners, up to a maximum of 11% of the revenues of MedPartners' affiliated physician groups, which could have a material adverse effect on the operating results and financial condition of MedPartners. Although MedPartners believes that it is not in violation of the Anti-Kickback Statute or similar state statutes, its operations do not fit within any of the existing or proposed federal safe harbors.


     Significant prohibitions against physician referrals were enacted by the federal Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his immediate family is prohibited from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. While MedPartners believes it is in compliance with such legislation, future regulations could require MedPartners to modify the form of its relationships with physician groups. Some states have also enacted similar self-referral laws, and MedPartners believes it is likely that more states will follow. MedPartners believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of MedPartners into certain jurisdictions may require structural and organizational modifications of MedPartners' relationships with physician groups to comply with new or revised state statutes. Such structural and organizational modifications could have a material adverse effect on the operating results and financial condition of MedPartners.

     The Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act") and the regulations promulgated thereunder subject entities which are licensed as healthcare service plans in California to substantial regulation by the California Department of Corporations (the "DOC"). In addition, licensees under the Knox-Keene Act are required to file periodic financial data and other information (which generally become available to the public), maintain substantial tangible net equity on their balance sheets and maintain adequate levels of medical, financial and operational personnel dedicated to fulfilling the licensee's statutory and regulatory requirements. The DOC is empowered by law to take enforcement actions against licensees that fail to comply with such requirements. On March 5, 1996, the DOC issued to Pioneer Provider Network, Inc. ("PPN"), a wholly-owned subsidiary of MedPartners, a healthcare service plan license (the "Restricted License"). PPN is a recently created organization without an operating history, and there is no assurance that the DOC will view PPN's operations to be fully in compliance with applicable laws, including the Knox-Keene Act, and regulations. Any material non-compliance could have a material adverse effect on the operating results and financial condition of MedPartners.

RISKS RELATING TO PHARMACY LICENSING AND OPERATION

     MedPartners is subject to federal and state laws and regulations governing pharmacies. Federal controlled substance laws require MedPartners to register its pharmacies with the United States Drug Enforcement Administration and comply with security, record-keeping, inventory control and labeling standards in order to dispense controlled substances. State controlled substance laws require registration and compliance with the licensing, registration or permit standards of the state pharmacy licensing authority. State pharmacy licensing, registration and permit laws impose standards on the qualifications of the applicant's personnel, the adequacy of its prescription fulfillment and inventory control practices and the adequacy of its facilities. In general, pharmacy licenses are renewed annually. Pharmacists must also satisfy state licensing requirements. Any failure to satisfy such pharmacy licensing statutes and regulations could have a material adverse effect on the operating results and financial condition of MedPartners.

RISKS RELATING TO HEALTHCARE REFORM; PROPOSED LEGISLATION

     As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been, and other proposals may be, introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on MedPartners.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of MedPartners' Third Restated Certificate of Incorporation, as amended (the "MedPartners Certificate of Incorporation"), MedPartners' Second Amended and Restated Bylaws (the "MedPartners Bylaws") and the DGCL could, together or separately, discourage potential acquisition proposals, delay, or prevent a change in control of MedPartners. These provisions include a classified Board of Directors and the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to MedPartners' Common Stock. MedPartners also is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. In addition, MedPartners rights plan, which provides for discount purchase rights to certain stockholders of MedPartners upon certain acquisitions of 10% or more of the outstanding shares of MedPartners Common Stock, may also inhibit a change in control of MedPartners.

POSSIBLE VOLATILITY OF STOCK PRICE; RISKS RELATING TO FIXED EXCHANGE RATIO


     There may be significant volatility in the market price for the MedPartners Common Stock. Quarterly operating results of MedPartners, developments relating to the MedPartners/PhyCor Merger, changes in general conditions in the economy, the financial markets or the healthcare industry, adverse developments with respect to future acquisitions or other developments affecting MedPartners or its competitors, could cause the market price of the MedPartners Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.


     The Plan of Merger provides for a fixed Exchange Ratio, with each ASG Share being converted into the right to receive 0.71 of a share of MedPartners Common Stock. The Plan of Merger does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of MedPartners Common Stock. As a result of the fixed Exchange Ratio, the aggregate value of the Merger Consideration to be received by stockholders of ASG upon the Merger will depend on the market price of the MedPartners Common Stock at the Effective Time. Because of the fixed Exchange Ratio, ASG stockholders share in the risks and rewards of ownership of MedPartners Common Stock pending the closing of the Merger.


     On October 1, 1997, the date the Merger Agreement was signed, the closing price of the MedPartners Common Stock on the NYSE was $21.88, and on November 19, 1997, the closing price of the MedPartners Common Stock on the NYSE was $25.88. There can be no assurance that the market price of the MedPartners Common Stock on and after the Effective Time will not be lower than either of such prices or the market price of the MedPartners Common Stock on the date of the Special Meeting. Pursuant to the Plan of Merger, the Plan of Merger may be terminated by ASG if the arithmetic average of the closing prices per share of the MedPartners Common Stock, as reported on the NYSE Composite Tape during any consecutive thirty day trading period between October 1, 1997 and the date five trading days before the Special Meeting is less than $17.50 and MedPartners has received written notice of the decision to terminate the Plan of Merger within two trading days after such thirty trading day period.

     Consummation of the Merger could be delayed following approval of the Merger at the Special Meeting as a result of, among other things, the failure to obtain certain regulatory approvals or to satisfy other conditions to the consummation of the Merger. See "The Merger -- Regulatory Approvals" and
"-- Conditions to the Merger". It is presently anticipated, however, that the Merger will be consummated as soon as practicable after the Special Meeting. If, however, the consummation of the Merger is delayed beyond the date of the Special Meeting, holders of ASG Common Stock have the risk that the market price of the MedPartners Common Stock at the consummation of the Merger may be less than the market price of the MedPartners Common Stock on the date of the Special Meeting.

RISKS RELATING TO FEDERAL INCOME TAXES

     If the Merger were not to constitute a tax-free reorganization under
Section 368(a) of the Code, each holder of ASG Shares would recognize gain or loss equal to the difference between the fair market value of the MedPartners Common Stock received and cash received in lieu of fractional shares and such holder's basis in the ASG Shares exchanged therefor. See "The Merger -- Federal Income Tax Consequences".

                              THE SPECIAL MEETING

GENERAL


     This Prospectus-Proxy Statement is being furnished to holders of ASG Shares in connection with the solicitation of proxies by the Board of Directors of ASG for use at the Special Meeting to consider and vote upon the approval of the Plan of Merger and the transactions contemplated thereby at the Special Meeting or any adjournments or postponements thereof. Each copy of this Prospectus-Proxy Statement mailed or delivered to holders of ASG Shares is accompanied by a form of Proxy for use at the Special Meeting and ASG's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.


     This Prospectus-Proxy Statement is also furnished to ASG stockholders as a Prospectus in connection with the issuance to them of the shares of MedPartners Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME


     The Special Meeting is to be held at the offices of Equitable Securities Corporation, 800 Nashville City Center, 611 Union Street, Nashville, Tennessee 37219, on December 29, 1997 at 10:00 a.m., local time.


RECORD DATE, QUORUM AND VOTING


     The Board of Directors of ASG has fixed the close of business on November 10, 1997 as the Record Date for the determination of the holders of ASG Shares entitled to receive notice of, and to vote at, the Special Meeting. The presence, in person or by Proxy, of the holders of ASG Shares entitled to cast a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum at the Special Meeting. As of the Record Date, there were 3,524,311 shares of ASG Common Stock issued and outstanding, which were held by approximately 1,430 holders of record. Each stockholder of record as of that date is entitled to one vote for each share then held.


     The Board of Directors of ASG unanimously recommends a vote in favor of the Plan of Merger and the transactions contemplated thereby.

VOTE REQUIRED


     Approval and adoption of the Plan of Merger and the transactions contemplated thereby by the stockholders of ASG requires the affirmative vote of a majority of the issued and outstanding shares of ASG Common Stock as of the Record Date. Because the required vote of ASG stockholders to approve the Plan of Merger is based upon the total number of outstanding shares, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by an ASG stockholder (including broker non-votes) will have the same effect as a vote "against" the approval and adoption of the Plan of Merger. As of the Record Date, there were 3,524,311 shares of ASG Common Stock issued and outstanding. Accordingly, the affirmative vote of the holders of 1,762,156 shares of ASG Common Stock is required to approve the Plan of Merger. As of the Record Date, directors and executive officers of ASG owned in the aggregate 216,572 shares of ASG Common Stock (or approximately 6.1% of the outstanding shares of ASG Common Stock). All the directors and executive officers of ASG have indicated their present intent to vote all of the shares of ASG Common Stock beneficially owned by them in favor of the Plan of Merger and the transactions contemplated thereby.


VOTING AND REVOCATION OF PROXIES

     ASG Shares represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, ASG SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER and the transactions contemplated thereby. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing with the Secretary of ASG of an instrument revoking it or of a duly executed Proxy bearing a later date prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast FOR approval of the Plan of Merger or other matters constitute affirmative votes. Abstentions and votes that are withheld will, therefore, have the same effect as votes AGAINST approval of the Plan of Merger.

     The Board of Directors of ASG is not aware of any business to be acted upon at the Special Meeting other than as described in the Notice of the Special Meeting or in this Prospectus-Proxy Statement. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

     Representatives of ASG's independent public accountants, Ernst & Young LLP, will be present at the Special Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of ASG, who will not be specifically compensated for such services, may solicit proxies from the stockholders of ASG personally or by telephone or telegram or other form of communication. ASG has retained ChaseMellon Shareholder Services ("ChaseMellon") to solicit proxies on its behalf and will pay ChaseMellon a fee of approximately $6,500 for these services. ASG will also reimburse ChaseMellon for its out-of-pocket expenses incurred in connection with such solicitation. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of ASG Common Stock beneficially owned by others to forward to such beneficial owners. ASG may reimburse persons representing such beneficial owners for the costs of forwarding solicitation materials to such beneficial owners. Except as otherwise provided in the Plan of Merger, ASG will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "The
Merger -- Expenses".

     ASG STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF ASG SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THIS PROSPECTUS-PROXY STATEMENT. SEE "THE MERGER -- EXCHANGE OF CERTIFICATES".

                                   THE MERGER

     The description of the Merger contained in this Prospectus-Proxy Statement summarizes the principal provisions of the Plan of Merger; it is not complete and is qualified in its entirety by reference to the Plan of Merger, the full text of which is attached hereto as Annex A. All ASG stockholders are urged to read Annex A carefully in its entirety.

TERMS OF THE MERGER

     The acquisition of ASG by MedPartners will be effected by means of the merger of the Subsidiary with and into ASG, with ASG being the surviving corporation (the "Surviving Corporation"). The Certificate of Incorporation of ASG shall be amended and restated at the Effective Time such that from and after the Effective Time the Certificate of Incorporation of ASG shall be identical to the Certificate of Incorporation of the Subsidiary. The Bylaws of the Subsidiary in effect at the Effective Time will become the Bylaws of the Surviving Corporation at the Effective Time until amended or repealed in accordance with applicable law. After the Effective Time, ASG shall continue as the surviving corporation of the Merger under the name "America Service Group Inc.".


     The Merger will become effective at such time as MedPartners, the Subsidiary and ASG specify in the Certificate of Merger filed with the Secretary of State of the State of Delaware. It is expected that the Merger will be consummated as of January 1, 1998. See "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio".


     Upon consummation of the Merger, each share of ASG Common Stock, other than shares held by ASG (which will be canceled), will be converted into the right to receive 0.71 of a share of MedPartners Common

Stock. For example, if an ASG stockholder owned 100 shares of ASG Common Stock as of the Effective Time, that stockholder would receive 71 shares of MedPartners Common Stock in the Merger. Each holder of ASG Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the per share closing price on the NYSE Composite Tape of MedPartners Common Stock on the date of the Effective Time.

     Because the Exchange Ratio of MedPartners Common Stock for the ASG Common Stock is fixed at 0.71 and will not increase or decrease due to fluctuations in the market price of either stock, the aggregate value of the Merger Consideration will change in the event the market price of MedPartners Common Stock increases or decreases before the Effective Time. As a result, in the event the market price of MedPartners Common Stock decreases as of the Effective Time, the value of the MedPartners Common Stock to be received in the Merger in exchange for the ASG Common Stock would decrease. In the event the market price of MedPartners Common Stock instead increases as of the Effective Time, the value of the MedPartners Common Stock to be received in the Merger in exchange for the ASG Common Stock would increase. See "Risk Factors -- Possible Volatility of Stock Price; Risks Relating to Fixed Exchange Ratio".


     On November 19, 1997, the closing price of MedPartners Common Stock was $25.88. At such price, the Equivalent Value of a share of ASG Common Stock would be $18.37 and the aggregate value of the Merger Consideration would be approximately $66.2 million. The actual market price of the MedPartners Common Stock may vary, which will cause a corresponding change in the Equivalent Value and the aggregate value of the Merger Consideration. Each ASG stockholder is urged to obtain updated market information as to the MedPartners Common Stock. ASG stockholders may obtain updated information regarding the market price for MedPartners Common Stock by calling toll-free 1-800-633-9509.


     At the Effective Time, all rights with respect to ASG Common Stock pursuant to any ASG stock options which are outstanding at the Effective Time, whether or not then vested or exercisable, shall be converted into and become rights to purchase that number of shares of MedPartners Common Stock equal to the number of ASG Shares subject thereto multiplied by the Exchange Ratio and will be exercisable at an exercise price per share equal to the ASG exercise price divided by the Exchange Ratio.

     ASG STOCKHOLDERS WILL RECEIVE THEIR SHARES OF MEDPARTNERS COMMON STOCK AFTER THE CONSUMMATION OF THE MERGER. SEE "-- EXCHANGE OF CERTIFICATES".

BACKGROUND OF THE MERGER

     EMSA Correctional Care, Inc. ("EMSA"), a subsidiary of InPhyNet, provides comprehensive medical services, including mental health and dental services to inmates in various state and local correctional institutions. In late April 1997, representatives of ASG approached representatives of EMSA regarding the possible acquisition of EMSA. Management of ASG was aware of the pending acquisition of InPhyNet by MedPartners and believed that MedPartners might be willing to sell EMSA following the consummation of the acquisition of InPhyNet. The EMSA representatives responded to ASG's inquiries by stating their concern that a sale of EMSA might jeopardize the accounting treatment of MedPartners' acquisition of InPhyNet as a pooling-of-interests. The EMSA representatives suggested that MedPartners might have an interest in acquiring ASG but that the possibility of such a transaction could not be pursued by MedPartners until MedPartners completed the acquisition of InPhyNet. On June 26, 1997, MedPartners completed the acquisition of InPhyNet. On July 28, 1997, representatives of ASG met with representatives of MedPartners to discuss a combination of EMSA and ASG. At this meeting, MedPartners expressed interest in acquiring ASG in a stock-for-stock transaction that would be accounted for as a pooling-of-interests. On July 29, 1997, MedPartners sent a letter to ASG indicating MedPartners' non-binding expression of interest in acquiring ASG. On July 31, 1997, MedPartners issued a second letter indicating MedPartners' non-binding expression of interest in acquiring ASG.

     ASG's Board of Directors conducted a meeting on July 29, 1997 and a conference call on August 1, 1997 during which it considered reports of management's discussions with MedPartners. ASG's Board of Directors considered, among other things, the due diligence process that MedPartners would pursue, the timing of the proposed transaction and the effect of its disclosure on ASG's relationship with its clients and on the morale of

ASG's employees, the effect of the proposed transaction with MedPartners on another transaction under consideration by ASG and alternatives to the proposed transaction with MedPartners. Following the discussion during both the meeting and the conference call, the ASG Board of Directors authorized ASG's senior management to proceed with discussions with MedPartners.

     A team of MedPartners representatives met with their ASG counterparts in Nashville from August 7 through August 9, 1997 to discuss the proposed acquisition of ASG by MedPartners. During this period, MedPartners continued its due diligence examination of ASG. Following the meetings in Nashville, MedPartners advised ASG that further discussions of the proposed acquisition of ASG would be postponed until other transactions being pursued by MedPartners were completed.


     During the week of September 15, 1997, management of MedPartners notified management of ASG that MedPartners was ready to resume discussions regarding the potential acquisition of ASG by MedPartners. The terms of the Plan of Merger were negotiated between September 22 and October 1, 1997. ASG's Board of Directors held conference calls on Friday, September 26, 1997 and again on Monday, September 29, 1997, to consider the terms of the proposed acquisition and to receive a report from Equitable, ASG's financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by ASG's stockholders in the Merger. See "The Merger -- Opinion of Financial Advisor to ASG". During the second conference call, ASG's Board of Directors approved the Plan of Merger and adopted a resolution recommending the Merger to ASG's stockholders, in each case subject to the approval of the Merger by the Board of Directors of MedPartners. MedPartners' Board of Directors approved the Plan of Merger at a meeting held on October 1, 1997. The Plan of Merger was signed on October 1, 1997. Prior to the events described above, there was no material relationship between MedPartners or EMSA and ASG.



     On October 29, 1997, MedPartners announced that it had entered into a definitive agreement to be acquired by PhyCor. On November 6, 1997, ASG's Board of Directors held a conference call to discuss the implications of the proposed MedPartners/PhyCor Merger. During such conference call, ASG's Board of Directors received a limited review and analysis from Equitable regarding PhyCor that was based on publicly available information. See "The Merger -- Opinion of Financial Advisor to ASG". ASG's Board of Directors adopted a resolution during the conference call ratifying and approving the Merger Agreement.


REASONS FOR THE MERGER; RECOMMENDATION OF THE ASG BOARD OF DIRECTORS

     The ASG Board of Directors believes that the Merger is in the best interests of holders of ASG Common Stock. MedPartners has a larger market capitalization and a more active market for its shares, which will provide holders of ASG Common Stock with greater liquidity. The Merger will also allow ASG shareholders to own shares in a larger company. Further, the Merger will provide a larger base of operations for ASG, permitting it to achieve economies of scale, offer more services to its clients, improve its competitive position and improve its contacts in the industry. The Merger will also permit ASG to draw upon the core competencies of MedPartners (physician practice management, pharmacy benefit management and disease stage management) and to improve the services it offers its clients. Finally, the Merger is expected to result in reduction of overhead, improvements in field operations and improved benefits for ASG's employees.

     In approving and adopting the Plan of Merger and formulating its recommendation that the stockholders of ASG approve and adopt the Plan of Merger and consummate the Merger, the ASG Board of Directors considered a number of factors, including, without limitation, the following: (i) the limited volume of trading in shares of ASG Common Stock; (ii) the quality of, and risks associated with, the MedPartners' Common Stock to be received by ASG stockholders in the Merger; (iii) the terms of the Merger Agreement; (iv) the expectation that the Merger will be treated as a tax-free reorganization for federal income tax purposes so that generally no gain or loss will be recognized by ASG stockholders in connection with the exchange of ASG Common Stock for MedPartners Common Stock in the Merger; and (v) the opinion rendered by Equitable to the Board of Directors of ASG that the consideration to be received by holders of ASG Common Stock in the Merger is fair from a financial point of view to such stockholders, the full text of which appears as Annex B, to this Prospectus-Proxy Statement.

     FOR THE REASONS SET FORTH ABOVE, ASG'S BOARD OF DIRECTORS VOTED TO APPROVE THE MERGER AND RECOMMENDS THAT HOLDERS OF ASG COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER AND PLAN OF MERGER. SEE "THE SPECIAL MEETING -- RECORD DATE, QUORUM AND VOTING".

OPINION OF FINANCIAL ADVISOR TO ASG


     ASG engaged Equitable to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to the ASG stockholders of the consideration to be paid by MedPartners in the Merger. Equitable made a presentation to the Board of Directors of ASG on September 26, 1997, and during a subsequent conference call conducted by the Board of Directors of ASG on September 29, 1997, Equitable opined to the Board of Directors that, as of such date, the Merger Consideration is fair to the holders of the ASG Common Stock from a financial point of view. On November 6, 1997, ASG's Board of Directors conducted a conference call to discuss the implications of the MedPartners/PhyCor Merger. During such conference call, Equitable presented a limited review and analysis of publicly available information regarding PhyCor. Equitable subsequently confirmed its September 29, 1997 opinion in writing as of the date of this Prospectus-Proxy Statement, except Equitable expressly disclaimed any opinion concerning the MedPartners/PhyCor Merger. A copy of Equitable's opinion dated the date of this Prospectus-Proxy Statement, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Equitable, is attached as Annex B to this Prospectus-Proxy Statement. ASG stockholders are advised to read the opinion in its entirety. No limitations were placed on Equitable by the Board of Directors of ASG with respect to the investigation made or the procedures followed in preparing and rendering its opinion.


     In arriving at its opinion delivered on September 29, 1997, Equitable held discussions with management and certain representatives of ASG concerning the historical and current operations of ASG, and its financial condition and prospects. Equitable examined certain publicly available business and financial information relating to ASG and certain publicly available business and financial information relating to MedPartners, as well as certain financial forecasts and other data for ASG which were provided to Equitable by management of ASG. Equitable considered, to the extent publicly available, the financial terms of certain other transactions recently effected which Equitable considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Equitable considered comparable to those of ASG and MedPartners. Equitable also evaluated the potential pro forma financial effects of the Merger on MedPartners. In addition, Equitable conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed appropriate to arrive at its opinion. Equitable noted that its opinion was based on economic, market and other conditions existing as of the date of its opinion.

     In rendering its opinion, Equitable relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Equitable. With respect to financial forecasts, Equitable assumed with the consent of ASG that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ASG. Equitable assumed that (i) the Merger will be accounted for under the pooling of interests method of accounting in accordance with generally accepted accounting principles, (ii) the Merger will be treated as a tax-free reorganization for federal income tax purposes, and (iii) all material liabilities (contingent or otherwise) of MedPartners are as set forth in the financial statements of MedPartners or as otherwise disclosed to Equitable in connection with the engagement. Equitable did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MedPartners.

     The text of the written opinion of Equitable dated the date hereof, which sets forth the matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. The matters considered in the September 29, 1997 opinion are substantially the same as those contained in the opinion dated the date hereof. ASG shareholders are urged to read this opinion carefully in its entirety. Equitable's opinion is directed only to the fairness of the Merger Consideration from a financial point of view as of the date of the opinion and has been provided solely for the use of the Board of Directors of ASG in its evaluation of the Merger, does not address any other aspect of the Merger and does not constitute a recommendation to any ASG stockholder as to how such stockholder should vote at the Special Meeting. Equitable's opinion is based upon economic, market and other conditions existing on the date of the opinion and does not address the fairness of the Merger Consideration to the stockholders of ASG as of any other date, or any other aspect of the Merger. Equitable expresses no opinion as to the price or trading range at which shares of ASG Common Stock or MedPartners Common Stock will trade following the announcement of the Merger, or as to the price or trading range at which shares of MedPartners Common Stock will trade following consummation of the Merger. This summary of the opinion of Equitable is qualified in its entirety by reference to the full text of such opinion.

     In preparing its opinion to the Board of Directors of ASG, Equitable performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Equitable's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Equitable did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Equitable believes that its analyses must be considered as whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, with the consent of ASG, Equitable made numerous assumptions with respect to ASG, MedPartners, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ASG and MedPartners. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The actual results achieved by ASG following the Merger may vary from projected results, and the variations may be material.

     On September 26, 1997, Equitable delivered to the Board of Directors a presentation of certain financial analyses and information concerning the Merger (the "Presentation"). The Presentation contained, among other information, a description of the transaction and background information. The Presentation also included a profile of MedPartners. The profile consisted of information concerning, among other things, MedPartners' business, history and acquisitions, ownership, management and directors, financial information, and stock performance and volume. The Presentation also included a summary of research by certain investment banking analysts.

     Equitable utilized three methodologies to analyze the fairness, from a financial point of view, of the Merger Consideration. These methodologies consisted of (i) performing a discounted cash flow analysis of ASG's projected free cash flows for the five year period beginning in fiscal 1998 and ending in fiscal 2002; (ii) comparing the Merger to certain similar acquisition transactions in the managed health care, physician practice management and correctional services industries; and (iii) comparing ASG to certain managed health care, physician practice management and correctional services providers with publicly traded equity securities.

     Equitable utilized the discounted cash flow evaluation methodology to derive valuation ranges for ASG. Equitable utilized certain base case projections based on discussions with ASG management and projections prepared by certain investment banking analysts. Equitable calculated the estimated free cash flows for ASG for the five years beginning in fiscal 1998 and ending in fiscal 2002 resulting from those base case projections, and discounted these flows back to the beginning of the fiscal 1998 period to determine the present value of expected future annual cash flows. Equitable then developed a terminal value for ASG. The terminal value represents the estimated future value of ASG's free cash flows in perpetuity based on an assumed multiple of earnings before interest, taxes, depreciation, and amortization ("EBITDA") generated in fiscal 2002. After discounting this terminal value back to the beginning of fiscal 1998, Equitable added the present value of the projected annual cash flows through fiscal 2002 to the terminal value to arrive at a total enterprise valuation for ASG, and Equitable further modified this total enterprise value for certain balance sheet and other adjustments. To test the sensitivity of these forecasted results, Equitable valued ASG using a range of discount rates and multiples of EBITDA.

     In rendering its fairness opinion, Equitable compared the Merger to certain acquisition transactions in the managed health care, physician practice management and correctional services industries. Equitable reviewed and analyzed certain publicly available financial and structural information for the selected transactions. Each transaction was examined and calculations regarding the total purchase consideration paid by the acquiror as a multiple of the target's trailing revenue and certain earnings statistics, such as gross profit, EBITDA, and income before taxes (to the extent such financial information was publicly available and ascertained by Equitable) were made. The multiples associated with the acquisitions for the managed health care, physician practice management and correctional service industries were analyzed for comparative purposes to the Merger.

     Equitable utilized publicly traded companies to compare ASG to certain managed health care, physician practice management and correctional service providers. The public company multiples that were examined were based on multiples of total market capital (stock price multiplied by the number of shares of common stock outstanding, plus total debt) and included the following: trailing twelve months' revenue, trailing twelve months' EBITDA, trailing twelve months' earnings before interest expense and taxes ("EBIT") and trailing twelve months' net income. In addition, Equitable analyzed certain stock price to projected earnings ratios of these public companies on the basis of earnings estimates provided by certain investment banking analysts. The multiple associated with the trading of public equity securities for the managed health care, physician practice management and correctional services industries were analyzed for comparative purposes to the Merger.

     No company, transaction or business used in selected merger and acquisition transaction analyses and comparable publicly traded company analyses represents an identical comparison to ASG, MedPartners or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.


     On November 6, 1997, as a result of the proposed MedPartners/PhyCor Merger, Equitable delivered to the Board of Directors a review and analysis of publicly available information regarding PhyCor. Equitable's review and analysis was, of necessity, limited. Equitable did not conduct discussions with the management of PhyCor and did not have access to any information regarding PhyCor other than that which was publicly available.



     Pursuant to the terms of Equitable's engagement, ASG has agreed to pay Equitable for its services in connection with the Merger a financial advisory and opinion fee totaling $445,000, of which $85,000 is payable upon delivery of Equitable's opinion and the balance of $360,000 is payable upon the closing of the Merger. ASG also has agreed to reimburse Equitable for reasonable travel and other out-of-pocket expenses incurred by Equitable in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Equitable and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Equitable's engagement.


     Equitable has provided investment banking and financial advisory services for ASG from time to time, and has been compensated for such services. Equitable, in the ordinary course of business, actively trades the equity securities of ASG for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Equitable regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


     THE FULL TEXT OF THE WRITTEN OPINION OF EQUITABLE, DATED THE DATE HEREOF, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON AND THE REVIEW UNDERTAKEN IS ATTACHED AS ANNEX B TO THIS PROSPECTUS-PROXY STATEMENT. HOLDERS OF ASG COMMON STOCK ARE URGED TO READ EQUITABLE'S OPINION CAREFULLY AND IN ITS ENTIRETY. EQUITABLE'S OPINION IS DIRECTED TO ASG'S BOARD OF DIRECTORS AND TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE HOLDERS OF ASG

COMMON STOCK. SUCH OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ASG COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF EQUITABLE SET FORTH IN THIS PROSPECTUS-PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, holders of ASG Common Stock should be aware that certain members of ASG management have an interest in the Merger, as described below.

     Messrs. Scott L. Mercy, Michael Catalano, and Jeffrey J. Bairstow, who are the President and Chief Executive Officer; Executive Vice President of Development, General Counsel and Secretary; and Executive Vice President and Chief Operating Officer, respectively, of ASG, currently have employment agreements with ASG that provide for certain severance payments if, following a "change in control" of ASG (such term, as defined in such agreements, includes the Merger), such officers resign or are terminated from their positions with ASG. In addition, upon such resignation or termination, Messrs. Catalano and Bairstow are entitled to full vesting of all options granted to them and any bonuses, incentive compensation, or other payments due which, pursuant to the terms of any compensation or benefit plan have been earned or vested as of the relevant termination date. If Mr. Mercy's employment with ASG is terminated following consummation of the Merger, he would be entitled to severance payments of $475,000 and an additional amount equal to up to 200% of the incentive compensation he could have earned under ASG's annual incentive compensation plan as described below. If Mr. Catalano's employment with ASG is terminated following consummation of the Merger, he would be entitled to severance payments of $173,000, an additional amount equal to the amount earned or vested under ASG's annual incentive compensation plan as described below, and to vesting of options to acquire 40,000 shares of ASG Common Stock (to be converted in the Merger into options to acquire 28,400 shares of MedPartners Common Stock). If Mr. Bairstow's employment with ASG is terminated following consummation of the Merger, he would be entitled to severance payments of $178,000, an additional amount equal to the amount earned or vested under ASG's annual incentive compensation plan as described below, and to vesting of options to acquire 75,000 shares of ASG Common Stock (to be converted in the Merger into options to acquire 53,250 shares of MedPartners Common Stock). The severance payments, bonuses and benefits will be paid from existing cash balances by ASG following the Merger.

     Messrs. Mercy, Catalano and Bairstow are entitled to up to 200% of each person's base salary of $190,000, $173,000 and $178,000, respectively, pursuant to ASG's incentive compensation plan. Payments of 5% of each person's base salary are earned under such incentive compensation plan when 95% of the pre-tax profit target of $3,228,000 ("Target") has been achieved on a pro-rata basis for the portion of the calendar year prior to termination. The amount of the payment earned increases by 5% of each person's base salary for each incremental increase of 1% of the Target above 95% of the amount of the Target up to 100% of the Target. Twenty-five percent of pretax profit above the Target amount shall be paid to Messrs. Mercy, Catalano and Bairstow, up to 200% of each person's base salary.

     Further, ASG is required to maintain, for 18 months following the consummation of the Merger, in full force and effect for the benefit of Messrs. Mercy, Catalano and Bairstow and their dependents and beneficiaries, at ASG's expense, all medical insurance under plans and programs in which they and/or their dependents and beneficiaries participated immediately prior to the consummation of the Merger, if continued participation is possible under the general terms and provisions of such plans and programs. If continued participation in any such plan or program is barred, ASG is required to arrange at its own expense to provide Messrs. Mercy, Catalano and Bairstow with benefits substantially similar to those to which they were entitled to receive under such plans and programs.


     As of the Record Date, the executive officers and directors of ASG (as a group) owned and had the right to vote an aggregate of 216,572 shares of ASG Common Stock. All such shares will be treated in the Merger in the same manner as the shares of ASG Common Stock held by other stockholders of ASG. See "--Terms of the Merger" and "Ownership of Common Stock of ASG -- Information as to Directors and Executive Officers".

     As of the Record Date, the executive officers and directors of ASG (as a group) also held options to purchase an aggregate of 408,360 shares of ASG Common Stock pursuant to ASG's stock option plan, including options to purchase an aggregate of 181,750 shares of ASG Common Stock held by non-employee directors. Such options, to the extent not exercised prior to the Merger, together with all other outstanding ASG stock options, shall, by virtue of the Merger and without any further action on the part of ASG or the holder of any such ASG options, be assumed by MedPartners. See "-- Terms of the Merger".


     MedPartners and the Subsidiary have agreed pursuant to the Plan of Merger that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of ASG as provided in its Amended and Restated Certificate of Incorporation or Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms.

EFFECTIVE TIME OF THE MERGER


     The Merger will become effective at such time as MedPartners, the Subsidiary and ASG agree should be specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware. The Plan of Merger requires that this filing be made as soon as practicable on or after the date of the consummation of the Merger. As of the date of this Prospectus-Proxy Statement, the parties to the Plan of Merger expect that the Certificate of Merger will be filed as soon as practicable following the Special Meeting, and the Merger consummated as of January 1, 1998.


APPRAISAL RIGHTS

     Holders of ASG Common Stock are not entitled to appraisal rights in connection with the Merger. See the Notice to Stockholders, the Form Proxy Card attached to this Prospectus-Proxy Statement, "The Special Meeting" and
"Summary -- The Special Meeting; Record Date and Shares Entitled to Vote; Vote Required" for further information on the rights of ASG stockholders in relation to voting on the Plan of Merger.

EXCHANGE OF CERTIFICATES

     Exchange Agent. Prior to the Effective Time, MedPartners will enter into an agreement with First Chicago Trust Company of New York, New York, New York (the "Exchange Agent"), which will provide that MedPartners shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of the ASG Shares, (i) certificates representing the shares of MedPartners Common Stock issuable pursuant to the Plan of Merger and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional shares, together with any dividends or distributions paid with respect to the MedPartners Common Stock with a record date after the Effective Time.

     Exchange Procedures. As soon as reasonably practicable, but no later than ten business days after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding ASG Shares (the "ASG Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the ASG Certificates shall pass, only upon delivery of the ASG Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as MedPartners may reasonably specify), and (ii) instructions for use in effecting the surrender of the ASG Certificates in exchange for certificates representing shares of MedPartners Common Stock. Upon surrender of an ASG Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such ASG Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MedPartners Common Stock which such holder has the right to receive pursuant to the provisions of the Plan of Merger. In the event of a transfer of ownership of ASG Shares which is not registered in the transfer records of ASG, a certificate representing the proper number of shares of MedPartners Common Stock may be issued to a person other than the person in whose name the ASG Certificate so surrendered is registered, if such ASG Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of MedPartners Common Stock to a person other than the registered holder of such ASG Certificate or establish to the satisfaction of MedPartners that such tax has been paid or is not applicable. Until surrendered as contemplated by the Plan of Merger, each ASG Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of MedPartners Common Stock and cash in lieu of any fractional shares of MedPartners Common Stock as contemplated by the Plan of Merger. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of MedPartners Common Stock. To the extent permitted by law, former holders of record of ASG Shares shall be entitled to vote after the Effective Time at any meeting of MedPartners stockholders the number of whole shares of MedPartners Common Stock into which their respective ASG Shares are converted, regardless of whether such holders have received their certificates representing MedPartners Common Stock in accordance with the Plan of Merger.

     No certificates or scrip representing fractional shares of MedPartners Common Stock shall be issued upon conversion of ASG Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of MedPartners. Notwithstanding any other provision of the Plan of Merger, each holder of ASG Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the per share closing price of the MedPartners Common Stock on the NYSE Composite Tape on the date of the Effective Time.

     At the Effective Time, holders of ASG Shares immediately prior to the Effective Time will cease to be, and shall have no rights as, holders of ASG Shares, other than the right to receive shares of MedPartners Common Stock into which such shares have been converted and any fractional share payment and any dividends or other distributions with respect to MedPartners Common Stock that are payable to holders of record after the Effective Time.

CONDITIONS TO THE MERGER

     The obligations of MedPartners and the Subsidiary to consummate the Merger are subject to the following conditions (which may be waived by MedPartners and the Subsidiary (see "-- Waiver and Amendment" below)): (i) each of the agreements of ASG to be performed at or prior to the Closing Date shall have been performed in all material respects and ASG shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date; (ii) the representation and warranties of ASG set forth in
Section 3.10(a) of the Plan of Merger, to the effect that ASG has not incurred any material adverse change, shall have been true and correct as of October 1, 1997 and shall be true and correct as of the Closing Date; the other representations and warranties of ASG set forth in the Plan of Merger shall have been true and correct on October 1, 1997 and shall be true and correct on the Closing Date, subject to immaterial exceptions; and MedPartners and the Subsidiary shall have received a certificate of a duly authorized officer of ASG to such effect; (iii) MedPartners shall have received an opinion from Haskell Slaughter & Young, L.L.C. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (iv) MedPartners shall have received an opinion from King & Spalding with respect to customary corporate matters, including corporate authority, capitalization, no conflicts, and compliance with federal securities laws; (v) all consents, authorization, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any documents required to be filed after the Effective Time; and (vi) MedPartners shall have received an undertaking from holders ("Holders") of options to purchase not less than 516,000 shares of ASG stock (such number to be reduced by the number of shares with respect to which Holders of ASG options have made cashless exercises of such options since the date of the Plan of Merger) that if they should exercise such options prior to or after the Effective Time, such exercises will be cashless exercises.

     The obligation of ASG to consummate the Merger is subject to the following conditions (which may be waived by ASG (see "-- Waiver and Amendment" below)):
(i) each of the agreements of MedPartners and the Subsidiary to be performed at or prior the Closing Date pursuant to the terms of the Plan of Merger shall have been duly performed, in all material respects, and MedPartners and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date; (ii) the representations and warranties of MedPartners set forth in Section 5.11(a) of the Plan of Merger, to the effect that ASG has not incurred any material adverse change, shall have been true and correct as of October 1, 1997 and as of the Closing Date; the other representations and warranties of MedPartners set forth in the Plan of Merger shall have been true and correct on October 1, 1997 and shall be true and correct on the Closing Date, subject to immaterial exceptions; and ASG shall have received a certificate of a duly authorized officer of MedPartners to such effect; (iii) ASG shall have received an opinion from King & Spalding to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code; (iv) ASG shall have received an opinion from Haskell Slaughter & Young, L.L.C. with respect to customary corporate matters, including corporate authority, capitalization, no conflicts and compliance with federal securities laws; and (v) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents to be filed after the Effective Time.

     The obligation of each of MedPartners, the Subsidiary and ASG to consummate the Merger is subject to certain additional conditions, including the following (any of which may be waived by MedPartners, the Subsidiary and ASG, subject to the limitations discussed under "-- Waiver and Amendment" below): (i) none of MedPartners, the Subsidiary or ASG nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the Merger or would impose any material limitation on the ability of MedPartners effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of ASG, taken as a whole; (ii) no statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state that makes the consummation of the Merger and any other transaction contemplated by the Plan of Merger illegal; (iii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iv) MedPartners, the Subsidiary and ASG shall have received all consents, waivers, approvals and authorizations of third parties with respect to all material contracts, leases, service agreements and management agreements to which such entities are parties, which consents, waivers, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to MedPartners or ASG, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of the Surviving Corporation; (v) the Merger shall have been approved by the requisite votes of the holders of the shares of ASG Common Stock; (vi) the shares of MedPartners Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required; (vii) the Merger shall qualify for pooling of interests accounting treatment; and (viii) the Registration Statement, of which this Prospectus-Proxy Statement forms a part, shall have been declared effective under the Securities Act and shall not be subject to any stop order.

REPRESENTATIONS AND COVENANTS

     At the time the Plan of Merger was executed, MedPartners, the Subsidiary and ASG each made a number of representations regarding the organization and capitalization of their respective companies and their affiliates, their operations, financial condition and other matters, including their authority to enter into the Plan of Merger and to consummate the Merger. These representations and warranties will be reconfirmed at the consummation of the Merger. Under the Plan of Merger, ASG has agreed not to, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire such party upon a merger, purchase of assets, purchase of or tender offer for shares of its common stock or similar transaction.

REGULATORY APPROVALS


     The HSR Act provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied. On October 24, 1997, MedPartners and ASG made their respective filings with the DOJ and the FTC with respect to the Plan of Merger. Under the HSR Act, the date of MedPartners' and ASG's filings commenced a 30-day waiting period during which the Merger may not be consummated, unless such waiting period is terminated earlier. MedPartners and ASG believe that the Merger does not violate the antitrust laws and intend to resist vigorously any assertion to the contrary by the FTC, the DOJ or others. Any such resistance would delay consummation of the Merger, perhaps for a considerable period.


     Certain persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. Neither MedPartners nor ASG intends to seek any further stockholder approval or authorization of the Plan of Merger as a result of any action that it may take to resist or resolve any objections by the FTC or other objections, unless required to do so by applicable law.

     The operations of each of MedPartners and ASG are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses and facilities. As a result of the Merger, a number of the contractual arrangements between ASG and some of the governmental agencies with which ASG has contracts may be deemed to have been transferred, arguably requiring the approval and consent of such payors. Although no assurances to this effect can be given, it is not anticipated that the parties will be unable to obtain any required consent or approval.

BUSINESS PENDING THE MERGER

     The Plan of Merger provides that, during the period from the date of the Plan of Merger to the Effective Time, except as provided in the Plan of Merger, ASG will use its reasonable best efforts to preserve intact its present business organization, to keep available to MedPartners and the Surviving Corporation the services of the present employees of ASG, and to maintain the goodwill of customers, suppliers and others having business dealings with ASG.

     Under the Plan of Merger, ASG has agreed that it will not (other than as required pursuant to or contemplated by the terms of the Plan of Merger and related documents), without first obtaining the written consent of MedPartners, enter into certain types of transactions that are material to the business of ASG.

WAIVER AND AMENDMENT

     The Plan of Merger provides that, at any time prior to the Effective Time, MedPartners and the Subsidiary, on the one hand, and ASG, on the other hand, may
(i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Plan of Merger; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Plan of Merger or in any document delivered pursuant to the Plan of Merger; and (iii) subject to the following sentence, waive compliance with the agreements for the benefit of such party contained in the Plan of Merger or the conditions to the obligations of such party under the Plan of Merger to consummate the Merger. See "-- Conditions to the Merger" above. Under the Plan of Merger and the DGCL, if the Plan of Merger is approved at the Special Meeting, the Board of Directors of ASG may not amend or waive any covenant or condition in a manner that would adversely affect the stockholders of ASG without the requisite approval of ASG's stockholders. Any determination to amend the Plan of Merger or waive a covenant or condition and to obtain stockholder approval, if required, would depend on the facts and circumstances existing at the time of such amendment or waiver and would be made by ASG's Board of Directors, exercising its fiduciary duties and in compliance with Delaware law. As of the date of this Prospectus-Proxy Statement, the parties to the Plan of Merger have no reason to believe that any of the material conditions to the Merger will not be satisfied.

TERMINATION

     The Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the Plan of Merger by the stockholders of ASG: (i) by mutual written consent of MedPartners, the Subsidiary and ASG; (ii) by either MedPartners or ASG, if the Merger has not been consummated on or before March 31, 1998, unless the failure to consummate the Merger by such time is due to the willful and material breach of the Plan of Merger by the party seeking to terminate the Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (not to exceed 60 days in the aggregate) during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders; (iii) by either MedPartners or ASG, if any required approval of the Plan of Merger by holders of ASG Shares is not obtained at the Special Meeting; (iv) by either MedPartners or ASG if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (v) by either MedPartners or ASG in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) (in the case of MedPartners) or Section 9.3(a) or (b) (in the case of ASG) and (B) cannot be or has not been cured within 30 days after the giving of a written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in the Plan of Merger); (vi) by either MedPartners or ASG in the event that (A) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 of the Plan of Merger shall not have been satisfied and (B) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of MedPartners) or Section 9.3 (in the case of ASG) is not capable of being satisfied prior to March 31, 1998; (vii) by ASG if the Board of Directors of ASG shall have (A) determined, in the exercise of its fiduciary duties under applicable law, to withdraw its recommendation to the stockholders of ASG that they approve the Merger or (B) approved, recommended or endorsed any Acquisition Transaction (as defined herein) other than the Merger or (C) resolved to do any of the foregoing; or (viii) by ASG if the arithmatic average of the closing prices per share of the MedPartners Common Stock, as reported on the New York Stock Exchange Composite Tape, during any consecutive 30 trading day period between October 1, 1997 and the date five trading days before the ASG Special Meeting is less than $17.50 and MedPartners has received written notice of the decision to terminate the Plan of Merger within two trading days after any such thirty day trading period. See "-- Expenses".

THE NEW YORK STOCK EXCHANGE LISTING

     A subsequent listing application will be filed with the NYSE to list the shares of MedPartners Common Stock to be issued to ASG stockholders in connection with the Merger. Although no assurance can be given that the shares of MedPartners Common Stock so issued will be accepted for listing, MedPartners anticipates that these shares will qualify for listing on the NYSE, upon official notice of issuance thereof. The consummation of the Merger is conditioned upon the listing of the shares of MedPartners Common Stock to be issued in the Merger on the NYSE.

RESALE OF MEDPARTNERS COMMON STOCK BY AFFILIATES

     MedPartners Common Stock to be issued to ASG stockholders in connection with the Merger has been registered under the Securities Act and, upon consummation of the Merger, will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of ASG or MedPartners within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with ASG or MedPartners at the time of the Special Meeting (generally, directors and certain executive officers of ASG or MedPartners and major stockholders of MedPartners or ASG). Generally, all shares of MedPartners Common Stock received by such Affiliates may not be sold by them until MedPartners publishes at least one full calendar month of the combined results of operations of MedPartners and ASG. MedPartners has agreed to publish (as defined in SEC Accounting Series Release No. 135) such results in its next succeeding Quarterly Report on Form 10-Q after the end of the first calendar month following the Effective Time.

     In addition, Affiliates of ASG or MedPartners may not sell their shares of MedPartners Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time (the "Restricted Period"), an Affiliate (together with certain related persons) is entitled to sell shares of MedPartners Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker", as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares that may be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period during the Restricted Period for purposes of Rule 145 may not exceed the greater of (i) 1% of the outstanding shares of MedPartners Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 is available to Affiliates only if MedPartners remains current with its information filings with the SEC under the Exchange Act. Following the Restricted Period, an Affiliate may sell such MedPartners Common Stock free of such manner of sale or volume limitations, provided that MedPartners was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of MedPartners. Two years after the Effective Time, an Affiliate may sell such shares of MedPartners Common Stock without any restrictions so long as such Affiliate was not, and had not been for at least three months prior thereto, an Affiliate of MedPartners.

ACCOUNTING TREATMENT

     ASG and MedPartners expect to receive letters at the closing from Ernst & Young LLP, as independent auditors of MedPartners, regarding such firm's concurrence with the conclusions of managements of ASG and MedPartners as to the appropriateness of pooling of interests accounting for the Merger under APB Opinion No. 16 if the Merger is closed and consummated in accordance with the Plan of Merger. MedPartners, the Subsidiary and ASG have agreed not to intentionally take any action that would disqualify treatment of the Merger as a pooling of interests for accounting purposes.

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of MedPartners and ASG will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of MedPartners and ASG will be combined on the consolidated balance sheet of MedPartners and no goodwill or other intangible assets will be created. Consolidated financial statements of MedPartners issued after the Merger will be restated retroactively to reflect the consolidated operations of MedPartners and ASG as if the Merger had taken place prior to the periods covered by such consolidated financial statements.

     The unaudited pro forma financial information contained in this Prospectus-Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. Consistent with pooling of interests accounting treatment, the direct costs related to the Merger will be taken as a non-recurring charge to earnings in the quarter in which the Merger is consummated.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Merger and the exchange by the holders of ASG Shares of such shares for shares of MedPartners Common Stock. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock as compensation for services rendered and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. Accordingly, each ASG stockholder is urged to consult his or her own tax advisor as to the specific tax consequences of the Merger including the applicable federal, state, local and foreign tax consequences of the Merger.


     Neither MedPartners nor ASG has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. Instead, Haskell Slaughter & Young, L.L.C. and King & Spalding, counsel to MedPartners and ASG, respectively, have delivered opinions relating to the federal income tax consequences of the Merger. Such opinions are based upon facts and assumptions of fact described therein, and upon certain customary representations provided by MedPartners, the Subsidiary, ASG and certain ASG stockholders. Such opinions are also based upon the Code, regulations thereunder, administrative rulings and practice by the Service, and judicial authority, in each case existing at the time such opinions were delivered. Any change in applicable law or pertinent facts could affect the continuing validity of such opinions and this discussion. In addition, an opinion of counsel is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position which is contrary to one or more positions reflected in the opinions of counsel, or that such opinions will be upheld by the courts if challenged by the Service. However, MedPartners and ASG have agreed in the Plan of Merger not to take any action which would disqualify the Merger as a reorganization which is tax-free to the stockholders of ASG pursuant to Section 368(a) of the Code. Based on the foregoing, the opinions of such counsel collectively state, among other matters, that: (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and MedPartners, the Subsidiary and ASG will each be a party to the reorganization within the meaning of Section 368(b) of the Code;
(ii) no gain or loss will be recognized by MedPartners, ASG or the Subsidiary as a result of the Merger; (iii) no gain or loss will be recognized by an ASG stockholder who receives solely shares of MedPartners Common Stock in exchange for ASG Shares; (iv) the receipt of cash in lieu of fractional shares of MedPartners Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MedPartners; (v) the tax basis of the shares of MedPartners Common Stock received by an ASG stockholder will be equal to the tax basis of the ASG Shares exchanged therefor, excluding any basis allocable to a fractional share of MedPartners Common Stock for which cash is received; and (vi) the holding period of the shares of MedPartners Common Stock received by an ASG stockholder will include the holding period or periods of the ASG Shares exchanged therefor, provided that the ASG Shares are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.



     EACH HOLDER OF ASG SHARES IS URGED TO CONSULT SUCH HOLDER'S PERSONAL TAX AND FINANCIAL ADVISORS AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH HOLDER, BASED ON SUCH HOLDER'S OWN PARTICULAR STATUS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.



FEDERAL INCOME TAX CONSEQUENCES OF MEDPARTNERS/PHYCOR MERGER



     The consummation of the MedPartners/PhyCor Merger is conditioned upon the receipt of similar opinions by MedPartners and PhyCor from their respective counsel. The tax treatment of the MedPartners/PhyCor Merger is currently expected to be substantially similar to the tax treatment outlined above. See "Summary -- Recent Developments".


NO SOLICITATION OF TRANSACTIONS

     Under the Plan of Merger, ASG may not, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to other corporations, partnerships, persons or other entities or groups, and may not participate in discussions and negotiate with such entities concerning any proposal to acquire such party upon a merger, purchase of assets, purchase of or tender offer for shares of such party's common stock or similar transaction (an "Acquisition Transaction"). ASG has further agreed that it will notify MedPartners of any unsolicited request for information and access in connection with a possible Acquisition Transaction involving such party, including providing MedPartners with the identity of the third party and the proposed terms of such Acquisition Transaction.

EXPENSES

     The Plan of Merger provides that all costs and expenses incurred in connection with the Merger shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with the preparation, filing, printing and mailing of this Prospectus-Proxy Statement and the Registration Statement shall be shared equally by MedPartners and ASG.

INDEMNIFICATION

     The Plan of Merger provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of ASG as provided in its Certificate of Incorporation and Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms. The SEC has taken the position that indemnification provisions in certificates of incorporation and bylaws will have no effect on claims arising under the federal securities laws.

                  DESCRIPTION OF CAPITAL STOCK OF MEDPARTNERS

AUTHORIZED CAPITAL STOCK

     The MedPartners Certificate of Incorporation currently provides that MedPartners may issue 9,500,000 shares of Preferred Stock, par value $.001 per share (the "MedPartners Preferred Stock"), 500,000 shares of Series C Preferred Stock, par value $.001 per share (the "MedPartners Series C Preferred Stock"), and 400,000,000 shares of MedPartners Common Stock.

COMMON STOCK

     Holders of the MedPartners Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Subject to preferences that may be applicable to any outstanding shares of MedPartners Preferred Stock, holders of MedPartners Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by MedPartners's Board of Directors out of funds legally available therefor. All outstanding shares of MedPartners Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of MedPartners, holders of MedPartners Common Stock will be entitled to share ratably in the assets of MedPartners remaining after payment or provision for payment of all of MedPartners's debts and obligations and liquidation payments to holders of any outstanding shares of MedPartners Preferred Stock.

PREFERRED STOCK

     MedPartners' Board of Directors, without further stockholder authorization, is authorized to issue shares of MedPartners Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the MedPartners Common Stock and one or more series of MedPartners Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the MedPartners Common Stock and one or more series of MedPartners Preferred Stock. Although MedPartners has no present plans to issue any shares of MedPartners Preferred Stock, the issuance of shares of MedPartners Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of MedPartners or an unsolicited acquisition proposal.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE DGCL

     Classified Board of Directors. The MedPartners Certificate of Incorporation and the MedPartners Bylaws provide for MedPartners' Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' terms expire either at the 1997, 1998 or 1999 annual meeting of stockholders of MedPartners. See "MedPartners' Management -- Classified Board of Directors" set forth in MedPartners Annual Report on Form 10K/A and incorporated herein by reference.

     MedPartners believes that a classified board of directors will help to assure the continuity and stability of MedPartners' Board of Directors and MedPartners' business strategies and policies as determined by MedPartners' Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of MedPartners. MedPartners believes that this, in turn, will permit MedPartners' Board of Directors to more effectively represent the interests of stockholders.

     With a classified board of directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of MedPartners' Board of Directors. As a result, a provision relating to a classified MedPartners' Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the MedPartners Common Stock because its provisions could operate to prevent obtaining control of MedPartners' Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of MedPartners. Under the DGCL, unless the certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause. The MedPartners Certificate of Incorporation does not provide otherwise.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The MedPartners Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of MedPartners' Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of MedPartners (the "Business Procedure").

     The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for MedPartners' Board of Directors to the Corporate Secretary of MedPartners. The requirements as to the form and timing of that notice are specified in the MedPartners Bylaws. If the Chairman of MedPartners' Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Corporate Secretary of MedPartners. The requirements as to the form and timing of that notice are specified in the MedPartners Bylaws. If the Chairman of MedPartners' Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the MedPartners Bylaws do not give MedPartners' Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the MedPartners Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of MedPartners, even if the conduct of such solicitation or such attempt might be beneficial to MedPartners and its stockholders.

     Delaware Takeover Statute. MedPartners is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

STOCKHOLDER RIGHTS PLAN

     The following is a description of the MedPartners' Stockholders' Rights Agreement ("the MedPartners Rights Plan"). The description thereof set forth below is qualified in its entirety by reference to the MedPartners Rights Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus-Proxy Statement is a part. See "Available Information".

     The MedPartners Rights Plan provides that one right (a "Right") will be issued with each share of the MedPartners Common Stock (whether originally issued or from MedPartners' treasury) prior to the Rights

Distribution Date (as defined therein). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on the date which is 10 years from the date of the distribution unless previously redeemed by MedPartners as described below. When exercisable, each Right will entitle the owner to purchase from MedPartners one one-hundredth of a share of MedPartners Series C Preferred Stock at a purchase price of $52.00 per share. The MedPartners Series C Preferred Stock may be issued in fractional shares.

     Except as described below, the Rights will be evidenced by all the MedPartners Common Stock certificates and will be transferred with the MedPartners Common Stock certificates, and no separate Rights certificates will be distributed. The Rights will separate from the MedPartners Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding MedPartners Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

     After the Rights Distribution Date, Rights certificates will be mailed to holders of record of shares of the MedPartners Common Stock as of the Rights Distribution Date and thereafter the separate Rights certificates alone will represent the Rights.

     The MedPartners Series C Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $.001 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared for each share of MedPartners Common Stock. In the event of liquidation, the holders of the MedPartners Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $52.00 per share and will be entitled to an aggregate payment of 100 times the payment made per share of MedPartners Common Stock. Each share of the MedPartners Series C Preferred Stock will have 100 votes and will vote together with the shares of MedPartners Common Stock. In the event of any merger, consolidation or other transaction in which shares of MedPartners Common Stock are changed or exchanged, each share of MedPartners Series C Preferred Stock will be entitled to receive 100 times the amount received per share of MedPartners Common Stock. These rights are protected by customary anti-dilution provisions. The MedPartners Series C Preferred Stock will, if issued, be junior to any other series of MedPartners Preferred Stock which may be authorized and issued by MedPartners, unless the terms of any such other series provide otherwise. The MedPartners Series C Preferred Stock will not be redeemable. Once the shares of MedPartners Series C Preferred Stock are issued, the MedPartners Certificate of Incorporation may not be amended in a manner which would materially alter or change the powers, preferences or special rights of the MedPartners Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of the MedPartners Series C Preferred Stock, voting separately as a class. Because of the nature of the MedPartners Series C Preferred Stock dividend, liquidation and voting rights, the value of a share of the MedPartners Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of MedPartners Common Stock.

     In the event that (i) a person becomes an Acquiring Person (except pursuant to a tender offer or an exchange offer for all outstanding shares of MedPartners Common Stock at a price and on terms determined by at least a majority of the members of MedPartners' Board of Directors who are not officers of MedPartners and who are not representatives, nominees, affiliates or associates of an Acquiring Person, to be (a) at a price which is fair to MedPartners' stockholders and (b) otherwise in the best interests of MedPartners and its stockholders (a "Qualifying Offer")), (ii) an Acquiring Person engages in certain self-dealing transactions involving MedPartners, such as, (a) merging or consolidating into or with MedPartners where MedPartners survives and the MedPartners Common Stock remains outstanding, (b) transferring assets to MedPartners in exchange for MedPartners' securities, or acquiring securities from MedPartners other than on the same basis as from all other stockholders,
(c) transferring assets to or from MedPartners on terms less favorable than arm's length, (d) transferring to or from MedPartners' assets having a fair market value in excess of $5,000,000, (e) receiving unusual compensation or (f) receiving any other financial benefit not provided to all other stockholders, or
(iii) during such time as there is an Acquiring Person, there is any reclassification of securities, recapitalization, merger or consolidation which increases by more than 1% the amount of the MedPartners Common Stock beneficially owned by the Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, shares of MedPartners Common Stock (or, in certain circumstances, cash, property or other securities of MedPartners) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such events, all Rights that are, or (under certain circumstances specified in the MedPartners Rights Plan) were, beneficially owned by any Acquiring Person (or certain related parties), will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by MedPartners as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) MedPartners is acquired in a merger or other business combination transaction in which MedPartners is not the surviving corporation or the MedPartners Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements), or (ii) 50% or more of MedPartners' assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until ten days following the Stock Acquisition Date, MedPartners may redeem the Rights in whole, but not in part, at a price of $.001 per Right. Immediately upon the action of MedPartners' Board of Directors ordering redemption of the Rights, the Rights will terminate, and the only right of the holders of the Rights will be to receive the $.001 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of MedPartners, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to MedPartners, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for shares of MedPartners Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Plan may be amended by MedPartners' Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by MedPartners' Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in MedPartners without the prior approval of MedPartners' Board of Directors. The effect of the Rights may be to inhibit a change in control of MedPartners (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to MedPartners stockholders.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The MedPartners Certificate of Incorporation contains a provision eliminating or limiting director liability to MedPartners and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to MedPartners or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on MedPartners' Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of MedPartners or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the MedPartners Certificate of Incorporation and the MedPartners Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of MedPartners who by reason of the fact that he or she is a director, officer, employee, or agent of MedPartners, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

REGISTRATION RIGHTS

     Pursuant to a Registration Agreement entered into in August 1993 and amended in March 1994 (the "Registration Agreement"), the prior holders of the MedPartners Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which Convertible Preferred Stock has now been converted into MedPartners Common Stock, were entitled to certain rights with respect to the registration under the Securities Act of the 7,000,562 shares of MedPartners Common Stock into which the MedPartners Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were converted. The shares of MedPartners Common Stock covered by the foregoing registration rights are now eligible for resale either under Rule 144 of the Securities Act or without restriction. Accordingly, at the request of MedPartners, most of the holders of the MedPartners Common Stock, have agreed to terminate their rights with respect to the Registration Agreement, leaving approximately 1,200,000 shares that are presently covered by the Registration Agreement.

     MedPartners has entered into a Registration Rights Agreement with certain of the holders of MedPartners Common Stock pursuant to which such persons will have the right to require that MedPartners register shares of MedPartners Common Stock owned by them for sale, at one year intervals up to three times during 1997, 1998 and 1999. Unlimited piggyback registration rights have also been granted. The holders of these registration rights are Walter T. Mullikin, M.D., John S. McDonald, Rosalio J. Lopez, M.D. and DCNHS, who were the only persons deemed to be "affiliates" of MedPartners, following the combination of MedPartners and MME. In the March 1996 public offering carried out by MedPartners, 1,358,921 shares of MedPartners' Common Stock were sold by Drs. Mullikin and Lopez and Mr. McDonald at $30.25 per share pursuant to the rights granted under the Agreement. See "Principal Stockholders of MedPartners".


     In addition, from time-to-time, MedPartners will grant registration rights, both on a contractual and a piggyback basis to various persons in connection with acquisitions made on a private placement basis. At September 30, 1997, a total of approximately 8,700,000 shares of MedPartners Common Stock were subject to such registration rights.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the MedPartners Common Stock is First Chicago Trust of New York, New York, New York.

                    COMPARISON OF RIGHTS OF ASG STOCKHOLDERS
                          AND MEDPARTNERS STOCKHOLDERS


     Both MedPartners and ASG are incorporated in Delaware. Holders of the ASG Shares will have their rights and obligations as stockholders of MedPartners after the Merger governed by Delaware law and the MedPartners Certificate of Incorporation and the MedPartners Bylaws. Set forth below is a summary comparison of the material rights of a MedPartners stockholder under the MedPartners Certificate of Incorporation and Bylaws, on the one hand, and the material rights of an ASG stockholder under ASG's Amended and Restated Certificate of Incorporation (the "ASG Certificate of Incorporation") and ASG's Amended and Restated By-laws (the "ASG Bylaws"), on the other hand. The information set forth below is qualified in its entirety by reference to the Certificates of Incorporation and Bylaws of MedPartners and ASG. See also "Risk Factors -- PhyCor Merger".


CLASSES AND SERIES OF CAPITAL STOCK

     ASG. The ASG Certificate of Incorporation authorizes ASG to issue up to 12,000,000 shares of capital stock, of which 10,000,000 shares are designated Common Stock, par value $.01 per share, and 2,000,000 are designated Preferred Stock, par value $.01 per share (the "ASG Preferred Stock").


     As of the Record Date, there were 3,524,311 shares of ASG Common Stock outstanding. As of September 24, 1997, there were outstanding options under ASG's stock option plans to purchase an additional 609,901 shares of ASG Common Stock. There are no outstanding shares of ASG Preferred Stock.


     The Board of Directors of ASG has the authority to issue the ASG Preferred Stock in one or more series and to fix the rights, qualifications, limitations, and restrictions for each series, without any further vote or action by the stockholders.


     MedPartners. MedPartners is authorized by the MedPartners Certificate of Incorporation to issue up to 410,000,000 shares of capital stock, of which 400,000,000 shares are designated MedPartners Common Stock, par value $.001 per share, 9,500,000 shares are designated MedPartners Preferred Stock, par value $.001 per share, and 500,000 shares are designated MedPartners Series C Preferred Stock. As of September 30, 1997, there were 196,341,955 shares of MedPartners Common Stock outstanding. In addition, as of September 30, 1997, there were outstanding options under MedPartners' stock option plans to purchase an additional 22,618,124 shares of MedPartners Common Stock. An additional 3,628,714 shares of MedPartners Common Stock have been reserved for future option grants under such plans.



     The Board of Directors of MedPartners has the authority to issue the MedPartners Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of September 30, 1997, there were no shares of MedPartners Preferred Stock issued and outstanding, and the Board of Directors of MedPartners has no present intention of issuing shares of MedPartners Preferred Stock.


     As a consequence of and following the Merger, ASG stockholders will not hold ASG Shares, but will instead hold shares of MedPartners Common Stock and the associated rights to acquire the MedPartners Series C Preferred Stock.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS

     ASG. The ASG Certificate of Incorporation and the ASG Bylaws provide that the ASG Board of Directors may determine from time to time the number of directors which shall constitute the whole Board. Each director is elected at an annual meeting of ASG stockholders, and a director holds office until the director's successor is elected and qualified or until the director resigns or is removed. Under the ASG Bylaws, the ASG Board of Directors currently consists of six members.

     MedPartners. The MedPartners Certificate of Incorporation and the MedPartners Bylaws provide for the MedPartners Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will be required to effect a change in the majority of the Board of Directors. The MedPartners Bylaws provide that the MedPartners Board of Directors shall consist of not more than thirteen directors, but in any event shall consist of at least three directors and that the size of the MedPartners Board of Directors shall be fixed by the resolution of the MedPartners Board of Directors. Directors of MedPartners are elected by a plurality of votes cast at the annual meeting of stockholders.

     As a consequence of and following the Merger, the rights and obligations of holders of ASG Shares exchanged for MedPartners Common Stock with respect to the size and composition of the MedPartners Board of Directors will be governed by the MedPartners Bylaws as described in the preceding paragraph.

REMOVAL OF DIRECTORS

     ASG. The ASG Certificate of Incorporation provides that a director may be removed from office only with cause and only by the vote of the holders of 75% of the outstanding ASG Common Stock. In order to remove a director, the stockholders must call a special meeting for that purpose.

     MedPartners. The MedPartners Bylaws provide that a director may be removed only with cause and only by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

     As a consequence of and following the Merger, the holders of ASG Shares exchanged for MedPartners Common Stock will be able to remove a director from the MedPartners Board of Directors only with cause and only by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

CONVERSION AND DISSOLUTION

     ASG. The ASG Common Stock has no conversion features. The ASG Certificate of Incorporation authorizes the issuance of 2,000,000 shares of ASG Preferred Stock and allows the Board of Directors to make ASG Preferred Stock convertible into shares of any class of the corporation's stock.

     MedPartners. The MedPartners Common Stock has no conversion features. The MedPartners Certificate of Incorporation authorizes the issuance of 9,500,000 shares of MedPartners Preferred Stock and provides that such shares of MedPartners Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such MedPartners Preferred Stock into shares of MedPartners Common Stock) as shall be stated in the MedPartners Certificate of Incorporation or resolutions providing for the issuance of MedPartners Preferred Stock. If the Board of Directors was to designate such a series of MedPartners Preferred Stock in addition to the MedPartners Series C Preferred Stock, such MedPartners Preferred Stock could be entitled to preferential payments in the event of the dissolution of MedPartners.

     As a consequence of and following the Merger, the rights and obligations of holders of ASG Shares exchanged for MedPartners Common Stock with respect to the conversion and dissolution features of the MedPartners Common Stock will be governed by the MedPartners Certificate of Incorporation as described in the preceding paragraph.

AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Under the DGCL, unless a corporation's certificate of incorporation or bylaws otherwise provide, amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon. If such amendment increases or decreases the number of authorized shares of any class or series or the par value of such shares or adversely affects the shares of such class or series, such amendment requires the approval of the holders of a majority of the outstanding stock of such class or series.

     ASG. The ASG Certificate of Incorporation provides that no amendment to the ASG Certificate of Incorporation shall amend, modify or repeal any or all of the provisions of Articles Fifth (requiring stockholder vote to approve purchase of ASG Common Stock by ASG from any person (or group of two or more persons) who beneficially holds 5% or more of ASG Common Stock, if such shares have been held for less than two years as of the proposed repurchase date), Sixth (requiring cause and the vote of holders of 75% of the outstanding shares of ASG Common Stock to remove a director) or Seventh (requiring stockholder vote to amend provisions of the ASG Certificate of Incorporation) of the ASG Certificate of Incorporation, unless so adopted by the affirmative vote or consent of the holders of not less 75% of the outstanding ASG Common Stock; provided, that if the ASG Board of Directors recommends, by resolution adopted by a majority of such Directors then in office to the stockholders the adoption of any such amendment, the stockholders of record holding a majority of the outstanding ASG Common Stock may amend, modify or repeal any or all of such provisions. The ASG Bylaws state that in order for the ASG stockholders to amend the ASG Bylaws, notice of the proposed amendment must be given prior to the special or annual meeting at which the amendment will be considered. Subject to the notice provision, the ASG Bylaws may be amended by the vote of the holders of a majority of the outstanding stock at any annual or special meeting. The ASG Bylaws further state that the Board of Directors may adopt, amend, or repeal the ASG Bylaws at any meeting; however, alterations or amendments of the ASG Bylaws made by the stockholders may not be altered or amended by the Board of Directors.

     MedPartners. The MedPartners Certificate of Incorporation provides that the powers and rights of the MedPartners Series C Preferred Stock cannot be materially altered adversely without the affirmative vote of the holders of a majority of all the shares of MedPartners Series C Preferred Stock, if any that are then outstanding, voting separately as a class. The MedPartners Certificate of Incorporation and the MedPartners Bylaws provide that the MedPartners Bylaws may be altered, amended or repealed by a vote of a majority of the entire MedPartners Board of Directors, as well as by a majority of the outstanding stock entitled to vote thereon.

     As a consequence of and following the Merger, (i) the holders of ASG Shares exchanged for MedPartners Common Stock will not be able to materially alter adversely the powers and rights of the MedPartners Series C Preferred Stock without the affirmative vote of the holders of a majority of the outstanding MedPartners Series C Preferred Stock, voting separately as a class and (ii) the MedPartners Bylaws may be altered, amended or repealed by a vote of a majority of the entire MedPartners Board of Directors, as well as by a majority of the outstanding stock entitled to vote thereon.

STOCKHOLDER RIGHTS PLAN

     ASG.  ASG stock is not subject to a stockholder rights plan.

     MedPartners. The MedPartners Common Stock is subject to a rights plan which may inhibit a change in control of MedPartners that might be beneficial to MedPartners' stockholders. See "Description of Capital Stock of
MedPartners -- Stockholder Rights Plan".

     As a consequence of and following the Merger, the rights and obligations of holders of ASG Shares exchanged for MedPartners Common Stock will be subject to the MedPartners rights plan which may inhibit a change of control of MedPartners that might be beneficial to MedPartners' stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

     ASG. The ASG Bylaws do not contain specific provisions requiring advance notice of stockholder nominations of candidates for election as directors or for other matters to be brought by stockholders before an annual meeting of stockholders of ASG.

     MedPartners. The MedPartners Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the MedPartners Board of Directors or a committee thereof, of candidates for election as directors and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of MedPartners.

     The MedPartners Bylaws provide that nominations of persons for election to the MedPartners Board of Directors may be made at a meeting of stockholders by or at the direction of the MedPartners Board of Directors, by any nominating committee or person appointed by the MedPartners Board of Directors, or by any stockholder of MedPartners who complies with the notice procedures set forth below. Such nominations, other than those made by or at the direction of the MedPartners Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of MedPartners. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of MedPartners not less than sixty days nor more than ninety days prior to the meeting. Such notice shall set forth (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of MedPartners which are beneficially owned by the nominee, and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and as to the stockholder giving the notice, (i) the name and address of the stockholder, (ii) the class or series and number of shares of capital stock of MedPartners which are owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice, and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each nominee to serve as a director if elected. MedPartners may require any proposed nominee to furnish such other information as may reasonably be required by MedPartners to determine the eligibility of such proposed nominee to serve as a director of MedPartners.

     The MedPartners Bylaws provide that at an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the MedPartners Board of Directors, otherwise properly brought before the meeting by or at the direction of the MedPartners Board of Directors or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to MedPartners. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of MedPartners, not less than sixty days nor more than ninety days prior to the meeting. The notice must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class or series and number of shares of capital stock of MedPartners which are owned beneficially or of record by the stockholder, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business, and (v) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     As a consequence of and following the Merger, ASG stockholders wishing to nominate candidates to the MedPartners Board of Directors or bring business before a meeting of stockholders will have to comply with the notice procedures of MedPartners, including with respect to the time such notice must be given.

ACTION BY WRITTEN CONSENT

     ASG. The ASG Certificate of Incorporation and Bylaws provide that whenever the vote of stockholders at a stockholders meeting is required or permitted to be taken, the meeting, notice of the meeting, and vote of the stockholders may be dispensed with if stockholders holding at least a minimum percent of the vote required to take action by the ASG Certificate of Incorporation or by statute execute and deliver written consents.

     MedPartners. The MedPartners Certificate of Incorporation provides that, since MedPartners Common Stock is listed on a national securities exchange, any action required or permitted to be taken by the stockholders of MedPartners must be effected at a duly called meeting and may not be effected by any consent in writing by such stockholders.

     As a consequence of and following the Merger, the holders of ASG Shares exchanged for MedPartners Common Stock may not effect action by any consent in writing.

                      OWNERSHIP OF THE COMMON STOCK OF ASG

PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of ASG's Common Stock, as of November 19, 1997, by each person who was known by ASG to own beneficially more than 5% of ASG's Common Stock as of such date, based on information furnished to ASG. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares beneficially owned by such person.



                                                                 SHARES
                                                              BENEFICIALLY         % OF SHARES
NAME AND ADDRESS                                                 OWNED             OUTSTANDING
----------------                                              ------------        --------------
Scott L. Mercy..............................................    361,000(1)             9.8%(5)
  105 Westpark Drive
  Suite 300
  Brentwood, Tennessee 37027
A group of
North American Private Equity Fund II,
North American II Entrepreneurs' Fund,
Grid Venture Partners, Inc., and Ronald L. Chez.............    336,434(2)             9.5%(6)
  1603 Orrington Avenue, Suite 2050
  Evanston, Illinois 60201
Value Partners, Ltd. .......................................    267,175(3)             7.6%(6)
  4600 Texas Commerce Tower West
  2200 Rose Avenue
  Dallas, Texas 75201
Sirach Capital Management...................................    340,800(4)             9.7%(6)
  3323 One Union Square
  Seattle, Washington 98101
Frontier Capital Management.................................    323,610(4)             9.4%(6)
  99 Summer Street
  19th Floor
  Boston, MA 02110
Wachovia Asset Management...................................    209,500(4)             5.9%(6)
  100 North Main Street
  Winston-Salem, NC 27101


---------------

(1) Includes 146,000 shares of Redeemable Common Stock purchased by Mr. Mercy from ASG and options to purchase 175,000 shares of Common Stock. His shares also include 40,000 shares of Redeemable Common Stock issued under his Employment Agreement (which are presently held in the name of his spouse), beneficial ownership of which he disclaims.
(2) Based upon an Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission ("SEC") on May 2, 1995, North American Private Equity Fund II beneficially owns 192,776 shares of Common Stock and has sole voting and investment power with respect to such shares; North American II Entrepreneurs' Fund beneficially owns 20,622 shares of Common Stock and has sole voting and dispositive power with respect to such shares; Grid Venture Partners, Inc. beneficially owns 24,036 shares of Common Stock and has sole voting and dispositive power with respect to such shares; and Ronald L. Chez owns 99,000 shares of Common Stock and has sole voting and investment power with respect to such shares. The reporting persons have disclaimed membership in a group under item 2(b) of Schedule 13D. Based on the Nasdaq Stock Market's online database of institutional holdings as of October 8, 1997, such persons no longer hold 5% or more of ASG Common Stock.
(3) Based upon a Schedule 13D filed with the SEC on November 24, 1993. According to such Schedule 13D, Fisher Ewing Partners is the general partner of Value Partners, Ltd., Richard W. Fisher and Timothy G. Ewing are the general partners of Fisher Ewing Partners and Messrs. Fisher and Ewing may be deemed to share the power to dispose of and to vote the shares held by Value Partners, Ltd. Based on the Nasdaq Stock Market's online database of institutional holdings as of October 8, 1997, such persons no longer hold 5% or more of ASG Common Stock.

(4) Based on the Nasdaq Stock Market's online database of institutional holdings of ASG as of November 19, 1997.


(5) Based on 3,699,311 shares, which number includes an amount equal to the 3,524,311 shares of ASG Common Stock issued and outstanding on November 19, 1997 plus the 175,000 shares beneficially owned by Mr. Mercy pursuant to Exchange Act Rule 13d-3(d)(1).


(6) Based on 3,524,311 outstanding shares of ASG Common Stock as of November 19, 1997.


INFORMATION AS TO DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, including ownership of ASG's Common Stock, as of October 8, 1997, with respect to: (i) each director;
(ii) each executive officer and (iii) all directors and executive officers as a group.


                             PRINCIPAL OCCUPATION                    NUMBER OF
                             OR EMPLOYMENT (BY THE                   SHARES OF
                                COMPANY UNLESS        DIRECTOR      COMMON STOCK
      NAME AND AGE           OTHERWISE INDICATED)      SINCE           OWNED          PERCENTAGE
      ------------         -------------------------  --------   ------------------  -------------
Thomas F. Bogan, 46......  Vice President and           1993         21,600(1)               *
                           General Manager of FQA
                           Business Unit, a division
                           of Rational Software,
                           since April 1997;
                           President and Chief
                           Executive Officer of FQA,
                           Inc. from January to May
                           1997; President and Chief
                           Executive Officer,
                           Pacific Data Products Co,
                           Inc., supplier of data
                           communications products,
                           from 1993 to 1996;
                           President and Chief
                           Executive Officer of
                           Avatar Corporation, a
                           supplier of computer
                           products from 1987 to
                           1993

                             PRINCIPAL OCCUPATION                    NUMBER OF
                             OR EMPLOYMENT (BY THE                   SHARES OF
                                COMPANY UNLESS        DIRECTOR      COMMON STOCK
      NAME AND AGE           OTHERWISE INDICATED)      SINCE           OWNED          PERCENTAGE
      ------------         -------------------------  --------   ------------------  -------------
Jack O. Bovender, Jr.
  51(2)..................  President and Chief          1996         21,750(1)               *
                           Operating Officer of
                           Columbia/HCA Healthcare
                           Corporation since August
                           1997; retired from 1994
                           to August 1997; Executive
                           Vice President and Chief
                           Operating Officer of
                           Hospital Corporation of
                           America from 1992 through
                           1994; Eastern Group
                           President of Hospital
                           Corporation of America
                           from 1987 through 1992
William D. Eberle,
  75(3)..................  Chairman of the Board of     1991         45,002(1)             1.3%
                           ASG since March 1995;
                           Chairman, Manchester
                           Associates, Ltd., an
                           international consulting
                           company, since 1977, and
                           of counsel to Kaye
                           Scholer, Fierman, Hays &
                           Handler, a law firm,
                           since 1993
John W. Gildea, 54(4)....  Managing Director, Gildea    1986         35,115(1)               *
                           Management Co., an
                           investment management
                           company
Carol R. Goldberg,
  66(5)..................  President, AVCAR Group,      1991         19,000(1)               *
                           Ltd., a management
                           consulting firm
Douglas L. Jackson, 51...  President, Di/Mac            1986         70,155(1)             2.0%
                           Technologies, Inc. since
                           1996; Chairman, Legacy
                           Fine Jewelry Company,
                           Inc., from 1994 to 1995;
                           Chairman of the Board of
                           ASG from 1987 to 1992;
                           private investor from
                           1991 to 1993

                             PRINCIPAL OCCUPATION                    NUMBER OF
                             OR EMPLOYMENT (BY THE                   SHARES OF
                                COMPANY UNLESS        DIRECTOR      COMMON STOCK
      NAME AND AGE           OTHERWISE INDICATED)      SINCE           OWNED          PERCENTAGE
      ------------         -------------------------  --------   ------------------  -------------
Scott L. Mercy, 36.......  President and Chief          1996         361,000(6)            9.8%
                           Executive Officer of ASG
                           since April 1, 1996;
                           Senior Vice
                           President-Financial
                           Operations of
                           Columbia/HCA Healthcare
                           Corporation from 1994
                           through 1995; Vice
                           President -- Financial
                           Operations and
                           Director -- Financial
                           Operations Support of
                           Hospital Corporation of
                           America from 1987 to 1994

OTHER EXECUTIVE OFFICERS
Michael Catalano, 46.....  Executive Vice President       --         24,700(1)               *
                           and General Counsel since
                           July 1996; Senior Vice
                           President Planning and
                           Development and Chief
                           Legal Counsel of Magellan
                           Health Services, Inc.
                           (formerly Charter Medical
                           Corporation) from 1989
                           through February 1996
Jeffrey J. Bairstow,
  39.....................  Chief Operating Officer        --         25,000(1)               *
                           since November 1996;
                           President and Chief
                           Operating Officer of
                           Managed Health Network
                           from October 1995 to
                           November 1996; President
                           of Vendell Healthcare
                           from December 1993 to
                           October 1995, Chief
                           Financial Officer of
                           Vendell Healthcare from
                           July 1991 to December
                           1993

Bruce A. Teal, 36..............  Vice President, Controller and           --          7,610(1)                    *
                                 Treasurer since December 1996;
                                 Vice President of Financial
                                 Operations of Vendell
                                 Healthcare from October 1992 to
                                 November 1996; Corporate
                                 Controller of Vendell
                                 Healthcare from November 1989
                                 to October 1992
All Directors and executive
  officers as a group (10
  persons).....................                                                       630,932                 16.02(7)


---------------

  * Less than 1%

(1) Includes the following shares subject to options exercisable presently or within 60 days: Mr. Bogan, 19,000 shares; Mr. Bovender, 7,750; Mr. Eberle, 44,000 shares; Mr. Gildea, 34,000 shares; Ms. Goldberg, 19,000 shares; Mr. Jackson, 64,000 shares; Mr. Mercy, 175,000 shares; Mr. Catalano, 20,000 shares; Mr. Bairstow, 25,000 shares; Mr. Teal, 6,610 shares; and all directors and executive officers as a group 414,360 shares.

(2) Mr. Bovender also serves on the Boards of Directors of Southcap, Princeps, Behavioral Healthcare Corporation and American Retirement Corporation. His shares include 4,000 shares held in trust for the benefit of his son, beneficial ownership of which he disclaims.
(3) Mr. Eberle also serves on the Boards of Directors of FAC Realty, Inc., Horace Small Apparel Co., Ampco-Pittsburgh Corporation, Barry's Jewelers, Inc., Mid-States PLC, Mitchell Energy & Development Corporation, Sirrom Capital Corporation and Showscan Entertainment, Inc.
(4) Mr. Gildea also serves on the Board of Directors of General Chemical and Barry's Jewelers, Inc.
(5) Ms. Goldberg also serves on the Board of Directors of The Gillette Company, Barry's Jewelers, Inc. and Selfcare, Inc.
(6) Includes 146,000 shares of Redeemable Common Stock purchased by Mr. Mercy from ASG and options to purchase 175,000 shares of Common Stock. His shares also include 40,000 shares of Redeemable Common Stock issued under his Employment Agreement (which are presently held in the name of his spouse), beneficial ownership of which he disclaims.

(7) Based on 3,938,671 shares, which number includes an amount equal to the 3,524,311 shares of ASG Common Stock issued and outstanding on November 19, 1997 plus the 414,360 shares beneficially owned by the directors and executive officers of ASG as a group pursuant to Exchange Act Rule 13d-3(d)(1).


                                    EXPERTS

     The consolidated financial statements of MedPartners, Inc. appearing in MedPartners, Inc.'s Annual Report on Form 10K/A and the Current Report on Form 8-K dated August 27, 1997 for the period ended December 31, 1996, have been audited by Ernst & Young, as independent auditors, as set forth in their reports included therein and incorporated by reference. Such consolidated financial statements are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of ASG appearing in ASG's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of ASG appearing in ASG's Annual Report (Form 10-K) for the years ended December 31, 1994 and 1995, have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon included and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           ASG STOCKHOLDER PROPOSALS

     If the Merger is not consummated, in order to be eligible for inclusion in ASG's proxy solicitation materials for its 1998 annual meeting of stockholders, any stockholder proposal to be considered at such meeting must have been received by ASG not later than December 1, 1997. ASG will not be required to include in its proxy solicitation material a stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by regulations of the SEC. If the Merger is consummated, there will be no 1998 annual meeting of ASG stockholders.

                                 LEGAL MATTERS

     The validity of the shares of MedPartners Common Stock to be issued to the stockholders of ASG pursuant to the Merger will be passed upon by Haskell Slaughter & Young, L.L.C., Birmingham, Alabama.

                                 OTHER BUSINESS

     The Board of Directors of ASG is not aware of any business to be acted upon at the Special Meeting other than as described in the Notice of the Special Meeting or as otherwise described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

                                                                         ANNEX A

                          PLAN AND AGREEMENT OF MERGER
                          DATED AS OF OCTOBER 1, 1997
                                  BY AND AMONG
                               MEDPARTNERS, INC.,
                             ASG MERGER CORPORATION
                                      AND
                           AMERICA SERVICE GROUP INC.

                               TABLE OF CONTENTS

                          PLAN AND AGREEMENT OF MERGER
                                  BY AND AMONG
                               MEDPARTNERS, INC.,
                            ASG MERGER CORPORATION,
                                      AND
                           AMERICA SERVICE GROUP INC.

                                                                              PAGE
                                                                              ----
                                                                               A-5
Parties.....................................................................
                                                                               A-5
Recitals....................................................................
Section  1.     The Merger..................................................   A-5
         1.1    The Merger..................................................   A-5
         1.2    The Closing.................................................   A-5
         1.3    Effective Time..............................................   A-5
         1.4    Effect of the Merger........................................   A-5
Section  2.     Effect of the Merger on the Capital Stock of the Constituent
                Corporations; Exchange of Certificates......................   A-6
         2.1    Effect on Capital Stock.....................................   A-6
         2.2    Exchange of Certificates....................................   A-6
         2.3    Certificate of Incorporation of Surviving Corporation.......   A-7
         2.4    By-laws of the Surviving Corporation........................   A-7
         2.5    Directors and Officers of the Surviving Corporation.........   A-8
         2.6    Assets, Liabilities, Reserves and Accounts..................   A-8
         2.7    Corporate Acts of the Subsidiary............................   A-8
Section  3.     Representations and Warranties of ASG.......................   A-8
         3.1    Organization, Existence and Good Standing...................   A-8
         3.2    ASG Capital Stock...........................................   A-8
         3.3    Subsidiaries................................................   A-8
         3.4    Foreign Qualifications......................................   A-9
         3.5    Power and Authority.........................................   A-9
         3.6    ASG Public Information......................................   A-9
         3.7    Contracts, etc..............................................   A-9
         3.8    Properties and Assets.......................................  A-10
         3.9    Legal Proceedings...........................................  A-10
         3.10   Subsequent Events...........................................  A-10
         3.11   Accounts Receivable.........................................  A-11
         3.12   Tax Returns.................................................  A-11
         3.13   Employee Benefit Plans; Employment Matters..................  A-11
         3.14   Compliance with Laws in General.............................  A-11
         3.15   Regulatory Approvals........................................  A-11
         3.16   Commissions and Fees........................................  A-12
         3.17   Vote Required...............................................  A-12
         3.18   Pooling Matters.............................................  A-12
         3.19   No Untrue Representations...................................  A-12
         3.20   Medicare and Medicaid.......................................  A-12
Section  4.     Representations and Warranties of the Subsidiary............  A-12
         4.1    Organization, Existence and Capital Stock...................  A-12
         4.2    Power and Authority.........................................  A-12
         4.3    Commissions and Fees........................................  A-13
         4.4    Legal Proceedings...........................................  A-13

                                                                              PAGE
                                                                              ----
Section  5.     Representations and Warranties of MedPartners...............  A-13
         5.1    Organization, Existence and Good Standing...................  A-13
         5.2    MedPartners Capitalization..................................  A-13
         5.3    MedPartners Common Stock....................................  A-13
         5.4    Subsidiaries and Affiliated Entities........................  A-14
         5.5    Organization, Existence and Good Standing of MedPartners
                Subsidiaries and Other MedPartners Entities.................  A-14
         5.6    Foreign Qualifications......................................  A-14
         5.7    Subsidiary Common Stock.....................................  A-14
         5.8    Power and Authority.........................................  A-14
         5.9    MedPartners Public Information..............................  A-15
         5.10   Legal Proceedings...........................................  A-15
         5.11   Subsequent Events...........................................  A-15
         5.12   Compliance with Laws in General.............................  A-16
         5.13   Regulatory Approvals........................................  A-16
         5.14   Investment Intent...........................................  A-16
         5.15   Commissions and Fees........................................  A-16
         5.16   No Stockholder Vote Required................................  A-16
         5.17   No Untrue Representations...................................  A-17
Section  6.     Access to Information and Documents.........................  A-17
         6.1    Access to Information.......................................  A-17
         6.2    Return of Records...........................................  A-17
         6.3    Effect of Access............................................  A-17
Section  7.     Covenants...................................................  A-17
         7.1    Preservation of Business....................................  A-17
         7.2    Material Transactions.......................................  A-17
         7.3    Meeting of Stockholders.....................................  A-18
         7.4    Registration Statement......................................  A-18
         7.5    Exemption from State Takeover Laws..........................  A-19
         7.6    HSR Act Compliance..........................................  A-19
         7.7    Public Disclosures..........................................  A-20
         7.8    Resignation of ASG Directors................................  A-20
         7.9    Notice of Subsequent Events.................................  A-20
         7.10   No Solicitations............................................  A-20
         7.11   Other Actions...............................................  A-20
         7.12   Accounting Methods..........................................  A-20
         7.13   Pooling and Tax-Free Reorganization Treatment...............  A-20
         7.14   Affiliate and Pooling Agreements............................  A-20
         7.15   Cooperation.................................................  A-21
         7.16   ASG Stock Options...........................................  A-21
         7.17   Publication of Combined Results.............................  A-21
Section  8.     Termination, Amendment and Waiver...........................  A-22
         8.1    Termination.................................................  A-22
         8.2    Effect of Termination.......................................  A-23
         8.3    Amendment...................................................  A-23
         8.4    Extension; Waiver...........................................  A-23
         8.5    Procedure for Termination, Amendment, Extension or Waiver...  A-23
         8.6    Expenses....................................................  A-23

                                                                              PAGE
                                                                              ----
Section  9.     Conditions to Closing.......................................  A-23
         9.1    Mutual Conditions...........................................  A-23
         9.2    Conditions to Obligations of MedPartners and the
                Subsidiary..................................................  A-24
         9.3    Conditions to Obligations of ASG............................  A-25
Section  10.    Miscellaneous...............................................  A-25
         10.1   Nonsurvival of Representations and Warranties...............  A-25
         10.2   Notices.....................................................  A-26
         10.3   Further Assurances..........................................  A-26
         10.4   Indemnification.............................................  A-26
         10.5   Governing Law...............................................  A-26
         10.6   "Including".................................................  A-26
         10.7   "Knowledge".................................................  A-27
         10.8   "Material adverse change" or "material adverse effect"......  A-27
         10.9   "Hazardous Materials".......................................  A-27
         10.10  Environmental Laws..........................................  A-27
         10.11  Captions....................................................  A-27
         10.12  Integration of Exhibits.....................................  A-27
         10.13  Entire Agreement............................................  A-27
         10.14  Counterparts................................................  A-27
         10.15  Binding Effect..............................................  A-27
         10.16  No Rule of Construction.....................................  A-28
                                                                              A-28
Testimonium.................................................................
                                                                              A-28
Signatures..................................................................

                          PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER ("Plan of Merger"), made and entered into as of the 1st day of October 1997, by and among MEDPARTNERS, INC., a Delaware corporation ("MedPartners"), ASG MERGER CORPORATION, a Delaware corporation (the "Subsidiary") and AMERICA SERVICE GROUP INC., a Delaware corporation ("ASG") (the Subsidiary and ASG being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of MedPartners, the Subsidiary and ASG have approved the merger of the Subsidiary with and into ASG (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby each share of Common Stock of ASG (the "ASG Common Stock"), not owned directly or indirectly by ASG, will be converted into the right to receive the Merger Consideration (as herein defined) (the ASG Common Stock may be sometimes hereinafter referred to as the "ASG Shares");

     WHEREAS, each of MedPartners, the Subsidiary and ASG desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   SECTION 1.

                                  THE MERGER.

     1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Subsidiary shall be merged into ASG at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and ASG shall continue as the surviving corporation (the "Surviving Corporation") as a business corporation incorporated under the laws of the State of Delaware under the name America Service Group Inc. and shall succeed to and assume all the rights and obligations of the Subsidiary and ASG in accordance with the DGCL.

     1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3, but in no event later than March 31, 1998, at the offices of Haskell Slaughter & Young, L.L.C., Birmingham, Alabama, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, ASG and the Subsidiary shall file a Certificate of Merger in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as the Subsidiary and ASG shall agree should be specified in the Certificate of Merger (the "Effective Time").

     1.4 Effect of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL.

                                   SECTION 2.

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES.

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of ASG Common Stock or any shares of capital stock of the Subsidiary:

          (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one issued and outstanding and nonassessable share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. Each share of ASG Common Stock that is owned by ASG shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.001 per share, of MedPartners (the "MedPartners Common Stock"), cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of ASG Shares. At the Effective Time, each ASG Shares (other than the ASG Shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 0.71 shares of MedPartners Common Stock (the "Exchange Ratio"), including the corresponding right (the "MedPartners Right"), with respect to each share of MedPartners Common Stock, to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $.001 per share (the "MedPartners Series C Preferred Stock") of MedPartners pursuant to the terms of the Stockholders Rights Agreement, dated as of March 1, 1995, among MedPartners, Inc., now MP of Delaware, Inc. and a wholly owned subsidiary of MedPartners, Inc. and Chemical Bank, a national banking association, as it may be amended from time to time (the "MedPartners Rights Agreement"). All such shares of MedPartners Common Stock shall be fully paid and nonassessable and, together with the MedPartners Rights, are hereinafter sometimes referred to as the "MedPartners Shares". Upon such conversion, all such ASG Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the MedPartners Shares issued in exchange therefor and cash in lieu of fractional MedPartners Shares in accordance with the terms provided herein. Prior to the Rights Distribution Date (as defined in the MedPartners Rights Agreement) and unless the context otherwise requires, all references in this Agreement to the MedPartners Stock shall be deemed to include the MedPartners Rights.

          (d) Stock Options. At the Effective Time, all rights with respect to ASG Common Stock pursuant to any ASG stock options which are outstanding at the Effective Time, whether or not then vested or exercisable, shall be converted into and become rights with respect to MedPartners Common Stock, and MedPartners shall assume each ASG stock option in accordance with the terms of any stock option plan under which it was issued and any stock option agreement by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option". Each ASG stock option so assumed shall be exercisable for that number of shares of the MedPartners Common Stock equal to the number of the ASG Shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the ASG exercise price divided by the Exchange Ratio.

          (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time MedPartners shall have declared a stock split (including a reverse split) of MedPartners Common Stock or a dividend payable in MedPartners Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of MedPartners Common Stock with respect to their MedPartners Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then the Merger Consideration shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

     2.2 Exchange of Certificates. (a) Exchange Procedures. As soon as reasonably practicable, but no later than ten business days after the Effective Time, MedPartners' exchange agent (the "Exchange Agent") shall mail to the holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding ASG Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as MedPartners may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of MedPartners Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MedPartners Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ASG Shares which is not registered in the transfer records of ASG, a certificate representing the proper number of shares of MedPartners Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of MedPartners Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of MedPartners that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of MedPartners Common Stock and cash in lieu of any fractional shares of MedPartners Common Stock as contemplated by this
Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of MedPartners Common Stock. To the extent permitted by law, the former shareholder of record of ASG shall be entitled to vote after the Effective Time at any meeting of MedPartners stockholders the number of whole shares of MedPartners Common Stock into which his respective ASG Shares are converted, regardless of whether such holder has exchanged his Certificates for certificates representing MedPartners Common Stock in accordance with this
Section 2.2.

     (b) No Further Ownership Rights in ASG Shares. All shares of MedPartners Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the ASG Shares theretofore represented by such Certificates.

     (c) No Fractional Shares. No certificates or scrip representing fractional shares of MedPartners Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of MedPartners. Notwithstanding any other provision of this Plan of Merger, the holder of shares of ASG Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the MedPartners Trading Price.

     2.3 Certificate of Incorporation of Surviving Corporation. In accordance with Section 251(e) of the DGCL, the certificate of incorporation of ASG shall be amended and restated at the Effective Time in the manner provided in Section 251(c)(4) of the DGCL such that from and after the Effective Time the Certificate of Incorporation of ASG shall be identical to the Certificate of Incorporation of the Subsidiary except that such Certificate of Incorporation shall provide that the Surviving Corporation's name is "America Service Group Inc".

     2.4 By-laws of the Surviving Corporation. The By-laws of the Subsidiary shall be the By-laws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the DGCL, the Articles of Incorporation of the Surviving Corporation and the said By-laws.

     2.5 Directors and Officers of the Surviving Corporation. The directors and officers of the Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

     2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and ASG shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively are carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary to the extent not inconsistent with the terms of this Plan of Merger.

                                   SECTION 3.

                     REPRESENTATIONS AND WARRANTIES OF ASG.

     ASG hereby represents and warrants to MedPartners and the Subsidiary as follows:

     3.1 Organization, Existence and Good Standing. ASG is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ASG has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. ASG does not, and has not within the two years immediately preceding the date of this Plan of Merger owned, directly or indirectly, any shares of MedPartners Common Stock or Common Stock of the Subsidiary.

     3.2 ASG Capital Stock. ASG's authorized capital consists of (i) 10,000,000 shares of Common Stock, par value $.01 per share, of which 3,518,711 shares are issued and outstanding as of the date of this Plan of Merger and no shares are held in treasury and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding as of the date of this Plan of Merger and no shares are held in treasury. All of the issued and outstanding ASG Shares are duly and validly issued, fully paid and nonassessable. Except as set forth in Exhibit 3.2 to the Disclosure Schedule delivered to MedPartners and the Subsidiary by ASG at the time of the execution and delivery of this Plan of Merger (the "ASG Disclosure Schedule"), there are no options, warrants, or similar rights granted by ASG or any other agreements to which ASG is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the ASG Shares. ASG has not made any distributions to any holders of ASG Shares or participated in or effected any issuance, exchange or retirement of ASG Shares, or otherwise changed the equity interests of the holder of ASG Shares in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any ASG Shares that ASG has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

     3.3 Subsidiaries. Except as set forth on Exhibit 3.3 to the ASG Disclosure Schedule, ASG does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Except as set forth on Exhibit 3.3 to the ASG Disclosure Schedule, ASG does not own an equity interest in, nor does ASG control, directly or indirectly, any other joint venture or partnership. The outstanding shares of capital stock or other equity interests of each ASG subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Exhibit 3.3 to the ASG Disclosure Schedule, all shares of Capital Stock or other equity interest of each ASG subsidiary owned by ASG or any of its subsidiaries are owned by ASG, either directly or indirectly, free and clear of all liens, encumbrances, equities and claims.

     3.4 Foreign Qualifications. ASG shall take all actions necessary and requested by MedPartners to assist MedPartners in ensuring that within thirty
(30) days after the Closing Date ASG is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business or operations.

     3.5 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, ASG has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Amended and Restated Certificate of Incorporation, By-laws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. Except as set forth in Exhibit 3.5 to the ASG Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Amended and Restated Certificate of Incorporation or By-laws of ASG or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which ASG is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated would have a material adverse effect on ASG.

     3.6 ASG Public Information. ASG has heretofore made available to MedPartners a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "ASG Documents") since January 1, 1996, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the ASG Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the ASG Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under such statutes. The financial statements contained in the ASG Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of ASG and its consolidated subsidiaries, fixed or contingent, required to be stated therein, and present fairly the financial condition of ASG and its consolidated subsidiaries at such dates and the consolidated results of operations and cash flows of ASG and its consolidated subsidiaries for the periods then ended. The consolidated balance sheet of ASG at June 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 of ASG is herein sometimes referred to as the "ASG Balance Sheet".

     3.7 Contracts, etc. (a) Except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, to ASG's knowledge, all material contracts, leases, agreements and arrangements to which ASG is a party are (i) legally valid and binding in accordance with their terms, (ii) in full force and effect, and (iii) do not violate any federal, state or local law, rule, regulation or ordinance, and ASG has provided MedPartners and the Subsidiary with copies of all such documents. To the knowledge of ASG, (i) all parties to such contracts, leases, agreements and arrangements are in compliance with the provisions of such contracts, leases, agreements and arrangements, (ii) no party is in default under such contract, lease agreement or arrangement, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on ASG, and (iii) except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, ASG has not received any notice of termination or cancellation or a request to renegotiate any material contracts, leases, agreements or arrangements.

     (a) Except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, no contract or agreement to which ASG is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on ASG. Set forth on Exhibit 3.7 to the ASG Disclosure Schedule is a list of all material contracts to which ASG is a party which cannot be terminated on 90 days notice, without cause.

     (b) Except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, ASG has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets (excluding liens described in Section 3.8) or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     3.8 Properties and Assets. ASG owns or leases all of the real and personal property included in the ASG Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of ASG's business since the date of the ASG Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect the continued use of such property, or (ii) which are set forth in Exhibit 3.8 to the ASG Disclosure Schedule.

     3.9 Legal Proceedings. Except as listed in Exhibit 3.9 to the ASG Disclosure Schedule, there are no actions, suits or proceedings pending or, to the knowledge of ASG, threatened against ASG, at law or in equity, relating to or affecting ASG, including the ability of ASG to consummate the Merger. ASG does not know of any justification for any such action, suit or proceeding.

     3.10 Subsequent Events. Except as set forth in Exhibit 3.10 to the ASG Disclosure Schedule or as contemplated by this Plan of Merger, ASG has not, since the date of the ASG Balance Sheet:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise), which discharge or satisfaction would have a material adverse effect on ASG, other than (i) liabilities shown or reflected on the ASG Balance Sheet or (ii) liabilities incurred since the date of the ASG Balance Sheet in the ordinary course of business.

          (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on ASG, except as may have been required due to income or operations of ASG since the date of the ASG Balance Sheet.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the business or financial condition of ASG.

          (e) Sold or transferred any of the assets material to the consolidated business of ASG, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by ASG to any officer or employee, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

          (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities.

     3.11 Accounts Receivable. Since the date of the ASG Balance Sheet, ASG has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. ASG is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on ASG.

     3.12 Tax Returns. ASG has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on ASG. ASG has made all payments shown as due on such returns. ASG has not been notified that any tax returns of ASG are currently under audit by the Internal Revenue Service or any state or local tax agency and has received no notice of any claimed tax liability of ASG or any ASG shareholder. No agreements have been made by ASG for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     3.13 Employee Benefit Plans; Employment Matters. (a) Except as set forth in Exhibit 3.13(a) to the ASG Disclosure Schedule, ASG has neither established nor maintained nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed in
Exhibit 3.13(a) (individually, a "ASG Plan" and collectively, the "ASG Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by ASG has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the ASG Plans that is not subject to a statutory or regulatory exception and that could have a material adverse effect on ASG. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the ASG Plans which is subject to Title IV of ERISA. ASG has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

     (b) Except as set forth in Exhibit 3.13(b) to the ASG Disclosure Schedule, ASG is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of Twenty-Five Thousand Dollars ($25,000.00), or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     3.14 Compliance with Laws in General. Except as set forth in Exhibit 3.14 to the ASG Disclosure Schedule, ASG has not received any notices of, nor to the best of its knowledge, have there been any, material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, including billing and coding, and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by ASG which, if it were determined that a violation had occurred, would have a material adverse effect on ASG.

     3.15 Regulatory Approvals. Except as disclosed in Exhibit 3.15 to the ASG Disclosure Schedule, and to the best knowledge of ASG, ASG holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on ASG. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of ASG are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on ASG. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of ASG, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the consummation of the Merger will not violate any law or restriction to which ASG is subject which, if violated, would have a material adverse effect on ASG.

     3.16 Commissions and Fees. There are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against MedPartners resulting from any action taken by ASG or its officers, Directors or agents, or any of them. Exhibit 3.16 to the ASG Disclosure Schedule sets forth a copy of the agreement between ASG and Equitable Securities Corporation relating to certain financial advisory services.

     3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding ASG Shares entitled to vote thereon is the only vote of the holders of any class or series of ASG capital stock necessary for ASG to approve this Plan of Merger, the Merger and the transactions contemplated thereby.

     3.18 Pooling Matters. To the best knowledge of ASG, neither ASG nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by MedPartners or any of its affiliates) would prevent MedPartners from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

     3.19 No Untrue Representations. No representation or warranty by ASG in this Plan of Merger, and no Exhibit or certificate issued by ASG and furnished or to be furnished to MedPartners and the Subsidiary pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

     3.20 Medicare and Medicaid. Neither ASG nor any of its affiliates participates in either the Medicare or Medicaid programs as those programs are defined in the Medicare Act and the Medicaid Act, respectively, and do not receive any payments or funds therefrom.

                                   SECTION 4.

               REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY.

     The Subsidiary hereby represents and warrants to ASG as follows:

     4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and registered in the name of MedPartners. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any ASG Shares.

     4.2 Power and Authority. The Subsidiary has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

     4.3 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by this Plan of Merger resulting from any action taken by the Subsidiary or any of its officers, directors or agents.

     4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

                                   SECTION 5.

                 REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS.

     MedPartners hereby represents and warrants to ASG as follows:

     5.1 Organization, Existence and Good Standing. MedPartners is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. MedPartners has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. MedPartners is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has MedPartners within such time owned, directly or indirectly, any ASG Shares.

     5.2 MedPartners Capitalization. MedPartners has an authorized capitalization of 9,500,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding, and no shares are held in treasury, 500,000 shares of Series C Junior Participating Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding and no shares are held in treasury and 400,000,000 shares of Common Stock, par value $.001 per share, of which 194,665,107 shares were issued and outstanding at August 6, 1997, and no shares are held in treasury. All of the issued and outstanding shares of MedPartners Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as set forth in Exhibit 5.2 to the Disclosure Schedule delivered to ASG by MedPartners at the time of the execution and delivery of this Plan of Merger (the "MedPartners Disclosure Schedule"), there are no options, warrants, or similar rights granted by MedPartners or any affiliate thereof or other agreements to which MedPartners or any such affiliate is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of MedPartners Common Stock. MedPartners has not made any distributions to any holder of MedPartners Common Stock or participated in or effected any issuance, exchange or retirement of MedPartners Common Stock, or otherwise changed the equity interests of holders of MedPartners Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of MedPartners Common Stock that MedPartners has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

     5.3 MedPartners Common Stock. On the Closing Date, MedPartners will have a sufficient number of authorized but unissued shares of its Common Stock available for issuance to the holders of ASG Shares in accordance with the provisions of this Plan of Merger. The MedPartners Common Stock to be issued pursuant to this Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable and (ii) registered in a registration statement on Form S-4 filed with the Securities and Exchange Commission ("SEC").

     5.4 Subsidiaries and Affiliated Entities. (a) Attached as Exhibit 5.4 to the MedPartners Disclosure Schedule is a list of all subsidiaries of MedPartners (individually, a "MedPartners Subsidiary", and collectively, the "MedPartners Subsidiaries") and their states of incorporation and all professional corporations or professional associations (the "MedPartners Professional Corporations") of which MedPartners has control and their states of incorporation. Except as set forth in Exhibit 5.4 to the MedPartners Disclosure Schedule, MedPartners does not control, directly or indirectly, any other corporation, association, partnership or business organization. The outstanding shares of capital stock or other equity interests of each MedPartners Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interest of each MedPartners Subsidiary owned by MedPartners or any of its subsidiaries are owned by MedPartners, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

     (b) Also disclosed in Exhibit 5.4 to the MedPartners Disclosure Schedule is a list of all general or limited partnerships in which a general partner is MedPartners, a MedPartners Subsidiary or another partnership controlled by MedPartners (individually a "MedPartners Partnership" and collectively, the "MedPartners Partnerships"), and all limited liability companies in which MedPartners or a MedPartners Subsidiary is a member (individually, a "MedPartners LLC"; the MedPartners Professional Corporations and the MedPartners LLCs being collectively called the "Other MedPartners Entities"), and their states of organization.

     (c) Except as set forth in Exhibit 5.4, neither MedPartners nor any MedPartners Subsidiary controls, directly or indirectly, any other joint venture or partnership.

     (d) Although the financial results of the medical groups affiliated with MedPartners physician practice management business are consolidated for accounting purposes on the MedPartners Balance Sheet, the terms "MedPartners Subsidiary" and "Other MedPartners Entity" do not include any affiliated medical groups.

     5.5 Organization, Existence and Good Standing of MedPartners Subsidiaries and Other MedPartners Entities. (a) Each MedPartners Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each MedPartners Subsidiary and each MedPartners Professional Corporation has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     (b) Each MedPartners Partnership that is a limited partnership is validly formed, each MedPartners Partnership that is a general partnership has been duly organized, and each MedPartners Partnership is in good standing under the laws of its respective state of organization. Each MedPartners Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

     (c) Each MedPartners LLC that is a limited liability company is validly formed and in good standing under the laws of its respective state of organization. Each MedPartners LLC has all necessary power to own its property and assets and to carry on its business as presently conducted.

     5.6 Foreign Qualifications. MedPartners, each MedPartners Subsidiary and each MedPartners LLC is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on MedPartners.

     5.7 Subsidiary Common Stock. MedPartners owns, beneficially and of record, all of the issued and outstanding shares of Common Stock, par value $1.00 per share, of the Subsidiary (the "Subsidiary Common Stock"), which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. MedPartners has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

     5.8 Power and Authority. MedPartners has corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of MedPartners, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which MedPartners is a party or by which it is bound, or violate any restrictions of any kind to which MedPartners is subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of MedPartners.

     5.9 MedPartners Public Information. MedPartners has heretofore made available to ASG a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it or its predecessors, MedPartners, Inc. and MedPartners/Mullikin Inc., with the SEC (as any such documents have since the time of their original filing been amended, the "MedPartners Documents") since January 1, 1996, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the MedPartners Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the MedPartners Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated under such statutes. The financial statements contained in the MedPartners Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of MedPartners, fixed or contingent, required to be stated therein, and present fairly the financial condition of MedPartners at said dates and the consolidated results of operations and cash flows of the Parent for the periods then ended. The consolidated balance sheet of MedPartners at June 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 of MedPartners is herein sometimes referred to as the "MedPartners Balance Sheet".

     5.10 Legal Proceedings. Except as disclosed in Exhibit 5.10, or in the MedPartners Documents, there is no pending or threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting MedPartners or the transactions contemplated by this Plan of Merger, which if resolved adversely to MedPartners, would have a material adverse effect on MedPartners and, to the knowledge of MedPartners, no basis for any such action exists.

     5.11 Subsequent Events. Except as set forth in Exhibit 5.11 to the MedPartners Disclosure Schedule, MedPartners has not, since the date of the MedPartners Balance Sheet:

          (a) Incurred any material adverse change.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the MedPartners Balance Sheet or (ii) liabilities incurred since the date of the MedPartners Balance Sheet in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on MedPartners.

          (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on MedPartners, except as may have been required due to income or operations of MedPartners since the date of the MedPartners Balance Sheet.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of MedPartners.

          (e) Sold or transferred any of the assets material to the consolidated business of MedPartners, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by MedPartners to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

          (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under MedPartners' stock option plans or stock options granted under such plans), except as set forth in Exhibit 5.11(h) to the MedPartners Disclosure Schedule.

     5.12 Compliance with Laws in General. MedPartners has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by MedPartners which, if it were determined that a violation had occurred, would have a material adverse effect on MedPartners.

     5.13 Regulatory Approvals. Except as disclosed in the MedPartners Documents or in Exhibit 5.13 to the MedPartners Disclosure Schedule, MedPartners and each MedPartners Subsidiary, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on MedPartners. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of MedPartners and each MedPartners Subsidiary are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on MedPartners. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of MedPartners, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which MedPartners is subject which, if violated, would have a material adverse effect on MedPartners.

     5.14 Investment Intent. MedPartners is acquiring the ASG Shares hereunder for its own account and not with a view to the distribution or sale thereof, and MedPartners has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the ASG Shares to any other person, firm or corporation.

     5.15 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by this Plan of Merger resulting from any action taken by MedPartners or any of its officers, directors or agents.

     5.16 No Stockholder Vote Required. No vote is required of the holders of the outstanding capital stock of MedPartners to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

     5.17 No Untrue Representations. No representation or warranty by MedPartners in this Plan of Merger, and no Exhibit or certificate issued by MedPartners and furnished or to be furnished to ASG pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

                                   SECTION 6.

                      ACCESS TO INFORMATION AND DOCUMENTS.

     6.1 Access to Information. Between the date hereof and the Closing Date, ASG will give to MedPartners and its counsel, accountants and other representatives full access to all the personnel, properties, documents, contracts, personnel files and other records of ASG and shall furnish MedPartners with copies of such documents and with such information with respect to the affairs of ASG as MedPartners may from time to time reasonably request. ASG will disclose and make available to MedPartners and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of ASG. In addition, ASG shall make available to MedPartners all such banking, investment and financial information as shall be necessary to allow for the efficient integration of ASG's banking, investment and financial arrangements with those of MedPartners at the Effective Time.

     6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Confidential Information" under the terms of the Confidentiality Agreement between ASG and MedPartners (the "Confidentiality Agreement").

     6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

     (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

                                   SECTION 7.

                                   COVENANTS.

     7.1 Preservation of Business. From the date of this Agreement, ASG will use its reasonable best efforts to preserve the business organization of ASG intact, to keep available to MedPartners and the Surviving Corporation the services of the present employees of ASG, and to preserve for MedPartners and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with ASG.

     7.2 Material Transactions. Except as contemplated by this Agreement, prior to the Effective Time, neither ASG nor any ASG Subsidiary nor other ASG Entities will (other than as required pursuant to the terms of this Plan of Merger and the related documents), without first obtaining the written consent of
MedPartners:

          (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of ASG, other than in the ordinary course of business or as otherwise disclosed herein.

          (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to ASG except as provided herein.

          (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over Twenty-Five Thousand Dollars ($25,000.00).

          (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of ASG.

          (e) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with ASG's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan.

          (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

          (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

          (h) Amend its Amended and Restated Certificate of Incorporation or By-laws.

          (i) Take any action of a character described in Section 3.10(a) to 3.10(h), inclusive.

     7.3 Meeting of Stockholders. ASG will take all steps necessary in accordance with its Amended and Restated Certificate of Incorporation and Bylaws to call, give notice of, convene and hold meetings of its stockholders (the "Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving and adopting this Plan of Merger and the transactions contemplated hereby and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of ASG (subject to the provision of Section 8.1(d) hereof) will (i) recommend to its stockholders the approval and adoption of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its stockholders of this Plan of Merger and the transactions contemplated hereby.

     7.4 Registration Statement. (a) MedPartners shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the MedPartners Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of ASG containing the information required by the Exchange Act (the "Proxy Statement"). MedPartners shall use its reasonable best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares of the MedPartners Common Stock covered thereby have been distributed. MedPartners shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. MedPartners shall use its reasonable best efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. MedPartners shall provide ASG with copies of all filings made pursuant to this Section 7.4 and shall consult with ASG on responses to any comments made by the Staff of the SEC with respect thereto.

     (b) The information specifically designated as being supplied by ASG for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of ASG Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by ASG for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of ASG Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to ASG, or its officers or directors, should be discovered by ASG which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, ASG shall promptly inform MedPartners. All documents, if any, that ASG is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The information specifically designated as being supplied by MedPartners for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of the ASG Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by MedPartners for inclusion or incorporation by reference in the Proxy Statement in connection with the Stockholder Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of ASG Common Stock, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to MedPartners or its officers or Directors, should be discovered by MedPartners which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, MedPartners should promptly inform ASG and shall promptly file such amendment to the Registration Statement. All documents that MedPartners is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (d) Prior to the Closing Date, MedPartners shall use its reasonable best efforts to cause the shares of MedPartners Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

     (e) Prior to the Closing Date, MedPartners shall file a Subsequent Listing Application with the NYSE relating to the shares of MedPartners Common Stock to be issued in connection with the Merger, and shall cause such shares of MedPartners Common Stock to be listed on the NYSE, upon official notice of issuance prior to the Closing Date.

     (f) ASG shall furnish all information to MedPartners with respect to ASG and ASG Subsidiaries as MedPartners may reasonably request for inclusion in the Registration Statement or the Proxy Statement and shall otherwise cooperate with MedPartners in the preparation and filing of such documents.

     7.5 Exemption from State Takeover Laws. ASG shall take all reasonable steps necessary and within its power to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby.

     7.6 HSR Act Compliance. MedPartners and ASG shall promptly make their respective filings, and shall thereafter use their reasonable best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. MedPartners and ASG will use their respective reasonable best efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

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

     7.7 Public Disclosures. MedPartners and ASG will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of The New York Stock Exchange, Inc. (the "NYSE") or the Nasdaq Stock Market, as the case may be. The parties shall issue a joint press release, mutually acceptable to MedPartners and ASG, promptly upon execution and delivery of this Plan of Merger.

     7.8 Resignation of ASG Directors. On or prior to the Closing Date, ASG shall deliver to MedPartners evidence satisfactory to MedPartners of the resignation of the directors of ASG, such resignations to be effective on the Closing Date.

     7.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events of which they have knowledge which would cause any material change in or material addition to any Exhibit to its Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

     7.10 No Solicitations. ASG shall not, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire such party upon a merger, purchase of assets, purchase of or tender offer for shares of its Common Stock or similar transaction (an "Acquisition Transaction"). ASG shall notify MedPartners of any unsolicited request for information and access in connection with a possible Acquisition Transaction involving such party, such notification to include the identity of such third party and the proposed terms of such possible Acquisition Transaction.

     7.11 Other Actions. Subject to the provisions of Section 7.6 hereof, none of ASG, MedPartners and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of ASG or MedPartners to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of ASG or MedPartners to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

     7.12 Accounting Methods. Neither MedPartners or ASG shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants.

     7.13 Pooling and Tax-Free Reorganization Treatment. Neither MedPartners nor ASG shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     7.14 Affiliate and Pooling Agreements. MedPartners and ASG will each use their respective reasonable, good faith efforts to cause each of their respective Directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to MedPartners as soon as practicable an agreement in the form attached hereto as Exhibit 7.14 relating to the disposition of shares of ASG Common Stock and shares of MedPartners Common Stock held by such person and the shares of MedPartners Common Stock issuable pursuant to this Plan of Merger.

     7.15 Cooperation. (a) MedPartners and ASG shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

     (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of MedPartners and ASG shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of MedPartners and ASG will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

     7.16 ASG Stock Options. (a) As soon as reasonably practicable after the Effective Time, MedPartners shall deliver to the holders of ASG stock options, appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such ASG stock options were issued and any stock option agreements evidencing such options which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Section 2.1(d) or this Section 7.16 after giving effect to the Merger and the assumption of such options by MedPartners as set forth herein) as in effect immediately prior to the Effective Time. MedPartners shall comply with the terms of the stock option plans, and the stock option agreements as so adjusted, and shall use its reasonable best efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that ASG stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

     (b) MedPartners shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MedPartners Common Stock for delivery upon exercise of ASG stock options assumed by MedPartners in accordance with
Section 2.1(d). As soon as practicable after the Effective Time, MedPartners shall file with the SEC a registration statement on Form S-8 with respect to shares of MedPartners Common Stock subject to such assumed ASG stock options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ASG stock options remain outstanding. MedPartners shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

     (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to ASG stock options awarded under any plan, program, or arrangement of ASG or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by MedPartners as set forth above.

     7.17 Publication of Combined Results. MedPartners agrees that MedPartners shall cause publication of the combined results of operations of MedPartners and ASG in its Quarterly Report on Form 10-Q which shall contain a full calendar month of such combined results, provided however that such period shall be tolled for such period as the financial statements required for the preparation of such financial statements for such publication are not reasonably available to MedPartners. For purposes of this Section 7.13, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

                                   SECTION 8.

                       TERMINATION, AMENDMENT AND WAIVER.

     8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of ASG Common Stock:

          (a) by mutual written consent of MedPartners, the Subsidiary and ASG;

          (b) by either MedPartners or ASG:

             (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of ASG Common Stock shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before March 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

             (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

             (iv) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

             (v) if either MedPartners or ASG gives notice of termination pursuant to Section 7.8;

          (c) by either MedPartners or ASG in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall not have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of MedPartners) or Section 9.3 (in the case of ASG) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii); or

          (d) by ASG, if ASG's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of ASG Shares or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.8) other than this Merger or (iii) resolved to do any of the foregoing.

          (e) by ASG, if the arithmatic average of the closing prices per share of the MedPartners Common Stock, as reported on the New York Stock Exchange Composite Tape, during any consecutive thirty (30)-trading day period between the date hereof and the date five trading days before the ASG meeting of stockholders to consider the Merger is less than eighty percent (80%) of the closing price per share of MedPartners Common Stock as reported on the New York Stock Exchange Composite Tape on the date this Plan of Merger is executed and delivered, and MedPartners has received written notice of the decision to terminate this Plan of Merger within two trading days after any such thirty (30)-trading day period.

     8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of ASG Shares; provided however, that after such approval there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.6.

     8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of MedPartners, the Subsidiary or ASG, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     8.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with preparing, filing, printing and mailing the Proxy Statements and the Registration Statement shall be shared equally by MedPartners and ASG.

                                   SECTION 9.

                             CONDITIONS TO CLOSING.

     9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by MedPartners, the Subsidiary and ASG):

          (a) None of MedPartners, the Subsidiary or ASG nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of MedPartners effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of ASG, taken as a whole.

          (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

          (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) The holders of shares of ASG Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

          (e) The shares of MedPartners Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

          (f) The Merger shall qualify for "pooling of interests" accounting treatment.

          (g) MedPartners, the Subsidiary and ASG shall have received all consents, waivers, approvals and authorizations of third parties with respect to all material contracts, leases, service agreements and management agreements to which such entities are parties, which consents, waivers, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to MedPartners or ASG, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of the Surviving Corporation.

          (h) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     9.2 Conditions to Obligations of MedPartners and the Subsidiary. The obligations of MedPartners and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by MedPartners and the Subsidiary):

          (a) Each of the agreements of ASG to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and ASG shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of ASG set forth in Section 3.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of ASG set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that ASG shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by MedPartners) under Section 7.2 or otherwise permitted herein. MedPartners and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of ASG, dated the Closing Date, certifying in such detail as MedPartners and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

          (c) MedPartners shall have received an opinion from Haskell Slaughter & Young, L.L.C. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of MedPartners, the Subsidiary and ASG.

          (d) MedPartners shall have received an opinion from King & Spalding substantially to the effect set forth in Exhibit 9.2(d) hereto.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

          (f) MedPartners shall have received an undertaking from holders ("Holders") of options to purchase not less than 516,000 shares of ASG stock (such number to be reduced by the number of shares with respect to which Holders have made cashless exercises of options since the date of this Plan of Merger) that if they should exercise such options prior to or after (as contemplated by Section 2.1(d) hereof) the Effective Time, such exercises will be cashless exercises.

     9.3 Conditions to Obligations of ASG. The obligations of ASG to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by ASG):

          (a) Each of the agreements of MedPartners and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and MedPartners and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of MedPartners set forth in
     Section 5.11(a) shall be true and correct as of the date of the Plan of Merger and as of the Closing Date. The representations and warranties of MedPartners set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). ASG shall have been furnished with a certificate, executed by duly authorized officers of MedPartners and the Subsidiary, dated the Closing Date, certifying in such detail as ASG may reasonably request as to the fulfillment of the foregoing conditions.

          (c) ASG shall have received an opinion from King & Spalding to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of MedPartners, the Subsidiary and ASG.

          (d) ASG shall have received an opinion from Haskell Slaughter & Young, L.L.C. substantially to the effect set forth in Exhibit 9.3(d) hereto.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                                  SECTION 10.

                                 MISCELLANEOUS.

     10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

     10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

        If to MedPartners:

           MedPartners, Inc.
           3000 Galleria Tower, Suite 1000
           Birmingham, Alabama 35244
           Facsimile: (205) 982-7709
           Attention: J. Brooke Johnston, Jr., Esq.
                    Senior Vice President and General Counsel

           with a copy to:

           Haskell Slaughter & Young, L.L.C.
           1200 AmSouth Harbert Plaza
           1901 Sixth Avenue North
           Birmingham, Alabama 35203
           Facsimile: (205) 324-1133
           Attention: Robert E. Lee Garner, Esq.

        If to ASG:

           America Service Group Inc.
           Suite 300
           105 WestPark Drive
           Brentwood, TN 37027
           Attention: Michael Catalano, Esq.
                    Executive Vice President and General Counsel

           with a copy to:

           King & Spalding
           191 Peachtree Street, N.E.
           Atlanta, Georgia 30303-1763
           Facsimile: (404) 572-5100
           Attention: Philip A. Theodore, Esq.

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

     10.4 Indemnification. MedPartners and Subsidiary agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of ASG as provided in its articles of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms. The provisions of this Section 10.4 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party and each such indemnified party's heirs and representatives.

     10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with ASG or MedPartners, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles, (ii) changes in applicable law, and
(iii) any changes resulting from any restructuring or other similar charges or write-offs taken by ASG with the consent of MedPartners; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger. Moreover, it shall not be deemed a "material adverse change" or "material adverse effect" so long as future financial performance shall be consistent with discussions between the parties in connection with the Merger.

     10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

     10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

     10.11 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

     10.12 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     10.13 Entire Agreement. This instrument, including all Exhibits attached hereto and the Confidentiality Agreement, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     10.14 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     10.15 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     10.16 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by MedPartners, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     IN WITNESS WHEREOF, MedPartners, the Subsidiary and ASG have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                          MEDPARTNERS, INC.

                                          By:      /s/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                                  Chairman, President and
                                                  Chief Executive Officer

                                          ASG MERGER CORPORATION

                                          By:      /s/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                                         President

                                          AMERICA SERVICE GROUP INC.

                                          By:      /s/ SCOTT L. MERCY
                                            ------------------------------------
                                                       Scott L. Mercy
                                                       President and
                                                  Chief Executive Officer

                                                                         ANNEX B
                 [EQUITABLE SECURITIES CORPORATION LETTERHEAD]


                                                               November 20, 1997


Board of Directors
America Service Group Inc.
105 Westpark Drive, Suite 300
Brentwood, Tennessee 37027

Gentlemen:

     We understand that America Service Group Inc., a Delaware corporation ("ASG"), has entered into a Plan and Agreement of Merger, dated as of October 1, 1997 (the "Merger Agreement"), with MedPartners, Inc., a Delaware corporation ("MedPartners"), and ASG Merger Corporation, a Delaware corporation that is a wholly owned subsidiary of MedPartners. The Merger Agreement provides that, at the effective time of the merger (the "Merger") provided for in the Merger Agreement, each outstanding share of common stock of ASG ("ASG Common Stock") will be exchanged for the right to receive 0.71 shares of common stock of MedPartners (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to ASG and its stockholders of the Merger Consideration.

     Equitable Securities Corporation ("Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Equitable will receive a fee for rendering this opinion. Equitable has performed investment banking and financial advisory services for ASG from time to time for which Equitable has received compensation, including acting as advisor to ASG in connection with the Merger. In the ordinary course of its business, Equitable trades the equity securities of ASG for its own account and for the accounts of Equitable's customers and, accordingly, Equitable may at any time hold a long or short position in such securities.

     In connection with our opinion, we have reviewed, among other things, the Merger Agreement, and certain financial and other information with respect to certain managed care, physician practice management and, correctional services providers that was publicly available or furnished to us, including financial analyses, financial forecasts and reports. We held discussions with the management and representatives of ASG concerning the historical and current operations of ASG, its financial condition and prospects and financial projections, as well as the strategic and operating benefits anticipated from the Merger. In addition, we: (i) considered, to the extent available, the financial terms of certain other transactions recently effected which we considered comparable to the Merger; (ii) compared certain financial positions and operating results of ASG and MedPartners; (iii) reviewed the potential pro forma financial effects of the Merger; and (iv) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate for purposes of this opinion.

     In rendering this opinion, we have relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of ASG and MedPartners. We have assumed that the financial forecasts which we examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of ASG. We have also assumed, with your consent, that: (a) the strategic and operating benefits of the Merger anticipated by the management and representatives of ASG will be realized; (b) the Merger will be accounted for under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles; (c) the Merger will be treated as a tax-free reorganization for federal income tax purposes; and (d) all material liabilities (contingent or otherwise) of MedPartners are as set forth in the financial statements of MedPartners or as otherwise disclosed to us in connection with this engagement. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MedPartners. Our opinion is based upon economic, market and other conditions existing on the date hereof and does not address the fairness of the Merger Consideration to the stockholders of ASG as of any other date, or any other aspect of the Merger. Our opinion does not constitute a recommendation to any shareholder of ASG as to whether or not that shareholder should vote to approve the Merger. Furthermore, we express no opinion as to the price or trading range at which shares of ASG Common Stock or the common stock of MedPartners will trade following the announcement of the Merger, or as to the price or trading range at which shares of the common stock of MedPartners will trade following consummation of the Merger.

     It is understood that this letter is for the information of the Board of Directors of ASG only and may not be used for any other purpose without our prior written consent; however, the opinion rendered hereby may be disclosed in the Prospectus-Proxy Statement relating to the Merger to be filed with the Securities and Exchange Commission, so long as each inclusion and reference is in form and substance satisfactory to Equitable.


     We call to your attention that MedPartners announced on October 29, 1997 that it had entered into a definitive merger agreement with PhyCor, Inc. ("PhyCor"). The announcement stated that holders of MedPartners common stock would receive 1.18 shares of PhyCor common stock for each share of MedPartners common stock owned by them. The announcement further stated that the transaction was expected to qualify for pooling-of-interests accounting treatment and to be treated as a tax-free exchange. In response to this announcement, we reviewed and analyzed, at your request, publicly available information regarding PhyCor. Our review and analysis was, of necessity, limited. We did not conduct discussions with the management of PhyCor and we did not have access to any information regarding PhyCor other than that which was publicly available. We except from this opinion and disclaim any opinion concerning the proposed merger of MedPartners and PhyCor.



     Based upon and subject to the foregoing, notwithstanding the announcement of the proposed transaction between MedPartners and PhyCor, it is our opinion, as investment bankers, that the Merger Consideration to be paid by MedPartners in connection with the Merger is fair, from a financial point of view, to ASG and its stockholders.


                                          Very truly yours,

                                          /s/ EQUITABLE SECURITIES CORPORATION
                                          SIGNATURE

                                          EQUITABLE SECURITIES CORPORATION

                                                                         ANNEX C
                           AMERICA SERVICE GROUP INC.

          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, DECEMBER 29, 1997



    The undersigned hereby appoints Scott L. Mercy and Michael Catalano, jointly and severally, as proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the common stock of America Service Group Inc. ("ASG") which the undersigned is entitled to vote at the special meeting (the "Special Meeting") of stockholders of ASG to be held on December 29, 1997, and at any and all adjournments thereof, to:


    1. Approve and adopt the Agreement and Plan of Merger, dated as of October 1, 1997 (the "Merger Agreement"), by and among MedPartners, Inc. ("MedPartners"), ASG Merger Corporation ("Subsidiary") and ASG whereby
        (i) the Subsidiary will merge with and into ASG and become a wholly-owned subsidiary of MedPartners and (ii) each share of common stock, par value $0.01 per share, of ASG will be converted, upon the consummation of the Merger, into the right to receive 0.71 of a share of Common Stock, par value $0.001 per share, of MedPartners.

        FOR  [ ]            AGAINST  [ ]           ABSTAIN  [ ]

       THE BOARD OF DIRECTORS OF ASG RECOMMENDS A VOTE FOR THIS PROPOSAL.

    2. Approve, in the discretion of the persons named above, any other matters that may properly come before the Special Meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If this proxy is returned and no direction is given, this proxy will be voted FOR the proposals in paragraph 1 and, in the discretion of the proxies, upon such other business as may properly come before the Special Meeting, and any adjournment or postponement thereof.

                                                  Dated                   , 1997
                                                       -------------------

                                                  ------------------------------
                                                  Signature of Stockholder


                                                  ------------------------------
                                                  Title


                                                  ------------------------------
                                                  Signature, if held jointly

                                                      When shares are held by
                                                  joint tenants, both should
                                                  sign. When signing as
                                                  attorney, executor,
                                                  administrator, trustee,
                                                  guardian, corporate officer or
                                                  partner, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  corporate name by President or
                                                  other authorized officer. If a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person. This Proxy votes all
                                                  shares held in all capacities.

                   PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

MEDPARTNERS, INC.

     Section 102(b)(7) of the DGCL grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The MedPartners Certificate of Incorporation contains a provision eliminating or limiting director liability to MedPartners and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to MedPartners or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of MedPartners protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of MedPartners or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The MedPartners Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of MedPartners who, by reason of the fact that he or she is a director, officer, employee, or agent of MedPartners, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     MedPartners has entered into agreements with all of its directors and its executive officers pursuant to which MedPartners has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law. In addition, MedPartners has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and officers, which may cover liabilities under the Securities Act of 1933.

     See Item 22 of this Registration Statement on Form S-4.

ITEM 21.  EXHIBITS

     Exhibits:


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 (2)-1    --   Agreement and Plan of Merger, dated as of October 1, 1997
               among MedPartners, Inc., ASG Merger Corporation and America
               Service Group Inc., attached to this Registration Statement as Annex A to the Prospectus-Proxy Statement for ASG, is
               hereby incorporated herein by reference. List of Exhibits to
               Agreement and Plan of Merger.
 (2)-2    --   Plan and Agreement of Merger, dated as of October 29, 1997 by and between MedPartners, Inc. and PhyCor, filed as
               Exhibit 10.2 to MedPartners' Quarterly Report on Form 10-Q
               for the quarter ended September 30, 1997, is hereby
               incorporated herein by reference.
 (3)-1    --   MedPartners, Inc. Third Restated Certificate of
               Incorporation, filed as Exhibit (3)-1 to MedPartners Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1996, is hereby incorporated herein by reference.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 (4)-1    --   MedPartners, Inc. Stockholders' Rights Agreement, filed as
               Exhibit (4)-1 to MedPartners' Registration Statement on Form
               S-4 (Registration No. 333-00774), is hereby incorporated
               herein by reference.
 (4)-2    --   Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
               filed as Exhibit (4)-2 to MedPartners Annual Report on Form
               10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by reference.
 (4)-3    --   Amendment No. 2 to the Rights Agreement of MedPartners,
               Inc., filed as Exhibit (4)-2 to MedPartners' Registration
               Statement on Form S-3 (Registration No. 333-17339), is
               hereby incorporated herein by reference.
 (5)      --   Opinion of Haskell Slaughter & Young L.L.C., as to the
               legality of the shares of MedPartners Common Stock being
               registered.
 (8)-1    --   Opinion of Haskell Slaughter & Young L.L.C. as to certain
               federal income tax consequences of the Merger.
 (8)-2    --   Opinion of King & Spalding as to certain federal income tax consequences of the Merger.
(23)-1    --   Consent of Ernst & Young LLP.
(23)-2    --   Consent of Ernst & Young LLP.
(23)-3    --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinions filed as Exhibit (5) and (8)-1).
(23)-4    --   Consent of King & Spalding (included in the opinion filed as
               Exhibit (8)-2).
(23)-5    --   Consent of Equitable Securities Corporation (included in the opinion attached to this Registration Statement as Annex B to the Prospectus-Proxy Statement for ASG is hereby
               incorporated herein by reference).
(23)-6    --   Consent of Price Waterhouse LLP.
(24)      --   Powers of Attorney. See the signature page to the original filing of this Registration Statement.
(99)-1    --   ASG Proxy attached to this Registration Statement as Annex C to the Prospectus-Proxy Statement for ASG is hereby
               incorporated herein by reference.



ITEM 22.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) The undersigned Registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of the Prospectus-Proxy Statement which is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

          (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on November 19, 1997


                                          MEDPARTNERS, INC.

                                          By       /s/ LARRY R. HOUSE
                                            ------------------------------------
                                                       Larry R. House
                                                 Chairman of the Board and

                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                       SIGNATURE                                  CAPACITY                 DATE
                       ---------                                  --------                 ----

                           *                              Chairman of the Board and  November 19, 1997
--------------------------------------------------------    Chief Executive Officer
                     Larry R. House                         and Director

                           *                              Executive Vice President   November 19, 1997
--------------------------------------------------------    and Chief Financial
                 Harold O. Knight, Jr.                      Officer (Principal
                                                            Financial and
                                                            Accounting Officer)

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                   Richard M. Scrushy

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                 Larry D. Striplin, Jr.

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                 Charles W. Newhall III

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                   Ted H. McCourtney

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                Walter T. Mullikin, M.D.

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                 John S. McDonald, J.D.

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                 Rosalio J. Lopez, M.D.

                           *                              Director                   November 19, 1997
--------------------------------------------------------
                   C.A. Lance Piccolo

                       SIGNATURE                                  CAPACITY                 DATE
                       ---------                                  --------                 ----

                           *                              Director                   November 19, 1997
 ------------------------------------------------------
                   Roger L. Headrick

                           *                              Director                   November 19, 1997
 ------------------------------------------------------
              Harry M. Jansen Kraemer, Jr.

                *By: /s/ LARRY R. HOUSE
  ---------------------------------------------------
                     Larry R. House
                    Attorney in fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 (2)-1    --   Agreement and Plan of Merger, dated as of October 1, 1997
               among MedPartners, Inc., ASG Merger Corporation and America
               Service Group Inc., attached to this Registration Statement as Annex A to the Prospectus-Proxy Statement for ASG, is
               hereby incorporated herein by reference. List of Exhibits to
               Agreement and Plan of Merger.
 (2)-2    --   Plan and Agreement of Merger, dated as of October 29, 1997 by and between MedPartners, Inc. and PhyCor, filed as
               Exhibit 10.2 to MedPartners' Quarterly Report on Form 10-Q
               for the quarter ended September 30, 1997, is hereby
               incorporated herein by reference.
 (3)-1    --   MedPartners, Inc. Third Restated Certificate of
               Incorporation, filed as Exhibit (3)-1 to MedPartners Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1996, is hereby incorporated herein by reference.
 (4)-1    --   MedPartners, Inc. Stockholders' Rights Agreement, filed as
               Exhibit (4)-1 to MedPartners' Registration Statement on Form
               S-4 (Registration No. 333-00774), is hereby incorporated
               herein by reference.
 (4)-2    --   Amendment No. 1 to the Rights Plan of MedPartners, Inc.,
               filed as Exhibit (4)-2 to MedPartners Annual Report on Form
               10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by reference.
 (4)-3    --   Amendment No. 2 to the Rights Agreement of MedPartners,
               Inc., filed as Exhibit (4)-2 to MedPartners' Registration
               Statement on Form S-3 (Registration No. 333-17339), is
               hereby incorporated herein by reference.
 (5)      --   Opinion of Haskell Slaughter & Young L.L.C., as to the
               legality of the shares of MedPartners Common Stock being
               registered.
 (8)-1    --   Opinion of Haskell Slaughter & Young L.L.C. as to certain
               federal income tax consequences of the Merger.
 (8)-2    --   Opinion of King & Spalding as to certain federal income tax consequences of the Merger.
(23)-1    --   Consent of Ernst & Young LLP.
(23)-2    --   Consent of Ernst & Young LLP.
(23)-3    --   Consent of Haskell Slaughter & Young L.L.C. (included in the opinions filed as Exhibit (5) and (8)-1).
(23)-4    --   Consent of King & Spalding (included in the opinion filed as
               Exhibit (8)-2).
(23)-5    --   Consent of Equitable Securities Corporation (included in the opinion attached to this Registration Statement as Annex B to the Prospectus-Proxy Statement for ASG is hereby
               incorporated herein by reference).
(23)-6    --   Consent of Price Waterhouse LLP.
(24)      --   Powers of Attorney. See the signature page to the original filing of this Registration Statement.
(99)-1    --   ASG Proxy attached to this Registration Statement as Annex C to the Prospectus-Proxy Statement for ASG is hereby
               incorporated herein by reference.